UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary proxy statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AT&T WIRELESS SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

N/ A

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of AT&T Wireless Services, Inc.
(“AT&T Wireless common stock”)
Series C preferred stock, par value $0.01 per share, of AT&T Wireless Services, Inc.
(“AT&T Wireless Series C preferred stock”)
Series E preferred stock, par value $0.01 per share, of AT&T Wireless Services, Inc.
(“AT&T Wireless Series E preferred stock”)

(2)	Aggregate number of securities to which transaction applies:

2,724,362,693 shares of AT&T Wireless common stock, 207,537 shares of AT&T Wireless Series C preferred stock, 25,428 shares of AT&T Wireless Series E preferred stock, 60,352,654 options to purchase shares of AT&T Wireless common stock, 1,092,181 restricted stock units issued pursuant to AT&T Wireless’ Long-Term Incentive Program, 1,284,385 performance share awards issued pursuant to AT&T Wireless’ Long-Term Incentive Program in 2003 and $102,000,000 in performance share awards to be issued pursuant to AT&T Wireless’ Long-Term Incentive Program in 2004, all as of February 29, 2004, except for the restricted stock units issued pursuant to AT&T Wireless’ Long-Term Incentive Program, which are as of January 31, 2004

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

$15.00 per share of AT&T Wireless common stock and restricted stock unit
$15.00 minus weighted average exercise price of $8.22 for 60,352,654 outstanding options
An aggregate liquidation preference of $286,010,148 for AT&T Wireless Series C preferred stock, as of March 31, 2004
An aggregate liquidation preference of $9,825,134 for AT&T Wireless Series E preferred stock, as of March 31, 2004
15.00 per share with respect to performance share awards issued pursuant to AT&T Wireless’ Long-Term Incentive Program in 2003
$102,000,000 in performance shares to be issued pursuant to AT&T Wireless’ Long-Term Incentive Program in 2004

(4)	Proposed maximum aggregate value of transaction: $41,698,138,380

(5)	Total fee paid: $5,283,154.13

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUBJECT TO COMPLETION, MARCH 5, 2004

7277 — 164TH AVENUE, BUILDING 1

REDMOND, WASHINGTON 98052

Dear Shareholder:

      We cordially invite you to attend the Annual Meeting of Shareholders of AT&T Wireless Services, Inc. to be held at [                    ], on [                    ], 2004, at 9:00 a.m. [                    ] time (doors will open at 8:30 a.m. [                    ] time).

      On February 17, 2004, we entered into a merger agreement with Cingular Wireless and related parties, providing for Cingular’s acquisition of all the outstanding shares of our common stock at $15.00 per share in cash. In addition, holders of outstanding shares of our Series C and Series E preferred stock will receive an amount in cash equal to the then applicable liquidation preference of those shares. At the annual meeting, we will ask you to approve and adopt this merger agreement. We will also ask you to consider and vote on a number of regular annual meeting proposals, which we describe in the notice of meeting on the following page.

      Our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of AT&T Wireless and our shareholders. Accordingly, the board has unanimously approved and adopted the merger agreement and unanimously recommends that you vote FOR the approval and adoption of the merger agreement at the annual meeting.

      Your vote is important. We cannot complete the merger unless holders of a majority of the voting power of all the outstanding shares of our common stock, Series C preferred stock and Series E preferred stock, voting together as a single class, approve the merger agreement. Whether or not you plan to attend the annual meeting in person, please submit your proxy without delay. You can vote by telephone, on the Internet or by mail with a proxy card. Voting by any of these three methods will ensure that we can vote your proxy at the annual meeting even if you are not there in person.

      We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters. We have also enclosed our 2003 Annual Report, which is not a part of the proxy soliciting material, and you can obtain other information about us from documents that we have filed with the Securities and Exchange Commission.

      We are very excited about the Cingular merger and we believe that the merger consideration represents an attractive price for your shares. After you have reviewed the enclosed materials, please vote by telephone, Internet or proxy card as soon as you can.

Sincerely,

John D. Zeglis
Chairman and Chief Executive Officer

This proxy statement is dated [ ], 2004 and we are mailing it to shareholders beginning on or after [ ], 2004.

AT&T WIRELESS SERVICES, INC.

Notice of Annual Meeting of Shareholders
to be held on [                        ], 2004

       We will hold the Annual Meeting of Shareholders of AT&T Wireless Services, Inc. (“AT&T Wireless”) at [                    ], on [                    ], 2004, at 9:00 a.m. [          ] time (doors will open at 8:30 a.m. [                    ] time). Items of business at the meeting will be:

1. To approve and adopt the Agreement and Plan of Merger, dated as of February 17, 2004 (the “merger agreement”), by and among AT&T Wireless Services, Inc., Cingular Wireless Corporation, Cingular Wireless LLC, and Links I Corporation, and, solely with respect to specified sections of the merger agreement, SBC Communications Inc. and BellSouth Corporation. If we complete the merger, we will become a wholly owned subsidiary of Cingular Wireless Corporation, and you will have the right to receive $15.00 in cash for each of your shares of AT&T Wireless common stock and an amount in cash equal to the then applicable liquidation preference for each of your shares of AT&T Wireless Series C preferred stock and Series E preferred stock, to the extent we do not redeem the preferred stock.

2. To elect three members of the board of directors for three year terms.

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2004.

4. To act on the shareholder proposals set forth in the proxy statement, if they are presented.

5. To act on other matters and transact other business, as may properly come before the meeting and any adjournment or postponement of the meeting.

      Only shareholders who held shares of record as of the close of business on [                    ], 2004, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof. Whether or not you plan to attend the annual meeting in person, please submit your proxy as soon as possible. You can vote by telephone, on the Internet or by mail with a proxy card. Voting by any of these three methods will ensure that you are represented at the annual meeting even if you are not there in person. Please review the instructions on the proxy card regarding each of these voting options.

      Whether you attend the meeting or not, you may revoke a proxy at any time before we vote it at the meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy via telephone or the Internet, by casting your vote by ballot at the meeting or by submitting an instrument of proxy revocation to the inspector of election in care of our Associate General Counsel and Corporate Secretary before we take the vote at the meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies. If your bank or brokerage firm allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by the telephone or the Internet.

      AT&T Wireless shareholders who do not wish to accept the merger consideration for their shares may dissent from the merger and may have appraisal rights for such shares, subject to requirements of Delaware law.

By Order of the Board of Directors

Marilyn J. Wasser
Associate General Counsel
and Corporate Secretary

Redmond, Washington

[                    ], 2004

ADDITIONAL INFORMATION

      AT&T Wireless, Cingular Wireless LLC, SBC Communications Inc. (which we refer to as “SBC”) and BellSouth Corporation (which we refer to as “BellSouth”) are each subject to the informational requirements of the Securities Exchange Act of 1934. Each company files reports, proxy statements and other information with the Securities and Exchange Commission (which we refer to as the “SEC”), except that Cingular Wireless LLC does not file proxy statements.

      You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

      You may also read reports, proxy statements and other information relating to AT&T Wireless, Cingular Wireless LLC, SBC and BellSouth at the offices of the New York Stock Exchange (which we refer to as the “NYSE”) at 20 Broad Street, New York, New York 10005.

      Except where we indicate otherwise, we use the name “Cingular” in this proxy statement to refer to either or both of Cingular Wireless Corporation and Cingular Wireless LLC. We briefly describe these two companies and the other parties to the merger agreement under “Approval of the Merger Agreement (Proposal No. 1) — The Companies.” All information contained in this proxy statement with respect to the parties to the merger agreement other than AT&T Wireless has been supplied by and is the responsibility of those other parties.

      If you have questions about the annual meeting or the merger with Cingular after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact our Investor Relations Department at AT&T Wireless Services, Inc., 7277 — 164th Avenue NE, Building 1, Redmond WA 98052, telephone: (425) 580-1652 and email: awsir@attws.com.

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FORWARD-LOOKING STATEMENTS	80

INCORPORATION OF INFORMATION BY REFERENCE	82

APPENDICES
 Appendix A — Agreement and Plan of Merger, dated as of February 17, 2004, by and among AT&T Wireless Services, Inc., Cingular Wireless Corporation, Cingular Wireless LLC, and Links I Corporation, and, solely with respect to Sections 5.3, 6.1(b), 6.5(b) and Article IX of the Agreement and Plan of Merger, SBC Communications Inc. and BellSouth Corporation
A-1
Appendix B — Opinion of Merrill Lynch & Co.	B-1
Appendix C — Section 262 of the Delaware General Corporation Law	C-1
Appendix D — Standards of Independence	D-1

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

      The following questions and answers address briefly some commonly asked questions regarding the annual meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as an AT&T Wireless shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the other documents we refer to in this proxy statement.

The Annual Meeting

Q.	What matters will we vote on at the annual meeting?

A.	You will vote on the following proposals:

•	to approve the merger agreement;

•	to elect three members of the board of directors for three year terms;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2004;

•	to act on the shareholder proposals set forth in the proxy statement, if they are presented; and

•	to act on other matters and transact other business, as may properly come before the meeting.

Q.	What is the required vote to approve the merger agreement?

A.	In order to approve the merger agreement, holders of a majority of the voting power of all the outstanding shares of our common stock, Series C preferred stock and Series E preferred stock must vote in favor of approving the merger agreement. Each share of our common stock is entitled to one vote, while each share of our Series C preferred stock is entitled to approximately 9.30 votes and each share of our Series E preferred stock is entitled to approximately 9.80 votes. Holders of preferred stock will vote together as part of the same class with holders of common stock.

Q.	What is the required vote for the other matters at the annual meeting?

A.	For the election of directors, we will elect the three nominees who receive the greatest number of votes cast for directors at the meeting. Ratification of the appointment of independent auditors, and approval of any shareholder proposals, require the favorable vote of a majority of the voting power of the shares present at the meeting, in person or by proxy.

Q.	Who may vote at the annual meeting?

A.	Only holders of record of AT&T Wireless shares as of the close of business on [ ], 2004 may vote at the annual meeting. As of [ ], 2004, the outstanding shares of all classes have an aggregate of [ ] votes.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares as soon as possible. You may vote your shares by signing and returning the enclosed proxy card. If you are a registered holder of shares, you may also vote by telephone or the Internet by following the instructions on the proxy card. If you hold your shares through a bank or brokerage firm, you may be able to vote by telephone or Internet in accordance with instructions your bank or brokerage firm provides.

The Merger

Q.	What is the proposed transaction?

A.	Cingular proposes to acquire us through a cash merger by merging a subsidiary of Cingular into us.

Q.	If you complete the merger, what will I receive for my common stock?

A.	You will receive $15.00 in cash, without interest, for each share of our common stock that you own.

Q.	If you complete the merger, what will I receive for my Series C preferred stock and Series E preferred stock?

A.	Unless we redeem either or both series of preferred stock prior to completion of the merger, you will receive an amount in cash equal to the then applicable liquidation preference for each share of our Series C preferred stock and Series E preferred stock (an aggregate amount for all shares of $286,010,148 and $9,825,134, respectively, as of February 29, 2004) that you own.

Q.	If you complete the merger, what will I receive for my stock options?

A.	You will receive the excess, if any, of $15.00 over the per share exercise price of the stock option, for each share of our common stock subject to the stock option, less any applicable withholding tax and without interest.

Q.	Why is the AT&T Wireless Board of Directors recommending the merger?

A.	Our board believes that the merger is advisable, fair to and in the best interests of our company and our shareholders. To review our board’s reasons for recommending the merger, see the section entitled “Approval of the Merger Agreement (Proposal No. 1) — Recommendation of the AT&T Wireless Board of Directors; AT&T Wireless’ Reasons for the Merger” on pages 12 through 13.

Q.	Will I have appraisal rights if I dissent from the merger?

A.	Yes, you will have appraisal rights. If you wish to exercise your appraisal rights, you must not vote in favor of the merger and you must strictly follow the other requirements of Delaware law. We provide a summary describing the requirements you must meet in order to exercise your appraisal rights in the section entitled “The Merger Agreement — Appraisal Rights” on pages 35 through 37 of this proxy statement. We include the full text of the appraisal rights section of Delaware law in Appendix C to this proxy statement.

Q. When do you expect to complete the merger?

A.	We are working towards completing the merger as quickly as possible. We will seek to close the merger in the fourth quarter of 2004. We cannot complete the merger until we satisfy a number of conditions, including approval of the merger agreement by our shareholders at the annual meeting and reviews by the Federal Trade Commission (which we refer to as the “FTC”), the Antitrust Division of the Department of Justice (which we refer to as the “Antitrust Division”) and the Federal Communications Commission (which we refer to as the “FCC”). We, SBC and BellSouth expect to file promptly pre-merger notifications with the FTC and the Antitrust Division pursuant to the Hart-Scott-Rodino Antitrust Improvements Act (which we refer to as the “HSR Act”) and we, our relevant subsidiaries and Cingular expect to file promptly for approvals with the FCC.

Q.	Should I send in my stock certificates now?

A.	No. After we complete the merger, the paying agent, at Cingular’s request, will send you written instructions for returning your AT&T Wireless stock certificates. These instructions will tell you how and where to send in your certificates. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions.

Q.	Where can I find more information about AT&T Wireless, Cingular, SBC and BellSouth?

A.	We, Cingular Wireless LLC, SBC and BellSouth file periodic reports and other information with the SEC. This information is available at the SEC’s public reference facilities, the Internet site maintained by the SEC at http://www.sec.gov and at the offices of the NYSE. For a more detailed description of the information available, please see the section entitled “Additional Information” immediately following the notice of annual meeting of shareholders at the beginning of this proxy statement.

Q.	Who can help answer my questions?

A.	If you have questions about the annual meeting or the merger after reading this proxy statement, you should contact our Investor Relations department at AT&T Wireless Services, Inc., 7277 — 164th Avenue NE, Building 1, Redmond WA 98052, telephone: (425) 580-1652.

SUMMARY

      This summary highlights selected information from this proxy statement about the proposed merger and may not contain all of the information that is important to you as an AT&T Wireless shareholder. Accordingly, we encourage you to read carefully this entire document and the other documents to which we refer you.

Structure of the Merger (page 25)

      Subject to the terms and conditions of the merger agreement, Links I Corporation, a wholly owned subsidiary of Cingular, will merge into us. As a result of the merger, we will become a wholly owned subsidiary of Cingular.

Merger Consideration (page 25)

      If we complete the merger, you will have the right to receive $15.00 in cash for each share of our common stock that you hold, and an amount in cash equal to the then applicable liquidation preference for each share of our Series C preferred stock and Series E preferred stock that you hold. Under the merger agreement, we may redeem either or both series of preferred stock prior to completion of the merger at a price equal to the then applicable liquidation preference.

Employee Equity Awards (page 25)

      AT&T Wireless stock options will vest immediately prior to the time of the merger, and holders will receive an amount equal to the excess, if any, of $15.00 over the per share exercise price for each share subject to the option, less any applicable withholding tax and without interest. Each outstanding AT&T Wireless restricted stock unit (including outstanding restricted stock units resulting from the conversion of performance shares and deferred stock units) will vest, and holders will receive $15.00 per underlying share, subject to any deferral election in effect immediately prior to the merger made by the holder under our deferred compensation plans, less any applicable withholding tax and without interest.

Conditions to the Merger (page 31)

      Before we can complete the merger, we must satisfy a number of conditions. These include:

•	approval of the merger agreement by holders of a majority of the voting power of all of the outstanding shares of our common stock, Series C preferred stock and Series E preferred stock, voting together as a single class;

•	expiration or early termination of applicable waiting periods under federal antitrust laws;

•	receipt of all approvals required from the FCC for the consummation of the merger, except for those FCC consents that in the aggregate are immaterial to us and have not been denied by the FCC;

•	receipt of all other consents from governmental entities to the extent the failure to obtain the consent (a) would have a material adverse effect on Cingular and its subsidiaries or on us and our subsidiaries, or (b) would provide a reasonable basis to conclude that we, Cingular, SBC or BellSouth or any of our or their respective directors or officers would be subject to the risk of criminal liability;

•	the absence of specified legal proceedings with respect to the merger;

•	material compliance with representations and agreements under the merger agreement, including the absence of a material adverse effect on our business;

•	compliance with our 3G Launch Obligation as set forth in our Investor Agreement with NTT DoCoMo (or NTT DoCoMo’s irrevocable waiver of our compliance or its rights relating to our repurchase obligation) and the absence of any obligation to repurchase any of our shares or warrants held by NTT DoCoMo under our Investor Agreement with NTT DoCoMo; and

•	other customary conditions specified in the merger agreement.

      We expect to merge shortly after all of the conditions to the merger have been satisfied or waived. We will seek to complete the merger in the fourth quarter of 2004, but we cannot be certain when or if the conditions will be satisfied or waived.

Opinion of AT&T Wireless’ Financial Advisor (page 14 and Appendix B)

      Merrill Lynch has given an opinion to our board of directors that, as of February 17, 2004 (the date the merger agreement was executed) and based upon and subject to the assumptions, conditions, limitations and other matters set forth in that opinion, (1) the $15.00 in cash per share to be received by the holders of our common stock and (2) the amount in cash equal to the then applicable liquidation preference to be received by the holders of our preferred stock, pursuant to the merger was fair from a financial point of view to the holders of our common stock and to the holders of our preferred stock, respectively, other than Cingular and its affiliates. We include the full text of Merrill Lynch’s written opinion in Appendix B to this proxy statement. We urge you to read the Merrill Lynch opinion carefully and in its entirety.

Termination of the Merger Agreement (page 32)

      We and Cingular may agree in writing to terminate the merger agreement at any time without completing the merger, even after our shareholders approve it. Either we or Cingular may also generally terminate the merger agreement prior to completion of the merger under specified circumstances, including:

•	if we do not complete the merger by December 31, 2004, which either we or Cingular may extend until June 30, 2005 if we or Cingular have not obtained governmental approvals (or later under limited circumstances) (we refer to the latter of the two dates as the “Termination Date”);

•	if our shareholders fail to approve the merger;

•	if any court or governmental agency issues a final order, other than an immaterial order issued by a jurisdiction outside of North America, preventing the merger;

•	if the other party to the merger agreement materially breaches its representations or agreements so that the closing conditions cannot be satisfied by the Termination Date;

•	Cingular may terminate the merger agreement if:

•	our board of directors withdraws, qualifies or modifies its approval of the merger agreement or its recommendation to our shareholders to approve the merger agreement in a manner adverse to Cingular; or

•	we do not hold our shareholder’s meeting or take the vote to approve the merger agreement by July 31, 2004, unless we have used our reasonable best efforts to convene the meeting and obtain shareholder approval and the failure to convene the meeting or obtain approval is unrelated to another acquisition proposal.

Expense Reimbursement and Termination Fees if We Do Not Complete the Merger (page 33)

      We must reimburse Cingular, SBC and BellSouth for all of the charges and expenses they actually incur in connection with the merger agreement, up to a maximum amount of $40 million, if any person publicly makes an acquisition proposal or publicly announces an intention to make an acquisition proposal for us and thereafter the merger agreement terminates because:

•	we fail to obtain shareholder approval of the merger;

•	we fail to hold our shareholders’ meeting or take the vote relating to the merger by July 31, 2004; or

•	our board changes its recommendation of the merger.

      In addition, we must pay to SBC and BellSouth an aggregate termination fee of $1.4 billion if, within 15 months of such termination, we enter into an agreement, or consummate any transaction, with any person other than Cingular or its affiliates:

•	to sell, lease or transfer 40% or more of the voting power of our outstanding securities or 40% or more of our consolidated assets; or

•	following the consummation of which our shareholders would cease to own at least 60% of the voting power of our or the surviving entity’s outstanding securities in the same proportion as they owned prior to the consummation of such transaction.

Interests of Certain Persons in the Merger (page 21)

      Our executive officers and directors have interests in the merger that are different from, or in addition to, the interests of our shareholders, including:

•	vesting and cash-out of all outstanding stock options, restricted stock units (including unsettled performance units) and deferred stock units based on the $15.00 in cash per share merger price which, based on anticipated holdings as of December 30, 2004, would result in an estimated aggregate cash payment to executive officers and directors of approximately $53,575,574 with respect to unvested awards;

•	potential severance benefits under our Senior Officer Severance Plan, which could result in cash severance payments to executive officers, assuming all were terminated immediately following the merger, of approximately $30,190,139 in the aggregate, together with tax gross-up payments to the extent applicable;

•	pursuant to the merger agreement, we may allocate up to $2.5 million in the aggregate for retention bonuses to executive officers who participate in our Senior Officer Severance Plan without Cingular’s prior written consent; subject to this aggregate limit, we may grant each of our executive officers a cash retention bonus of up to 125% of the executive officer’s annual base salary payable no later than six months following completion of the merger; and

•	Mr. Andre Dahan is a party to a letter agreement with us that provides for three annual payments of $125,000 commencing on March 16, 2004, subject to Mr. Dahan’s continued employment with us through that date; in the event that we terminate Mr. Dahan’s employment without “cause,” all unpaid payments would become immediately due and payable.

Regulatory Matters (page 20)

      Under the provisions of the HSR Act, we may not complete the merger until we, SBC and BellSouth have made filings with the FTC and the Antitrust Division and the applicable waiting period has expired or been terminated. We, SBC and BellSouth expect to file pre-merger notifications promptly under the HSR Act with the FTC and the Antitrust Division. The waiting period will expire 30 days after the date of filing, unless a request is made for additional information or documentary material or the waiting period is earlier terminated.

      In order to complete the merger, we and Cingular must also obtain approvals from the FCC. We, our relevant subsidiaries and Cingular expect to file promptly the required applications with the FCC, seeking approval of the transfer of control to Cingular of the FCC licenses and authorizations held by us. In addition, we must make or obtain certain reports, filings, registrations, consents, approvals, permits, authorizations and notices with or to state or foreign governmental entities regulating competition and telecommunications businesses.

      We cannot assure you that an antitrust or other regulatory challenge to the merger will not be made. If a challenge is made, we cannot predict the result. We and Cingular have agreed to use best efforts to obtain as promptly as reasonably practicable all consents and waivers of any governmental entity or any other person required in connection with the merger. In addition, SBC and BellSouth have agreed to use their reasonable best efforts to take or cause to be taken actions required by governmental entities with respect to their respective businesses in order to assist Cingular in obtaining all necessary governmental consents. These commitments are subject to limitations as set forth in the merger agreement.

Certain Material Federal Income Tax Consequences (page 19)

      The receipt of cash in the merger by holders of our common stock, Series C preferred stock or Series E preferred stock will be a taxable transaction for federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws). For federal income tax purposes, a holder of shares of our common stock, Series C preferred stock or Series E preferred stock generally will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for such shares and (2) the holder’s adjusted tax basis in such shares. Please refer to the section entitled “Approval of the Merger Agreement (Proposal No. 1) — Certain Material Federal Income Tax Consequences” on pages 19 through 20 of this proxy statement for a more detailed explanation of the material federal income tax consequences of the merger. We urge you to consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for our common stock, Series C preferred stock or Series E preferred stock pursuant to the merger.

Appraisal Rights (page 35 and Appendix C)

      Under Delaware law, if you do not vote for approval of the merger and you comply with the other statutory requirements of the Delaware General Corporation Law, you may elect to receive, in cash, the judicially determined fair value of your shares of our common stock, Series C preferred stock or Series E preferred stock in lieu of the relevant merger consideration.

APPROVAL OF THE MERGER AGREEMENT (PROPOSAL NO. 1)

Introduction

      We are asking our shareholders to approve the merger agreement. If we complete the merger, we will become a wholly owned subsidiary of Cingular, and our shareholders will have the right to receive $15.00 in cash without interest for each share of our common stock and an amount in cash without interest equal to the then applicable liquidation preference as of immediately prior to the effective time of the merger for each share of our Series C preferred stock and Series E preferred stock that remain outstanding. As of February 29, 2004, the aggregate liquidation preference of our Series C preferred stock and Series E preferred stock was $286,010,148 and $9,825,134 per share, respectively.

The Companies

     AT&T Wireless Services, Inc.

      We are the second-largest wireless carrier, based on revenues, in the United States. With 21.98 million subscribers as of December 31, 2003, and fiscal year 2003 revenues of more than $16.6 billion, we deliver advanced high-quality mobile wireless voice and data communications services to businesses and consumers, in the U.S. and internationally. Our executive offices are located at 7277 – 164th Avenue, Building 1, Redmond, Washington 98052, telephone (425) 580-6000.

     Cingular Wireless LLC

      Cingular Wireless LLC, a joint venture owned approximately 60% by SBC and approximately 40% by BellSouth, serves 24 million voice and data customers across the United States. A leader in mobile voice and data communications, Cingular Wireless LLC provides cellular/ PCS service in 43 of the top 50 metropolitan markets nationwide, and provides corporate e-mail and other advanced data services through its GPRS, EDGE and Mobitex packet data networks. Cingular Wireless LLC’s executive offices are located at 5565 Glenridge Connector, Atlanta, Georgia 30342, telephone (404) 236-7895.

     Cingular Wireless Corporation

      Cingular Wireless Corporation, a holding company with no material assets of its own other than a de minimis interest in Cingular Wireless LLC, is Cingular Wireless LLC’s manager and controls its management and operations. SBC and BellSouth share voting control of Cingular Wireless LLC. Cingular Wireless Corporation’s executive offices are located at 5565 Glenridge Connector, Atlanta, Georgia 30342, telephone (404) 236-6000.

     Links I Corporation

      Links I Corporation is a wholly owned subsidiary of Cingular Wireless Corporation formed solely for the purpose of the merger. Links I’s executive offices are located at 5565 Glenridge Connector, Atlanta, Georgia 30342, telephone (404) 236-6000.

     SBC Communications Inc.

      SBC is a diversified communications company, owning several of the world’s leading data, voice and Internet services providers. Through world-class networks, SBC companies provide a full range of voice and data services, as well as directory advertising and publishing. A leader in mobile voice and data communications, SBC owns America’s leading provider of high-speed DSL Internet Access services and one of the nation’s leading Internet Service Providers. As of December 31, 2003, SBC companies served 55 million access lines nationwide. Internationally, SBC companies have telecommunications investments in more than 25 countries. SBC’s executive offices are located at 175 E. Houston, San Antonio, Texas 78205, telephone (210) 821-4105.

     BellSouth Corporation

      BellSouth is a Fortune 100 communications services company headquartered in Atlanta, Georgia. BellSouth and its affiliates serve over 45 million local, long distance, Internet and wireless customers in the United States and 12 other countries. BellSouth provides an array of voice, broadband data and e-commerce solutions to business customers. In the residential market, BellSouth offers digital subscriber line (DSL) high-speed Internet access, advanced voice features and other services. BellSouth also provides online and directory advertising services, including BellSouth® Real PagesSM.com. With one of the largest shareholder bases in America, BellSouth has assets of $50 billion and employs almost 76,000 individuals. Bell South is incorporated under the laws of the State of Georgia. BellSouth’s principal executive offices are located at 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610, telephone (404) 249-2000.

Background of the Merger

      In April 2000, AT&T Corp. (which we refer to as “AT&T”) made an initial offering of shares of AT&T tracking stock designed to track the performance of AT&T’s wireless operations, which AT&T designated as the AT&T Wireless Group. Thereafter, on October 25, 2000, AT&T announced that it intended to spin us off as an independent company. On January 21, 2001, NTT DoCoMo, Inc. acquired shares of AT&T preferred stock designed to track the AT&T Wireless Group, representing an economic interest of approximately 16% in the AT&T Wireless Group, together with warrants to acquire additional shares. The aggregate purchase price for the shares and the warrants was approximately $9.8 billion.

      In connection with NTT DoCoMo’s investment, we and AT&T agreed to use our reasonable efforts to enter into separation agreements for our spinoff on or prior to January 1, 2002. In addition, we, AT&T and NTT DoCoMo entered into an Investor Agreement in which we agreed, among other things, to certain commitments with respect to the launch of service based on W-CDMA technology. On July 9, 2001, AT&T completed our spinoff and we became an independent, publicly traded company. The outstanding shares of AT&T Wireless Group tracking stock were exchanged for shares of our common stock, resulting in NTT DoCoMo owning approximately 16% of our outstanding common stock.

      In March 2002, we first had conversations with representatives of SBC and BellSouth with respect to the possibility of exploring a business transaction between Cingular and us. On April 2, 2002, we entered into confidentiality agreements with SBC and with BellSouth in connection with the possibility of exploring such a transaction. However, these conversations did not proceed beyond the preliminary and conceptual stages and were discontinued shortly after the confidentiality agreements were signed and without exchange of any confidential information. Thereafter, in the spring of 2002, we had discussions, and entered into a confidentiality agreement, with another third party about the possibility of a business combination. Over the course of the spring and again in the fall of 2002, we continued to have exploratory discussions with this third party with respect to a possible business combination, but these discussions did not result in any agreement.

      In the late fall of 2002, we also commenced discussions with NTT DoCoMo with respect to an amendment to the Investor Agreement to amend our technology commitments under that agreement. We and NTT DoCoMo entered into an amendment dated as of December 26, 2002, providing for revisions to our technology commitments to extend the date and specify the markets for the launch of W-CDMA service. The amendment also provided for, among other things, an additional NTT DoCoMo representative on our board and consultation rights under which NTT DoCoMo would receive advance notice of, and the right to consult on, specified types of proposals that might be made by a third party to acquire us.

      From the end of 2002 until the fall of 2003, our board periodically reviewed the state of the wireless industry and the issue of whether a business combination would be in our best interest and the best interests of our shareholders. In the fall of 2003, we commenced exploratory discussions with two third parties with respect to the possibility of a business combination. One of these two parties was the party with whom we had previously entered into a confidentiality agreement and engaged in discussions during the spring and fall of 2002. We entered into a confidentiality agreement with the other third party on December 15, 2003. During this same time period, we also began to have contacts with additional third parties interested in the possibility of a business combination transaction with us. At a regularly scheduled board meeting on December 18, 2003, our management again reviewed the state of the wireless industry with our board, and described the discussions and contacts between our management and these third parties.

      By early January 2004, it had become clear that a number of companies were interested in the possibility of an acquisition of or business combination with us. In January 2004, we engaged Merrill Lynch to act as our financial advisor in connection with a possible strategic transaction. From early to mid-January 2004, we signed confidentiality agreements, and commenced or accelerated discussions and exchanges of information, with three parties. One of these three parties was Cingular. We also executed extensions of the existing confidentiality agreements with SBC and BellSouth. In addition, we continued discussions with the third party with which we had signed a confidentiality agreement in December 2003. Because NTT DoCoMo was one of the parties expressing a possible interest in a transaction, we also commenced discussions with NTT DoCoMo with respect to a waiver of NTT DoCoMo’s consultation rights in the event we were to decide to pursue seriously a transaction (the triggering event for activating the consultation rights).

      As a result of these discussions, and in anticipation of a regularly scheduled meeting of our board on January 20, the third party that had signed a confidentiality agreement in December 2003 provided us with an outline, on January 14, setting forth the terms of a possible cash and stock merger. The outline contemplated that the consideration would consist mostly of stock, and the aggregate value would be more than $11.00 per share of our common stock based on the then market price of the third party’s stock. On January 17, SBC and BellSouth submitted a letter and draft merger agreement to us proposing a cash merger between us and Cingular valued at $11.25 per share of our common stock.

      At its meeting on January 20, our board again conducted an extensive review of our business plans, potential values, and the risks involved in seeking to achieve those values. Our management and our advisors reviewed with our board the range of companies that might be interested in a transaction with us, the types of transactions that might be pursued, and the values that might be achievable. Our legal advisors also reviewed with our board the legal standards applicable to the board’s decision-making process. The NTT DoCoMo representatives on our board recused themselves from the discussions relating to the possibility of pursuing proposals or strategic alternatives.

      Following these presentations and reviews, as well as further discussion and deliberation, our board concluded that it would be in our best interest and the best interests of our shareholders to explore strategic alternatives. On January 22, we made a public announcement to this effect.

      In order to implement the review of strategic alternatives, our board directed our management and our advisors to commence a formal process to solicit proposals for an acquisition of all the shares of our common stock. Our board further directed Merrill Lynch to invite NTT DoCoMo to submit a proposal and participate in the process if, but only if, NTT DoCoMo agreed to a limited waiver of its consultation rights so that we would not be required to share with NTT DoCoMo the identity of other parties who submitted proposals or the terms of such other parties’ proposals. On January 27, we and NTT DoCoMo signed a waiver letter under which NTT DoCoMo granted this limited waiver. Later that same day, Merrill Lynch, on our behalf, sent letters to the four parties who had executed confidentiality agreements in December 2003 or January 2004, formally soliciting the submission of acquisition proposals by 5:00 p.m., Eastern time, on February 13. We and Merrill Lynch also informally contacted other parties to assess their interest in participating in the proposal process, but none of these other parties decided to participate in the formal process.

      On January 28, our legal advisors sent a proposed draft merger agreement to the legal advisors for each of the four parties that had received a formal letter from Merrill Lynch. In the case of Cingular, the draft reflected the changes from the draft previously submitted by Cingular with its initial bid. Also during that week, and for the following two weeks, all four parties conducted substantial business and legal due diligence on us, and we began due diligence activities with respect to those parties that might propose to include stock as part of the merger consideration. Commencing during the week of February 2, and continuing through the following week, our legal advisors engaged in discussions and meetings with legal advisors for each of the four parties with respect to the proposed merger agreement and related schedules to the proposed agreement.

      On January 30 and February 9, our board held meetings to discuss the process and ongoing developments with our management and our advisors. At each of these meetings, our management and our advisors reported on their discussions and negotiations with the four interested parties. Our board also continued to review valuation analyses and asked for additional valuation materials, which we and our advisors provided at subsequent meetings. The NTT DoCoMo representatives on our board recused themselves from these discussions. The board directed our management and our advisors to continue to make as much progress as they could, with the goal of receiving fully developed proposals by February 13. At the February 9 meeting, our board also heard a preliminary report on our January financial results, and directed that this information be provided to each of the four parties in the proposal process, which we did over the next two days. In addition, on February 11, the compensation committee of our board approved certain amendments to our Senior Officer Severance Plan. See “— Interests of Certain Persons in the Merger — Senior Officer Severance Plan.”

      On February 13, NTT DoCoMo and one other party each informed us that it had determined not to submit an acquisition proposal. This other party expressed a continuing interest in a business combination with us in the event we did not enter into an agreement as a result of the proposal process. Later that day, we invited the NTT DoCoMo representatives on our board to rejoin future board meetings and discussions with respect to the proposal process. On the evening of February 13, the other two parties, one of which was Cingular, submitted proposal letters and revised drafts of the merger agreement. Each of the two parties proposed an all-cash merger for all our shares. Cingular proposed a price of $12.50 per share of our common stock, which was lower than the price proposed by the other party.

      Our board reviewed the two proposals at a meeting starting on the morning of February 14. At this meeting, our management and our advisors reviewed with the board the financial and legal aspects of the two proposals, including open issues and risks relating to each proposal. Following further discussion, the board determined that it was not satisfied with the financial or other terms of either proposal, and directed management and the advisors to seek improvements in both price and terms from each party. With respect to non-financial terms, the board directed the advisors to seek as high a level of closing certainty as possible in each proposal. The board then recessed, but thereafter received periodic telephonic updates. The board agreed to reconvene in person on the morning of February 16, subject to reconvening earlier if events warranted. Following the board meeting, Merrill Lynch, on our behalf, requested that each of the two parties submit a revised proposal by 11:00 a.m. on February 15. Later on February 14, our legal advisors held meetings with the legal advisors for each of the two parties to review contract issues and requested revisions.

      On February 15, Cingular and the other party each submitted a revised proposal letter and a revised draft of the merger agreement. Cingular’s letter contained a revised all-cash merger proposal at $14.00 per share of our common stock, subject to an expiration deadline of 9:00 p.m. that evening. The other party’s letter contained a revised all-cash merger proposal at a price higher than its original price but lower than Cingular’s new proposal, subject to an expiration deadline of 8:00 p.m. the following evening. Cingular’s revised merger agreement also contained a number of revisions responsive to requests made by our legal advisors. Throughout the day and night of February 15, we had a number of discussions with representatives of each of the two parties in an effort to improve further the level of closing certainty reflected in each merger agreement and to finalize the other terms of the agreements. We also requested that Cingular extend its expiration deadline to accommodate a reconvening of our board on the morning of February 16, which Cingular agreed to do on the evening of February 15.

      On the morning of February 16, shortly prior to the reconvened meeting of our board, the other party contacted us with a revised proposal of $14.00 per share of our common stock. Cingular did not revise the economic terms of its proposal prior to our board meeting, but did deliver a revised draft of the merger agreement on the morning of February 16 reflecting further progress in response to the discussions with our legal advisors. Through much of the day on February 16, while our board meeting continued, our legal advisors and the legal advisors for each of the two parties continued discussions towards finalizing the draft merger agreements.

      At its meeting on February 16, our board discussed the two revised proposals with our management and our advisors, including the terms of the merger agreement proposed by each party and the conditions and risks associated with each party’s proposal. The board reviewed again our stand-alone business plans, the potential values that we might achieve on a stand-alone basis, and the risks involved in seeking to achieve those values. The board also reviewed and considered, with our advisors, the various factors described under “— Recommendation of the AT&T Wireless Board of Directors; AT&T Wireless’ Reasons for the Merger,” including regulatory approval risks, shareholder approval risks, and other risks in connection with the proposals. Our legal advisors reviewed again with the board the legal standards applicable to the board’s decision-making process. Following these reviews and further discussion, the board determined to contact each of the two parties in an effort to ensure that each party had made its best and final offer.

      Shortly after 3:00 p.m. on February 16, at the direction of the board, one of our outside directors contacted the chief executive officers of SBC and BellSouth, and the chief executive officer of the other party, asking each party to submit its best and final price by 4:00 p.m. that afternoon. Around 4:00 p.m., each party submitted a letter reconfirming its $14.00 per share price. Cingular also offered to pay interest at a rate of 4% per annum commencing on December 16, 2004 if the transaction had not closed before then.

      Our board then commenced further deliberations with respect to the two proposals. Given that the two proposals were both at $14.00 per share, these deliberations focused on timing risks and closing certainty related to each. As deliberations progressed, and after receiving advice from our legal advisors, the board’s judgment was that, subject to resolution of remaining issues, the other party’s proposal appeared slightly superior to Cingular’s in terms of timing and risk. Accordingly, the board directed management and our advisors to continue to try to resolve the remaining issues with the other party and to finalize the merger agreement.

      While discussions with the other party were continuing, one of Cingular’s advisors contacted one of our advisors to inquire whether our board would be willing to consider an offer of $15.00 per share were Cingular to make such a proposal. The Cingular advisor stated that both the SBC and BellSouth boards would have to be convened to approve such a proposal before it could be made. Our board instructed our advisor to respond that the board would be willing to consider such an offer were Cingular to make it.

      In subsequent conversations, Cingular’s advisor requested assurance that if Cingular were to deliver a $15.00 per share proposal by 3:00 a.m. on February 17, we would be willing to sign the merger agreement with Cingular immediately. In considering this request, our board believed that it was unlikely that the other party would be willing to bid at least $15.00 per share based on the other party’s bidding history and the discussions with the other party to date. Based on these considerations, and not wanting to jeopardize a potential $15.00 per share offer from Cingular, our board instructed our advisor to provide the requested assurance. Cingular’s advisor also made clear that were a $15.00 per share proposal to be made, it would be without the added 4% interest provision that had earlier been offered in connection with the $14.00 per share proposal.

      Following these conversations, our board passed resolutions authorizing acceptance of the $15.00 per share proposal if it were made, and approving the merger agreement as previously negotiated with Cingular and presented to the board. In connection with the board’s consideration of these resolutions, Merrill Lynch delivered orally its fairness opinion, later confirmed in writing, as described under “— Opinion of AT&T Wireless’ Financial Advisor.” At approximately 2:00 a.m. on February 17, representatives of

Cingular, SBC and BellSouth arrived at the offices of our legal advisors with the merger agreement fully executed on behalf of all parties other than us. John D. Zeglis, our chairman and chief executive officer, then executed the merger agreement on our behalf. We and Cingular announced the execution of the merger agreement at approximately 5:00 a.m. on February 17.

Recommendation of the AT&T Wireless Board of Directors; AT&T Wireless’ Reasons for the Merger

Recommendation of the AT&T Wireless Board

      Our board of directors has unanimously determined that the terms of the merger agreement are advisable, fair to and in the best interests of AT&T Wireless and its shareholders and has unanimously approved the merger agreement.

      ACCORDINGLY, OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

AT&T Wireless’ Reasons for the Merger

      In reaching its decision to approve the merger agreement and to recommend that you vote to approve the merger agreement, our board considered a number of factors, including the following material factors:

•	our board’s familiarity with, and presentations by our management and financial advisors regarding, our business, operations, financial condition, business strategy and prospects (as well as the risks involved in achieving those prospects), the nature of the wireless business in which we compete, and general industry, economic and market conditions, both on a historical and on a prospective basis;

•	our prior discussions with respect to possible business combinations, described under “— Background of the Merger,” the process undertaken by our management, financial advisors and legal advisors to explore strategic alternatives as our board directed at its January 20, 2004 meeting, and the price and terms offered by Cingular compared to other proposals produced by that process;

•	the potential shareholder value that our board believed might result from other alternatives available to us, including the alternative of remaining a stand-alone, independent company, as well as the risks and uncertainties associated with those alternatives;

•	the presentations by Merrill Lynch on February 16, 2004 and at prior meetings of our board, and Merrill Lynch’s opinion to the effect that, as of February 17, 2004, based upon and subject to the assumptions, conditions, limitations and other matters set forth in its opinion, (1) the $15.00 in cash per share to be received by the holders of our common stock and (2) the amount in cash equal to the then applicable liquidation preference to be received by the holders of our Series C preferred stock and Series E preferred stock, pursuant to the merger was fair from a financial point of view to the holders of our common stock and to the holders of our preferred stock, respectively, other than Cingular and its affiliates (see “— Opinion of AT&T Wireless’ Financial Advisor”);

•	the current and historical market prices of our common stock, including relative to those of other industry participants and general market indices, and the fact that the cash merger price of $15.00 per share represents:

•	a 27% premium over the closing price of our common stock on February 13, 2004, the last trading day prior to the public announcement of the merger agreement;

•	a 50% premium over the closing price of our common stock on January 16, 2004, the last trading day prior to our board’s decision to explore strategic alternatives;

•	a 75% premium over the closing price of our common stock on January 13, 2004, the last trading day prior to the widespread circulation of rumors of a possible transaction between us and Cingular; and

•	a 63% premium over the highest trading price of our common stock at any time during the one-year period preceding January 13, 2004;

•	the fact that the merger consideration is all cash and not subject to a financing condition;

•	the terms of the merger agreement, as reviewed by our board with our legal advisors (see “The Merger Agreement”); and

•	the level of efforts that the parties must use under the merger agreement to obtain governmental and regulatory approvals, and our board’s belief, after review with our legal advisors, in the likelihood of the merger being approved by the appropriate regulatory authorities in light of these merger agreement provisions (see “— Governmental and Regulatory Approvals” and “The Merger Agreement — Efforts to Complete the Merger; Regulatory Matters”).

      After considering these factors, our board concluded that the $15.00 per share cash merger price was the best price currently available to us, and that it was an attractive price for our shareholders in comparison to the values that we might reasonably achieve in the foreseeable future as a stand-alone, independent company. Our board believed that this was particularly true in light of the risks and uncertainties involved in connection with the results that we could expect to achieve on our own.

      Our board also considered potential drawbacks or risks relating to the merger, including the following material risks and factors:

•	The fact that the all-cash price would not allow our shareholders to participate in any of the synergies created by the merger or in any future growth of the combined entity;

•	the possibility that the Antitrust Division, FTC or FCC might seek to impose conditions on or enjoin or otherwise prevent or delay the merger;

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the interests of our officers and directors in the merger described under “— Interests of Certain Persons in the Merger;”

•	the restrictions on the conduct of our business prior to the consummation of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the requirement that we submit the merger agreement to our shareholders even if our board withdraws its recommendation, which could delay or prevent our ability to pursue a superior proposal if one were to become available; and

•	the possibility that the $1.4 billion termination fee payable to SBC and BellSouth under specified circumstances may discourage a competing proposal to acquire us.

      Our board concluded, however, that these potential drawbacks and risks did not outweigh the benefits of the merger to us and our shareholders.

      The foregoing discussion addresses the material information and factors that our board of directors reviewed in its consideration of the merger. In view of the variety of factors and the amount of information considered, our board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Our board made its determination after considering all of the factors as a whole. In addition, individual members of our board may have given different weights to different factors.

Opinion of AT&T Wireless’ Financial Advisor

      On February 17, 2004, at a meeting of our board of directors held to consider the merger, Merrill Lynch delivered to our board of directors its oral opinion, which opinion was later confirmed by delivery of a written opinion, that, as of such date and based upon and subject to the assumptions, conditions, limitations and other matters set forth in that opinion, (1) the $15.00 in cash per share of our common stock to be received by the holders of our common stock and (2) the amount in cash equal to the then applicable liquidation preference to be received by the holders of our preferred stock, pursuant to the merger was fair from a financial point of view to the holders of our common stock and to the holders of our preferred stock, respectively, other than Cingular and its affiliates.

      We include the full text of Merrill Lynch’s written opinion, dated February 17, 2004, as Appendix B, and we incorporate the full text by reference into this proxy statement. The written opinion describes the assumptions Merrill Lynch made, the matters it considered and the qualifications and limitations on the review it undertook in connection with the delivery of its opinion. We qualify the summary set forth in this proxy statement of Merrill Lynch’s opinion in its entirety by reference to the full text of the opinion. We urge you to read the Merrill Lynch opinion carefully and in its entirety.

      Merrill Lynch provided its opinion to our board of directors for its use and benefit. Merrill Lynch directed its opinion only to the fairness from a financial point of view to the holders of our common stock and to the holders of our preferred stock, respectively, other than Cingular and its affiliates, of the $15.00 in cash per share of our common stock to be received by the holders of our common stock and the amount in cash equal to the then applicable liquidation preference to be received by the holders of our preferred stock pursuant to the merger. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how that shareholder should vote with respect to the proposed merger or any other matter.

      In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than these analyses suggest. In addition, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The opinion of Merrill Lynch was one of several factors taken into consideration by our board of directors in making its determination to approve the merger. Consequently, you should not view the Merrill Lynch analyses described below as determinative of the decision of our board of directors with respect to the fairness from a financial point of view to the holders of our common stock and to the holders of our preferred stock, respectively, other than Cingular and its affiliates, of the $15.00 in cash per share of our common stock to be received by the holders of our common stock and the amount in cash equal to the then applicable liquidation preference to be received by the holders of our preferred stock pursuant to the merger.

      In connection with its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to us that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to our business, earnings, cash flow, assets, liabilities and prospects that we furnished to Merrill Lynch;

•	conducted discussions with members of our senior management concerning the matters described in the two bullet points above;

•	reviewed the market prices and valuation multiples for our common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed our results of operations and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of us and Cingular, and our and their financial and legal advisors;

•	reviewed the Certificate of Designations with respect to our Series C preferred stock and our Series E preferred stock, in each case as in effect as of the date of the opinion;

•	reviewed a draft dated February 16, 2004 of the merger agreement (including any exhibits and schedules thereto); and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of our assets or liabilities. Merrill Lynch was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate our solvency or fair value under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of our properties or facilities. With respect to the financial forecast information that we furnished to or discussed with Merrill Lynch, Merrill Lynch assumed that this information had been reasonably prepared and reflected the best currently available estimates and judgment of our management as to our expected future financial performance. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft that Merrill Lynch reviewed. Merrill Lynch necessarily based its opinion upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion.

      Merrill Lynch expressed no opinion as to the prices at which our common stock would trade subsequent to the announcement of the merger. Further, we did not request Merrill Lynch to opine as to, and its opinion does not in any manner address, (1) the fairness to, or any other consideration of, the holders of any class of our securities, or any of our creditors or other constituencies, other than the holders of our common stock and our preferred stock or (2) the fairness of any other terms or provisions applicable to our preferred stock.

      As part of its investment banking business, Merrill Lynch engages continually in the valuation of businesses and their securities in connection with mergers and acquisitions and strategic transactions and for other purposes. We retained Merrill Lynch because Merrill Lynch is an internationally recognized investment banking firm, with substantial experience in complex strategic transactions, and because Merrill Lynch was familiar with us and our business.

      Pursuant to its engagement letter, we agreed to pay Merrill Lynch fees for its financial advisory services, a significant portion of which is contingent upon the consummation of the merger. We also agreed to indemnify Merrill Lynch and certain related persons and entities for certain liabilities, including liabilities under securities laws, related to or arising out of its engagement.

      Merrill Lynch has, in the past, provided financial advisory and financing services to us and our affiliates and to Cingular and its affiliates and may continue to do so, and Merrill Lynch has received, and may receive, fees for rendering these services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade shares of our common stock and our other securities, and common stock and other securities of Cingular and its affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

      The following is a summary of the material financial analyses that Merrill Lynch performed in connection with the preparation of its opinion dated February 17, 2004. However, it does not purport to be a complete description of the analyses that Merrill Lynch performed. The financial analyses summarized below include information presented in tabular format. In order to understand fully the financial analyses that Merrill Lynch used, one must read these tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. To the extent the following quantitative information reflects market data, except as otherwise indicated, Merrill Lynch based this information on market data as they existed prior to February 17, 2004. This information, therefore, does not necessarily reflect current or future market conditions.

      The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Such an opinion, therefore, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that one must consider its analyses as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

     Summary of Valuation Analysis

      Merrill Lynch assessed the fair value of our common stock using several methodologies, including:

•	an analysis of research analyst price targets for our common stock;

•	a comparable company trading analysis using valuation multiples from selected publicly traded companies;

•	a precedent acquisition comparables analysis using valuation multiples from selected transactions;

•	a discounted cash flow analysis; and

•	a historical premiums analysis using premiums paid in selected transactions.

      Merrill Lynch used each of these methodologies to generate implied valuation ranges for our common stock which were then compared to the $15.00 in cash per share to be received by the holders of our common stock.

     Research Analyst Price Targets

      Merrill Lynch reviewed the price targets for our common stock over the next 12 to 18 months as published by Wall Street equity research analysts as of the date of the opinion. The majority, but not all, of these analysts based their price targets on us as a stand-alone entity. Based on this analysis, Merrill Lynch derived an implied range of values per share of our common stock of $7.00 to $12.00.

Comparable Company Trading Analysis

      Merrill Lynch compared certain publicly available financial, operating and stock market information for us and two other wireless services providers with similar national scale and operations. Merrill Lynch selected these two other companies because their respective businesses are substantially similar to ours. The two other companies included in the comparable company trading analysis were Nextel Communications Inc. and Sprint PCS Group.

      Merrill Lynch derived an estimated valuation range for our common stock by comparing the total firm value or equity value (adjusted for the net present value of net operating losses), as applicable, as a multiple of: estimated 2004 and 2005 earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, estimated 2004 and 2005 tax-adjusted free cash flow, which is referred to as

FCF, and estimated 2004 and 2005 earnings per share, which is referred to as EPS. The results of these analyses were as follows:

	Comparable Companies at		Comparable Companies at
	Price on February 13, 2004		Unaffected Prices(1)

Multiples of:	Low	High	Low	High

Firm Value/2004E EBITDA	6.8x	7.6x	5.7x	7.7x
Firm Value/2005E EBITDA	5.8x	6.8x	4.9x	6.9x
Equity Value/2004E FCF(2)	15.2x	73.9x	15.3x	40.3x
Equity Value/2005E FCF(2)	12.9x	19.8x	10.8x	13.0x
Equity Value per Share/2004E EPS(2)	N/A	19.5x	N/A	19.7x
Equity Value per Share/2005E EPS(2)	N/A	16.2x	N/A	16.3x

(1)	Unaffected prices defined as average prices during the period from December 13, 2003 to January 13, 2004.

(2)	Adjusts for the net present value of net operating losses in the equity value.

     Merrill Lynch then multiplied each of our 2004 and 2005 estimated EBITDA, EPS and FCF by each of the comparable companies’ multiples to derive a range of implied values per share of our common stock of $9.00 to $12.50. Our projected EBITDA, EPS and FCF that Merrill Lynch used in its analysis were based on a consensus of research analyst projections, as adjusted for our recent guidance in our earnings release dated January 22, 2004.

Precedent Acquisition Comparables Analysis

      Merrill Lynch reviewed publicly available information for certain acquisition transactions that were announced between early 2000 and the date of the opinion where the target company was engaged in the U.S. wireless communications business. These multiples were available for some but not all of these acquisition transactions. Below is a list of comparable transactions included by Merrill Lynch in its analysis:

Acquiror	Target

Dobson Communications	American Cellular
Verizon Wireless	Price Communications
AT&T Wireless	TeleCorp PCS
Deutsche Telekom	Powertel
Deutsche Telekom	VoiceStream
TeleCorp	Tritel

      From these acquisition transactions and using public data available with respect to each of these acquisition transactions, Merrill Lynch determined, for each of the acquired businesses, the total transaction value as a multiple of the target’s:

•	forecast EBITDA; and

•	the ratio of forecast EBITDA to 5-year projected EBITDA growth.

      No selected comparable transaction identified above is identical to the proposed merger. Due to the fact that the circumstances surrounding each of the comparable transactions analyzed were specific to each transaction and due to the inherent differences between the time periods, businesses, operations, and prospects of the acquired companies included in the selected transactions, Merrill Lynch believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent acquisition comparables analysis. Instead, Merrill Lynch made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of us and such acquired companies. In particular, Merrill Lynch considered the time period, size and desirability of the assets of the acquired company, the strategic fit of the acquired company, the form of consideration offered, and the tax characteristics of each transaction.

      Merrill Lynch applied each of the multiples for the comparable acquisition transactions and its qualitative assessment of each of the comparable transactions to comparable data for us which was based on a consensus of research analyst projections, as adjusted for our recent guidance in our earnings release dated January 22, 2004, to derive a range of the implied values per share of our common stock of $10.44 to $12.26.

Discounted Cash Flow Analysis

      Merrill Lynch performed a discounted cash flow analysis of us as a stand-alone entity based on our management’s estimates for the years 2004 through 2013. In performing this analysis, Merrill Lynch applied discount rates ranging from 10.0% to 11.0% (which Merrill Lynch determined to be an appropriate range for a company with our risk characteristics and based on an analysis of our comparable cost of equity versus that of other wireless service providers) to the sum of the present values of:

•	the projected unlevered free cash flows for the fiscal year ended 2004 through the fiscal year ended 2013 (based on our management’s estimates), and

•	the 2013 terminal value of our unlevered free cash flows applying growth rates ranging from 3.0% to 5.0% (which implied terminal year EBITDA multiples ranging from 4.8x to 7.8x).

      Based on this analysis, Merrill Lynch derived a range of the implied values per share of our common stock of $8.95 to $13.11.

Comparable Merger and Acquisition Premium Analysis

      Merrill Lynch analyzed certain financial information for 34 U.S. merger transactions greater than $10 billion since January 1, 2000 and 16 U.S. telecommunications merger transactions greater than $5 billion since January 1, 1996. None of these transactions was identical to the merger and none of the acquiring companies nor the target companies had the same management, size, subscriber base, or prospects as we have. However, in each case, the acquiring company achieved control over the target company. Merrill Lynch computed the average and median premium of the per share consideration received by the target’s stockholders from the date of announcement of each transaction to the closing share price four weeks prior to the date of announcement, one week prior to the date of announcement and one day prior to the date of announcement. The results were as follows:

	Premium versus:

	4-Weeks Prior	1-Week Prior	1-Day Prior

U.S. Transactions Generally
Average	37.5%	30.5%	28.5%
Median	31.4%	25.6%	20.3%
U.S. Telecommunications Transactions
Average	47.6%	40.3%	35.5%
Median	44.1%	36.0%	32.2%

      Based on these results, Merrill Lynch applied a reference range of transaction premiums of 30% to 50% to a range of our common stock share price of $6.75 to $7.25 per share and estimated a range of implied values per share of our common stock of $8.78 to $10.88. Merrill Lynch utilized this range of our common stock price because it was indicative of the average range of the price per share of our common stock prior to news stories speculating on a possible strategic transaction with respect to us, and Merrill Lynch believed it was therefore reflective of a valuation unaffected by the market’s anticipation of the merger or similar strategic transaction.

Certain Material Federal Income Tax Consequences

      The following is a general discussion of certain material United States federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock, Series C preferred stock or Series E preferred stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to United States federal income tax regardless of its source.

      This discussion assumes that you hold the shares of our common stock, Series C preferred stock and Series E preferred stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the United States federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, United States expatriates, shareholders who hold shares of our stock as part of a hedge, straddle, constructive sale or conversion transaction, or shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or pursuant to our Amended and Restated Employee Stock Purchase Plan). In addition, the discussion does not address any tax considerations under state, local or foreign laws or federal laws other than those pertaining to the federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for our common stock, Series C preferred stock or Series E preferred stock pursuant to the merger.

      The receipt of cash in the merger by U.S. holders of our common stock, Series C preferred stock or Series E preferred stock will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for United States federal income tax purposes, a U.S. holder of our common stock, Series C preferred stock or Series E preferred stock will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for such shares and (2) the shareholder’s adjusted tax basis in such shares. If the holding period in our shares surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations. If you acquired different blocks of our stock at different times or different prices, you must determine your tax basis and holding period separately with respect to each block of our stock.

      Under the Code, a holder of our stock may be subject, under certain circumstances, to backup withholding at a rate of 28% with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your

United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Governmental and Regulatory Approvals

Antitrust Authorities

      As a condition to the merger, the HSR Act requires us, SBC and BellSouth to observe the HSR Act’s notification and waiting period. The HSR Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger. We, SBC and BellSouth expect to file promptly the Notification and Report Forms with the FTC and the Antitrust Division for review in connection with the merger. The associated initial 30-day waiting period will expire 30 days after the date of filing, unless a request is made for additional information or documentary material or the waiting period is earlier terminated. If either the Antitrust Division or the FTC makes a request for additional information or documentary materials, the waiting period will expire 20 days after substantial compliance with the request.

      The FTC, the Antitrust Division or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger or seeking the divestiture by Cingular of all or part of our shares or assets, or of other business conducted by SBC, BellSouth, Cingular, or their affiliates, or seeking to subject us, SBC, BellSouth, Cingular or their affiliates to operating conditions, before or after we complete the merger. We cannot assure you that an antitrust challenge to the merger will not be made and, if such a challenge is made, we cannot predict the result.

Federal Communications Commission

      In order to obtain required FCC approvals, we, each of our subsidiaries that holds authorizations from the FCC that need to be transferred and Cingular expect to file promptly the required applications with the FCC, seeking approval of the transfer of control to Cingular of the FCC radio and international operating licenses and authorizations that we hold.

      One of the conditions to Cingular’s obligation to complete the merger is that the grants of the requisite FCC consents have become final. Under the merger agreement, a “final” FCC order is one that has been granted as to which:

•	no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed;

•	no petition for rehearing or reconsideration or application for review is pending and the time for the filings of any such petition or application has passed;

•	no governmental entity has undertaken to reconsider the action on its own motion and the time within which it may effect such reconsideration has passed; and

•	no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed,

which, in any of the cases described, is reasonably likely to result in vacating, reversing, setting aside, annulling, suspending or modifying such order.

Commitment to Obtain Approvals

      We and Cingular have agreed to use best efforts to obtain as promptly as reasonably practicable all consents and approvals of any governmental entity or any other person required in connection with the merger. In addition, BellSouth and SBC have agreed to use their reasonable best efforts to take or cause to be taken actions that governmental entities may require with respect to their respective businesses in order to assist Cingular in obtaining all necessary governmental consents. SBC and BellSouth also have agreed not to take any action that is reasonably likely to prevent the merger.

      However, Cingular, BellSouth, SBC and their respective subsidiaries are not required to take any action or enter into any agreement with respect to any of their assets, business or operations if the net negative economic effects of all such actions and agreements on the value of the assets, business or operations of us combined with Cingular (excluding synergies anticipated to be realized by SBC, BellSouth, Cingular or their respective subsidiaries from the merger) and on the value of the assets, business or operations of BellSouth, SBC and their respective subsidiaries, as applicable, would, individually or in the aggregate, reasonably be expected to be more than $8.25 billion.

      As defined in the merger agreement, the net negative economic effects:

•	for the sale of a market owned by us or Cingular will be an amount equal to $825.00 multiplied by the number of subscribers in the system and operations in such market proposed by Cingular, in good faith, to be sold, and

•	for the sale of spectrum-only will be $0.50 per MHz POP (the amount of spectrum in a licensed area measured in megahertz multiplied by the population of that licensed area).

      The merger agreement does not provide an express method for valuing the effects of other actions or agreements.

Interests of Certain Persons in the Merger

      In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of our shareholders generally. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our shareholders vote in favor of the merger agreement.

Equity Compensation Awards

      The merger agreement provides that immediately prior to the merger, each of our stock options, including those held by our executive officers and directors, will vest and be converted into the right to receive the excess, if any, of $15.00 over the exercise price of the stock option for each share of our common stock subject to the option less applicable withholding tax and without interest. In addition, the merger agreement provides that immediately prior to the merger, each of our restricted stock units or deferred stock units (including any performance share award that has not yet been converted into shares), including those held by our executive officers and directors, will vest and be converted into the right to receive $15.00 for each share of our common stock covered by the award, subject to any deferral election in effect immediately prior to the merger made by the holder under our deferred compensation plans, less any withholding tax and without interest. Based on the equity compensation award holdings anticipated as of December 30, 2004 and assuming target performance under the performance share award program, upon completion of the merger, Messrs. John D. Zeglis, Chairman, President and Chief Executive Officer, Andre Dahan, President, Mobile Multimedia Services, Michael Keith, President, AT&T Wireless Mobility Operations, Joseph McCabe, Jr., Executive Vice President and Chief Financial Officer, and Lewis Chakrin, Executive Vice President, Corporate Strategy and Business Development, and our remaining executive officers as a group and our directors as a group, would receive cash payments in amounts equal to $4,408,594, $2,362,031, $2,362,031, $1,296,422 and $1,296,422, and $8,628,150 and $279,999, with respect to their unvested stock options, and $9,880,170, $3,248,435, $3,248,435, $2,124,255 and $2,124,255, and $11,918,135 and $398,370, with respect to their unvested restricted stock and performance share awards. We describe under “Director Compensation” the effect of the merger on equity compensation award holdings of our directors.

Senior Officer Severance Plan

      Under our Senior Officer Severance Plan, which we amended as of February 11, 2004, each of our executive officers is eligible to receive severance benefits as described below. The Senior Officer Severance Plan separates the participants into three tiers: Tier I, Tier II and Tier III. Mr. Zeglis is a Tier I participant, each of Messrs. Dahan and Keith are Tier II participants, and each of the other executive officers, including Messrs. McCabe and Chakrin, are Tier III participants. Participants in the Senior Officer Severance Plan receive separation benefits if, in connection with a change in control, such as the merger, or during the two-year period following a change in control, we terminate the participant’s employment without “cause” (other than by reason of the participant’s death or disability) or the participant terminates employment within 90 days following the participant’s knowledge of an event constituting “good reason.” Prior to the February 11, 2004 amendment, participants could not resign for good reason prior to the six month anniversary of a change in control and receive benefits. On February 11, 2004, we amended the Senior Officer Severance Plan to provide that participants could resign for good reason during this first six-month period and receive benefits, but that a demotion that is solely the result of the participant ceasing to be an employee of a publicly-traded company or becoming an employee of a subsidiary of another company would not constitute “good reason” until after the end of the six-month period. At that time, the participant would be able to resign and receive benefits for good reason within 90 days of the end of the six-month period as a result of such a demotion that occurs at any time during the six-month period.

      Upon a qualifying termination, subject to the participant’s execution and non-revocation of a release and execution of a non-competition and non-solicitation covenant with a duration equal to the number of months of severance benefits, a participant will receive a lump sum cash payment equal to the sum of:

•	36, in the case of a Tier I or Tier II participant, or 30, in the case of a Tier III participant, times the sum of (A) the participant’s annual base salary as in effect immediately prior to the termination date, divided by 12 and (B) the participant’s target bonus for the fiscal year in which the participant’s employment is terminated (without taking into account any reduction in bonus that would allow the participant to resign for good reason), divided by 12;

•	a pro rata bonus through the date of termination for the year in which the participant’s termination of employment occurs based on the participant’s target bonus;

•	the participant’s accrued but unpaid base salary and vacation pay through the date of termination; and

•	the participant’s annual bonus for the fiscal year immediately preceding the fiscal year in which the participant’s termination of employment occurs, if we have determined but not paid such bonus as of the date of termination.

      In addition, for a period of 36 months following the qualifying termination in the case of a Tier I or Tier II participant, or 30 months following the qualifying termination in the case of a Tier III participant, the participant and the participant’s dependents will continue to receive medical, dental, vision and prescription benefits and, under the February 11, 2004 amendment, life insurance benefits. For 24 months following the qualifying termination, each participant will also receive outplacement services. In the event that a participant incurs legal, accounting and other fees or other expenses in a good faith effort to obtain benefits under the Senior Officer Severance Plan, we will reimburse the participant for such fees up to $10,000.

      The plan requires the participant to repay to us the economic value of any severance benefits paid under the plan if it is determined that the participant has violated our code of business conduct or any of the restrictive covenants in the participant’s release or other covenants in any of our other plans or programs, except that following a change in control this forfeiture provision will only apply to a participant’s violation of non-disparagement and non-solicitation of employees covenants.

      In the event that any amounts payable or benefits provided to a participant become subject to the excise taxes imposed under Section 4999 of the Code, the participant will receive an additional payment to put the participant in the same after-tax position as if there were no excise tax.

      If a participant becomes entitled to severance benefits under the Senior Officer Severance Plan, the participant will generally not be entitled to any severance pay or benefits under any other severance plan, program or policy. We may reduce severance payments under the Senior Officer Severance Plan by cash severance payments under any individual agreements that the participant may receive from us (unless the participant elects not to receive severance payments under such individual agreement in which case we will not reduce the amounts under the Senior Officer Severance Plan). For Messrs. McCabe, Chakrin and one additional executive officer, we will include bonuses that we paid pursuant to retention agreements in addition to salary and target bonus in computing severance payments. If we had completed the merger on December 30, 2004, and we terminated each of the executive officers’ employment immediately after completion, the amount of cash severance that would have been payable to each of Messrs. Zeglis, Dahan, Keith, McCabe, and Chakrin, and the remaining executive officers, as a group, would have been approximately $7,447,694, $4,005,024, $1,884,886 (after taking into account the reduction described below), $3,122,278 and $2,974,741, and $12,670,486 (not including any additional payments described in the immediately preceding paragraph).

      Prior to completion of the merger, pursuant to the February 11, 2004 amendment, we will establish a grantor trust on customary terms for the benefit of the participants in the Senior Officer Severance Plan and we will deposit into the trust in cash the full amount of severance benefits and excise tax gross-up payments that could be payable to all participants under the Senior Officer Severance Plan. The cash and any other property held in the trust will be subject to the claims of our general creditors.

     Retention Program

      Under the terms of the merger agreement, we may establish a retention pool of up to $50 million for the benefit of all of our employees. While the primary purpose of this retention pool is to help us retain key non-executive employees pending completion of the merger, we may allocate up to $2.5 million of the retention pool in the aggregate, without Cingular’s consent, for the payment of cash retention bonuses to executive officers who participate in the Senior Officer Severance Plan. These bonuses may be up to 125% of the executive officer’s annual base salary. For further information about the retention pool, see “The Merger Agreement — Employee Benefits.”

     Employment Agreement with Mr. Keith

      We are a party to an employment agreement with Mr. Keith, effective January 4, 2003. Mr. Keith’s employment agreement confirms certain prior obligations, including those we assumed under prior arrangements between AT&T and Mr. Keith, pursuant to which we established deferred compensation accounts and a non-qualified supplemental retirement arrangement. In consideration of our assumption of the non-qualified supplemental retirement arrangement, we will reduce any severance payments we make to Mr. Keith pursuant to the Senior Officer Severance Plan described above by the sum of $2,152,800.

     Special Retirement Agreement with Mr. Dahan

      Mr. Dahan is a party to a letter agreement with us dated May 29, 2002 that provides for three annual payments of $125,000 commencing on March 16, 2004 (subject to Mr. Dahan’s continued employment with us through March 16, 2004). In the event that we terminate Mr. Dahan’s employment without “cause,” all payments, to the extent then unpaid, would become immediately due and payable. In addition, upon regulatory approval of the merger, we will deposit the amount of any unpaid payments in a grantor trust that we will establish for this purpose. See “Executive Compensation — Employment and Severance Agreements and Change in Control Agreements.”

     Continuation of Certain Benefits

      Following completion of the merger, Cingular has agreed to provide each participant in the Senior Officer Severance Plan with office space, secretarial support and business transportation support that is substantially similar to what we provided to the participant immediately prior to the merger, for so long as the participant remains employed by us or a successor.

     Indemnification and Benefits Provisions in the Merger Agreement

      The merger agreement provides for director and officer indemnification and insurance, and for the continuation of employee benefits for specified time periods. We describe these provisions in “The Merger Agreement — Indemnification” and “The Merger Agreement — Employee Benefits.”

THE MERGER AGREEMENT

      The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which we attach to this proxy statement as Appendix A.

Structure and Effective Time

      The merger agreement provides that Links I, a wholly owned subsidiary of Cingular, will merge with and into us. We will survive the merger and continue to exist after the merger as a wholly owned subsidiary of Cingular. Cingular may restructure the merger as a merger between us and another subsidiary of Cingular, but that would not relieve Cingular, SBC or BellSouth from any of their respective obligations under the merger agreement.

      The closing date for the merger will be on the fifth business day following the satisfaction or waiver of all conditions to closing in the merger agreement or on another mutually agreed date. We will seek to complete the merger in the fourth quarter of 2004. However, we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “— Conditions to the Merger.”

      The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as we and Cingular specify in the certificate of merger. We expect to make this filing simultaneously with the closing of the merger.

Merger Consideration

      The merger agreement provides that:

•	each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by us, Cingular or our respective subsidiaries or by holders properly exercising appraisal rights under Delaware law) will be converted at the effective time of the merger into the right to receive $15.00 in cash, without interest; and

•	each share of our Series C preferred stock and Series E preferred stock (other than shares held by holders properly exercising appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to its then applicable liquidation preference, without interest (an aggregate amount of $286,010,148 and $9,825,134, respectively, as of February 29, 2004).

      Under the merger agreement, we have the right to redeem either or both series of preferred stock prior to completion of the merger at a price equal to the liquidation preference of the applicable series of preferred stock on the date of redemption. If any of our shareholders perfects appraisal rights with respect to any of our shares, then we will treat those shares as described under “— Appraisal Rights.”

Treatment of AT&T Wireless Stock Options and Stock-Based Awards

      If the merger occurs:

•	each of our outstanding stock options will become fully vested, and each option holder will be entitled to receive a cash payment (less applicable withholding taxes and without interest) equal to the excess of $15.00 over the exercise price per share of the stock option, multiplied by the number of shares of our common stock subject to the stock option;

•	each of our outstanding restricted stock units (including outstanding restricted stock units resulting from the conversion of performance shares and deferred stock units) will become fully vested and will entitle its holder to receive a cash payment (less applicable withholding taxes and without interest) equal to the number of shares subject to the award multiplied by $15.00, subject to any deferral election in effect immediately prior to the effective time made by such holder under our deferred compensation plans;

•	restrictions on each restricted share will lapse immediately prior to the merger and the holders of restricted shares will be entitled to $15.00 per share in cash, without interest;

•	if the merger occurs prior to the date on which we convert awards granted under our performance share program into restricted stock units, then we will pay such awards to the holders thereof promptly following the merger based upon the satisfaction of the applicable performance goals immediately prior to the merger (as determined immediately prior to the merger by the compensation committee of our board, and, if less than a full year, annualized for the full year).

Treatment of NTT DoCoMo Warrant

      If the merger occurs, NTT DoCoMo’s existing warrant to purchase 41,748,273 shares of our common stock will be converted into the right to receive the merger consideration of $15.00 per share at an exercise price of $35.00 per share. For more information on the relationship between us and NTT DoCoMo, see the section entitled “Certain Relationships and Related Party Transactions — NTT DoCoMo Relationship.”

Directors and Officers

      The merger agreement provides that the directors and officers of Links I immediately before the merger will be the directors and officers of the surviving corporation.

Representations and Warranties

      We make customary representations and warranties in the merger agreement, including representations and warranties relating to:

•	the accuracy and completeness of our filings with the SEC, including our financial statements;

•	litigation, licenses, compliance with law and undisclosed liabilities;

•	employee benefit plans and arrangements and labor matters;

•	material contracts, intellectual property, environmental, tax and real estate matters;

•	the conduct of our business in the ordinary course; and

•	the absence of any material adverse effect;

      A material adverse effect for purposes of our representations and warranties means:

•	an effect that would prevent, materially delay or materially impair our ability to consummate the merger and the transactions contemplated by the merger agreement; or

•	a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of us and our subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with changes or conditions generally affecting the U.S. mobile wireless voice and data industry or the U.S. economy or financial markets.

      A material adverse effect for these purposes excludes our results that we disclosed to Cingular prior to the execution of the merger agreement as well as prospective changes resulting from certain other pressures on our business and operations.

      The merger agreement contains limited customary representations made by Cingular, Links I, SBC and BellSouth, including with respect to the availability of financing. The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Covenants

Board Recommendation; Shareholder Meeting

      Under the merger agreement, our board of directors has agreed, subject to its fiduciary duties, to recommend that our shareholders vote to approve the merger agreement, and to take all action necessary to convene the shareholders’ meeting and all lawful action to obtain shareholder approval of the merger agreement. If our board withdraws or changes its recommendation, we are still obligated to call and hold a meeting of our shareholders to vote on the merger agreement.

Conduct of Our Business Prior to the Merger

      In the merger agreement, we and our subsidiaries have agreed to conduct our operations only in the ordinary course of business, to use our reasonable best efforts to preserve intact our business organization, to keep available the services of our employees, and to preserve the goodwill of governmental entities and those having business relationships with us.

      In addition, we and our subsidiaries have agreed, with specified exceptions, to various customary restrictions, including restrictions on our ability to:

•	merge or consolidate with any other person;

•	acquire assets outside of the ordinary course of business or sell or otherwise dispose of our assets;

•	issue, sell or pledge any shares of our capital stock or related securities;

•	create or incur any material lien on our assets;

•	make any loan, advance or capital contribution to or investment in any person;

•	declare or pay dividends or enter into any voting agreement with respect to our capital stock;

•	change or purchase any of our capital stock or related securities other than redeeming our Series C preferred stock and Series E preferred stock;

•	incur or guarantee indebtedness for borrowed money or issue debt securities;

•	make or authorize any capital expenditure other than specified capital expenditures;

•	enter into, terminate or amend certain types of material contracts;

•	make changes with respect to accounting policies or procedures;

•	settle specified litigation;

•	take specified tax or employee-benefits related actions; and

•	change the scope of our business or change the technology we use.

Covenants of SBC and BellSouth Prior to the Merger

      Each of SBC and BellSouth agree to cause Cingular to take all action necessary to complete the transactions contemplated by the merger agreement, subject to its terms and conditions, and:

•	not to take or permit any of its subsidiaries to take any action that, at the time of taking such action, is reasonably likely to prevent the completion of the merger;

•	not to, and not to permit its subsidiaries to, enter into agreements related to the acquisition of certain businesses involved in providing commercial mobile wireless voice and data services; and

•	not to take any action which would, at the time such action is taken, reasonably be expected to materially interfere with its ability to fund its portion of the merger consideration.

      Additionally, each of SBC and BellSouth have agreed to make available to Cingular 60% and 40%, respectively, of the merger consideration payable to holders of our common and preferred stock.

No Solicitation of Acquisition Proposals

      We and our subsidiaries have agreed:

•	not to directly or indirectly initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer concerning an acquisition proposal (as described below);

•	not to directly or indirectly engage in any negotiations concerning, or provide any confidential information or data to, or have any discussion with, any person relating to an acquisition proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an acquisition proposal; and

•	to immediately terminate any activities, discussions or negotiations with any persons with respect to any acquisition proposal.

      We are required to cause our officers, directors, employees and other representatives to comply with these restrictions.

      Despite these general prohibitions, subject to the conditions we describe below, we or our board of directors may, at any time prior to approval of the merger agreement by our shareholders, take the following actions:

•	provide information in response to a request from a person who has made an unsolicited bona fide written acquisition proposal;

•	engage in negotiations with such a person; or

•	recommend such an unsolicited bona fide written acquisition proposal.

      We or our board of directors may take these actions only if:

•	our board determines in good faith after consultation with outside legal counsel that the action is necessary in order for our directors to comply with their fiduciary duties under applicable law;

•	the bidder has executed a customary confidentiality agreement (other than standstill provisions);

•	we have made available to Cingular the same information being furnished to the bidder;

•	in the case of engaging in negotiations or recommending another acquisition proposal, our board in good faith reasonably determines, after consultation with our financial advisor and outside counsel, that the acquisition proposal, if accepted, is reasonably likely to be a superior acquisition proposal (as described below); and

•	in the case of recommending a superior acquisition proposal, we have provided at least three business days’ advance written notice to Cingular that we intend to take the action with respect to a superior acquisition proposal.

      We have also agreed to notify Cingular promptly of any acquisition proposals that we receive and any material amendments or revisions to acquisition proposals. An “acquisition proposal” means any proposal or offer with respect to:

•	a merger, reorganization, share exchange, consolidation or similar transaction that involves us;

•	any purchase of an equity interest representing an amount equal to or greater than 15% of our voting or economic interests; or

•	any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of our and our subsidiaries’ consolidated assets.

      A “superior acquisition proposal” means any unsolicited bona fide written acquisition proposal that:

•	if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of obtaining financing, and the person making the proposal;

•	if consummated, would result in a transaction more favorable to our shareholders from a financial point of view than the merger, taking into account any change in proposal proposed by Cingular; and

•	involves 50% thresholds as opposed to the 15% thresholds used in the definition of acquisition proposal.

      Except as required by its fiduciary duties, our board of directors may not withdraw, modify or qualify, in a manner adverse to Cingular, its recommendation of the merger.

Employee Benefits

      Cingular has agreed to honor all our compensation and benefit plans in accordance with their terms as in effect immediately before the merger, subject to any amendment or termination that may be permitted by the terms of the plans. Cingular has also agreed that:

•	for the period from the merger through at least December 31, 2005, it will provide our employees (other than collectively bargained employees) with compensation and employee benefits no less favorable in the aggregate than those provided to our employees immediately before the merger (but excluding merger related payments and benefits);

•	it will honor the Senior Officer Severance Plan through the second anniversary of completion of the merger; and

•	it will honor our other severance plans without adverse amendment for the period from completion of the merger through December 31, 2006.

      However, these obligations will not require Cingular or the surviving corporation to maintain any particular plans or arrangements, grant any equity compensation or retain any employees.

      In addition, Cingular will generally:

•	provide our employees with service credit for their service with us for purposes of eligibility, vesting and benefit accruals under the Cingular benefit plans (other than for purposes of eligibility for subsidized early retirement benefits, for purposes of benefit accrual under defined benefit pension plans and for any new program for which Cingular does not give similarly situated employees of Cingular credit for benefit accrual for service prior to the effective date of the new program, unless such credit is duplicative);

•	waive specified exclusions and limitations under its benefit plans in which our employees are eligible to participate following the merger to the extent waived under the corresponding plan of ours in which the applicable employee participated prior to the merger; and

•	give our employees credit, for the plan year in which they start participating in any such plan, toward applicable deductibles and annual out-of-pocket limits for expenses incurred before such participation.

      For the plan year in which the merger occurs, Cingular will cause the profit sharing formula as established under our profit sharing plan for such plan year to remain in effect and, subject to applicable law, cause a contribution to be made that is calculated based on performance through the merger for the plan year in which the merger occurs and annualized through the end of such plan year.

      Each employee who is a participant in our 401(k) Savings Plan who is terminated after the merger and entitled to severance will be fully vested in his or her account balance under our 401(k) Savings Plan.

In addition, we will terminate our Employee Stock Purchase Plan prior to completion of the merger and return each participant’s “periodic deposit account,” as defined in the Employee Stock Purchase Plan, in cash at that time without the purchase of any shares.

      Pursuant to the terms of the merger agreement, we may establish a retention pool of up to $50 million for the benefit of our employees, under which we may allocate to any employee a cash retention bonus of up to 125% of the employee’s annual base salary. We may allocate up to $2.5 million of the retention pool to participants in the Senior Officer Severance Plan without Cingular’s prior consent. The retention bonuses would be payable to the employees on a date we establish, which may be no later than six months following the merger, subject to the employee’s continued employment through such date. If, however, we were to terminate the employee’s employment without “cause” or the employee were to terminate employment for “good reason” prior to the date on which the retention bonus would be payable, the employee would be entitled to the retention bonus within ten days of the date of termination. In the event of any other termination of employment prior to the payment date, the employee would forfeit the retention bonus. The retention bonus will not count toward or be considered in determining payments or benefits due under any other plan, program or agreement.

Efforts to Complete the Merger; Regulatory Matters

      We and Cingular have agreed to use best efforts to consummate the merger as promptly as reasonably practicable, including by:

•	promptly making all required filings or submissions to any third parties or any governmental entities; and

•	obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

      In addition, BellSouth and SBC have agreed to use their reasonable best efforts to take or cause to be taken actions that governmental entities may require with respect to their respective businesses in order to assist Cingular in obtaining all necessary governmental consents. However, Cingular, BellSouth, SBC and their respective subsidiaries are not required to take any action or enter into any agreement with respect to any of their respective assets, business or operations if the net negative economic effects of all such actions and agreements on the value of the assets, business or operations of us combined with Cingular (excluding synergies anticipated to be realized by SBC, BellSouth, Cingular or their respective subsidiaries from the merger) and on the value of the assets, business or operations of BellSouth, SBC or their respective subsidiaries, as applicable, would, individually or in the aggregate, reasonably be expected to be more than $8.25 billion.

      As defined in the merger agreement, the net negative economic effects:

•	for the sale of a market owned by us or Cingular will be an amount equal to $825.00 multiplied by the number of subscribers in the system and operations in such market proposed by Cingular, in good faith, to be sold, and

•	for the sale of spectrum-only will be $0.50 per MHz POP (the amount of spectrum in a licensed area measured in megahertz multiplied by the population of that licensed area).

      The merger agreement does not provide an express method for valuing the effects of other actions or agreements.

Indemnification

      Cingular and the surviving corporation have agreed jointly and severally to indemnify each of our present and former directors and officers with respect to acts or omissions in their capacity as such, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted by law.

      The merger agreement requires that, for a period of six years after the merger, the surviving corporation will maintain in effect the policies of directors’ and officers’ liability insurance that we now maintain or obtain policies of at least the same coverage, subject to a maximum annual premium of 200% of our current premium. If the annual premiums of such insurance coverage exceed 200% of our current annual premium, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding 200% of the current annual premium paid by us. In place of the obligation to maintain the current policies, we may purchase a six-year “tail” prepaid policy prior to the merger on terms and conditions no less advantageous than our existing directors’ and officers’ liability insurance, except that the aggregate amount we pay may not exceed 12 times our current annual premium.

Actions with Respect to NTT DoCoMo Technology Commitment

      We have agreed that neither our board nor any committee of the board will require or approve a change in our use of wideband code division multiple band access, a signal processing standard that we have adopted to provide third-generation multimedia services (which we refer to as “W-CDMA”), as the primary standard for delivery of wireless services based on 3G technology before December 31, 2004 (other than migration to successor technologies and other than for certain reasons identified in the Investor Agreement with NTT DoCoMo). We have also agreed to use our reasonable best efforts to meet our obligation to launch specified 3G services (defined in the Investor Agreement) prior to December 31, 2004. See “Certain Relationships and Related Party Transactions — NTT DoCoMo Relationship.”

Conditions to the Merger

      Our and Cingular’s obligations to complete the merger are subject to the satisfaction or mutual waiver of the following conditions:

•	our shareholders have approved the merger agreement;

•	the waiting period that applies to the merger under the HSR Act has expired or been earlier terminated;

•	we and Cingular have obtained all approvals and authorizations required from the FCC to complete the merger, except for those FCC consents that in the aggregate are immaterial to us and have not been denied by the FCC;

•	we and Cingular have obtained all other governmental consents where the failure to obtain the consent would, individually or in the aggregate, provide a reasonable basis to conclude that we or our directors or officers would be subject to the risk of criminal liability; and

•	no court or other governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, determination, decree, injunction or other order that restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement, except for immaterial orders issued by jurisdictions outside of North America.

      In addition, Cingular’s obligation to complete the merger is subject to the satisfaction or waiver by Cingular of the following conditions:

•	the material accuracy of our representations and warranties, including the absence of a material adverse effect on our business, and our material compliance with our obligations;

•	we have met our 3G Launch Obligation as set forth in our Investor Agreement with NTT DoCoMo (or NTT DoCoMo shall have irrevocably waived our compliance or its rights relating to our repurchase obligation) and we have not become obligated to repurchase any of our shares or warrants held by NTT DoCoMo under our Investor Agreement with NTT DoCoMo (see “Certain Relationships and Related Party Transactions — NTT DoCoMo Relationship — NTT DoCoMo Investment Rights and Obligations — Repurchase Obligations”);

•	no governmental entity has instituted (or if instituted, has not withdrawn) any proceeding or threatened to institute any proceeding seeking any order (or if threatened, has not withdrawn such threat), except immaterial orders issued by jurisdictions outside of North America;

•	we and Cingular have obtained all governmental consents (other than those under the HSR Act and from the FCC, which are subject to the separate closing descriptions described above) where the failure to obtain the consent would, individually or in the aggregate (1) reasonably be expected to have a material adverse effect on Cingular and its subsidiaries, (2) reasonably be expected to result in a material adverse effect on us and our subsidiaries, taken as a whole, or (3) provide a reasonable basis to conclude that Cingular, SBC or BellSouth or any of their respective directors or officers would be subject to the risk of criminal liability;

•	receipt of all governmental consents without the imposition of any conditions that would result in net negative economic effects greater than $8.25 billion (see “— Efforts to Complete the Merger; Regulatory Matters”); and

•	receipt of all required consents from the FCC by final order (see “Approval of the Merger Agreement (Proposal No. 1) — Governmental and Regulatory Approvals — Federal Communications Commission”).

      In addition, our obligation to complete the merger is subject to the satisfaction or waiver by us of the following conditions:

•	the material accuracy of the representations and warranties of Cingular, Links I, SBC and BellSouth, and material compliance by Cingular, Links I, SBC and BellSouth with their obligations.

Termination

      We or Cingular may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger (notwithstanding any approval by our shareholders) as follows:

•	by our and Cingular’s mutual written consent;

•	by either Cingular or us if:

(1)	we do not complete the merger by December 31, 2004, which we or Cingular may extend until June 30, 2005 (or later under limited circumstances) (the latter of the two dates being referred to as the “Termination Date”) if we have not completed the merger by December 31, 2004 because:

•	the waiting period that applies to the merger under the HSR Act has not expired or been earlier terminated;

•	we have not obtained all approvals and authorizations required from the FCC (other than those that are immaterial in the aggregate to us and have not been denied by the FCC); or

•	we have not obtained all governmental consents (other than those under the HSR Act and from the FCC) where the failure to obtain the consent (1) would reasonably be expected to have a material adverse effect on Cingular and its subsidiaries; (2) would reasonably be expected to result in a material adverse effect on us and our subsidiaries or (3) would provide a reasonable basis to conclude that we and our subsidiaries, Cingular, SBC or BellSouth or any of their respective directors or officers would be subject to the risk of criminal liability;

(2)	any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable, except for immaterial orders issued by jurisdictions outside North America;

(3)	our shareholders do not approve the merger agreement; or

(4)	the other party to the merger agreement materially breaches its representations or agreements so that the related closing conditions cannot be satisfied by the Termination Date;

provided, that in the case of (1) and (2) above, the party seeking to terminate has not breached its obligations under the merger agreement in any manner that has proximately contributed to the failure to complete the merger.

•	by Cingular if:

•	our board withdraws, qualifies or modifies in a manner adverse to Cingular its approval of the merger agreement or its recommendation to our shareholders to approve the merger agreement and the merger; or

•	we do not hold our shareholders’ meeting or take the vote to approve the merger agreement by July 31, 2004, except that Cingular may not terminate the merger agreement for this reason if:

•	we have used our reasonable best efforts to convene our shareholders’ meeting and take and obtain the requisite vote to approve the merger agreement as promptly as possible following the execution of the merger agreement; and

•	our failure to convene our shareholders’ meeting to approve the merger agreement or the failure of our shareholders to vote by July 31, 2004 is unrelated to any acquisition proposal.

Expense Reimbursement and Termination Fees

      We must reimburse Cingular, SBC and BellSouth for all of the charges and expenses they actually incur in connection with the merger agreement up to a maximum amount of $40 million, if any person publicly makes a covered acquisition proposal (as described below) or publicly announces an intention to make a covered acquisition proposal and thereafter the merger agreement terminates because:

•	we fail to obtain shareholder approval of the merger agreement;

•	we fail to hold our shareholders’ meeting or take the vote relating to the merger by July 31, 2004; or

•	our board changes its recommendation of the merger.

      A “covered acquisition proposal” means an acquisition proposal for us in which the 15% thresholds in the definition of acquisition proposal have been replaced by 40% thresholds.

      In addition to this expense reimbursement, we must also pay SBC and BellSouth an aggregate termination fee of $1.4 billion if, within 15 months after such termination:

•	any unrelated third party has entered into an agreement:

•	to acquire directly or indirectly, by purchase, merger, consolidation, sale, assignment, lease, transfer or similar business combination, in one transaction or any related series of transactions, 40% or more of the voting power of our outstanding securities, or ownership or control of 40% or more of our consolidated assets or

•	with respect to any transaction or series of related transactions after which our shareholders immediately prior to the consummation of such transaction or transactions would cease to own directly or indirectly at least 60% of the voting power of our outstanding securities (or of another person that directly or indirectly would own all or substantially all of our assets) immediately following such transaction in the same proportion as they owned prior to the consummation of such transaction; or

•	we consummate any such merger, consolidation or similar business combination or any such sale, assignment, lease or transaction between us or one of our subsidiaries and any person (other than Cingular or any of its affiliates).

SBC and BellSouth Guarantee

      SBC has agreed to guarantee 60%, and BellSouth has agreed to guarantee 40%, of the merger consideration payable by Cingular to holders of our common and preferred stock.

Expenses

      The party incurring any costs and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement will pay those costs and expenses, other than as we describe above under “— Expense Reimbursement and Termination Fees.”

Amendment

      The parties to the merger agreement may amend the agreement by action of the boards of directors or equivalent governing bodies of those parties.

Amendment to AT&T Wireless Rights Agreement

      In connection with signing the merger agreement, we also amended our rights agreement with Mellon Investor Services LLC to provide that the preferred stock purchase rights will not become exercisable because of:

•	the approval, execution or delivery of the merger agreement;

•	the consummation of the merger; or

•	the consummation of any of the other transactions contemplated in the merger agreement.

      Among other things, the amendment also provides that the rights will expire immediately prior to the merger.

Surrender of Stock Certificates; Payment for Shares

      Prior to completion of the merger, Cingular will appoint a paying agent for the benefit of the holders of our common stock, Series C preferred stock and Series E preferred stock. As of the effective time of the merger, Cingular will deliver to the paying agent an amount in cash equal to the aggregate merger consideration.

      Within five business days following the completion of the merger, the paying agent will mail to each holder of record of our shares a letter of transmittal disclosing the procedure for exchanging certificates representing shares of common stock, Series C preferred stock and Series E preferred stock. After the effective time, each holder of a certificate previously representing shares of our issued and outstanding common stock, Series C preferred stock or Series E preferred stock will, upon surrender to the paying agent of a certificate together with a properly completed letter of transmittal, be entitled to receive $15.00 in cash, without interest, for each share of common stock represented by such certificate and, in the case of each share of Series C preferred stock and Series E preferred stock, an amount in cash, without interest, equal to the applicable liquidation preference immediately prior to the effective time of the merger for each such share represented by such certificate. No interest will be paid or accrued on the merger consideration upon the surrender of any certificate for the benefit of the holder of the certificate.

Appraisal Rights

      Under Section 262 of the Delaware General Corporation Law (the “DGCL”), any holder of our common stock who does not wish to accept the $15.00 per share merger consideration, and any holder of our Series C preferred stock or Series E preferred stock who does not wish to accept the then applicable liquidation preference for such shares, may dissent from the merger and elect to exercise appraisal rights. A shareholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his or her shares (exclusive of any element of value arising from the accomplishment or expectation of the merger), and receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the shareholder complies with the provisions of Section 262 of the DGCL. We have the right to redeem either or both of the Series C preferred stock and the Series E preferred stock prior to the completion of the merger at a price equal to the liquidation preference of the applicable series of preferred stock on the date of redemption, in which case holders of the redeemed series of preferred stock will not be able to dissent from the merger and elect to exercise appraisal rights.

      The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, which we attach to this proxy statement as Appendix C. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “shareholder” are to the record holder of the shares of our common stock, Series C preferred stock or Series E preferred stock who asserts appraisal rights.

      Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of shareholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its shareholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Appendix C. Any holder of our common stock, Series C preferred stock or Series E preferred stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Appendix C carefully. Failure to comply with the procedures of Section 262 of the DGCL, in a timely and proper manner, will result in the loss of appraisal rights.

      Shareholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•	The shareholder must NOT vote in favor of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a shareholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST the merger agreement or ABSTAIN.

•	The shareholder must deliver to us a written demand for appraisal BEFORE the vote on the merger agreement at the annual meeting.

•	The shareholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A shareholder will lose appraisal rights if the shareholder transfers the shares before the effective time of the merger.

•	The shareholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

      Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

      Only a holder of record of shares of our common stock, Series C preferred stock or Series E preferred stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the shareholder of record, fully and correctly, as the shareholder’s name appears on the stock certificates. The demand must specify the shareholder’s name and mailing address, the number of shares of common stock, Series C preferred stock or Series E preferred stock owned and that the shareholder intends to demand appraisal of his or her common stock, Series C preferred stock or Series E preferred stock. Shareholders who hold their shares in brokerage accounts or other nominee forms, and who wish to exercise appraisal rights, should consult with their brokers to determine the appropriate procedures for the nominee holder to make a demand for appraisal of those shares. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights.

      A shareholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to: Associate General Counsel and Corporate Secretary, AT&T Wireless Services, Inc., 7277 — 164th Avenue, Building 1, Redmond, Washington 98052.

      If we complete the merger, we will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each of our former shareholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting shareholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of our common stock, Series C preferred stock or Series E preferred stock held by all dissenting shareholders. Shareholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

      Under the merger agreement, we have agreed to give Cingular prompt notice of any demands for appraisal that we receive and any withdrawals of those demands. Cingular will have the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. We will not, except with the prior written consent of Cingular, settle, offer to settle or make any payment with respect to any demands for appraisal.

      Within 120 days after the effective time of the merger, any shareholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the shareholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

      If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which shareholders are entitled to appraisal rights and may require the shareholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If the shareholder fails to comply with the court’s direction, the court may dismiss the proceeding against the shareholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of our common stock, Series C preferred stock or Series E preferred stock held by dissenting shareholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value.

      In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting shareholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then shareholders will lose the right to an appraisal.

      The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a shareholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

      Shareholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $15.00 merger consideration, in the case of our common stock, or the then applicable liquidation preference in the case of our Series C preferred stock or Series E preferred stock. The Merrill Lynch opinion delivered to our board does not in any manner address fair value under Section 262 of the DGCL.

      Any shareholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

      Any shareholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any shareholder without the approval of the Delaware Court of Chancery, and may be subject to such conditions as the Delaware Court of Chancery deems just. If the shareholder fails to perfect, successfully withdraws or loses the appraisal right, the shareholder’s shares will be converted into the right to receive the merger consideration.

ELECTION OF CLASS III DIRECTORS (PROPOSAL NO. 2)

      Pursuant to our By-Laws, our board has fixed its membership at nine. We divide our board into three classes of directors with each class currently consisting of three members. We elect one class of directors to serve a three-year term at each annual meeting of shareholders. At this year’s annual meeting of shareholders, we will elect three Class III directors to hold office until the 2007 annual meeting. At next year’s annual meeting of shareholders, we will elect Class I directors to hold office until the 2008 annual meeting, and the following year, we will elect Class II directors to hold office until the 2009 annual meeting of shareholders unless we complete the merger prior to those dates. Thereafter, if we do not complete the merger, elections will continue in a similar manner at subsequent annual meetings pursuant to our Certificate of Incorporation and By-Laws. Each elected director will continue to serve until we duly elect a successor, or until death, resignation or retirement. If we complete the merger, all of these directors will resign.

      Pursuant to the recommendation by our Governance Committee, the board of directors unanimously nominated Nobuharu Ono, Carolyn M. Ticknor and John D. Zeglis as Class III nominees for election to the board of directors. Each of these nominees presently serves on the board of directors. Pursuant to the terms of the Investor Agreement with NTT DoCoMo, we consider Mr. Ono (as well as Koichi Nishimura) an NTT DoCoMo board nominee. See below “Certain Relationships and Related Party Transactions — NTT DoCoMo Relationship — NTT DoCoMo Investment Rights and Obligations — Board Management and Representation.”

      The persons named as proxies on the proxy card intend to vote for the named nominees unless you have indicated by proper proxy, Internet or telephonic vote that your shares should be withheld from voting for any or all of these nominees. If at the time of the annual meeting of shareholders any nominee is unavailable or unwilling to serve as a director, the persons named as proxies will vote for the remaining nominees and for any other person designated by the board of directors as a nominee, or we will reduce the size of our board.

      OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE CLASS III NOMINEES.

      Each of the director biographies below is current as of February 27, 2004.

     Class III Nominees

      The following persons are the nominees for Class III directorships with terms ending in 2007.

      Nobuharu Ono has been a director since 2001. Since July 2001, Mr. Ono has served as Chief Executive Officer and President, as well as a director, of NTT DoCoMo USA, Inc., a New York-based subsidiary of NTT DoCoMo, which is approximately 61% owned by Nippon Telegraph and Telephone Corporation, a Japanese provider of wireline and wireless telecommunications services. From 2001 to 2002, Mr. Ono served as Executive Vice President, Deputy Senior Executive Manager, Global Business Division, NTT DoCoMo, and from 2000 to 2001, he served as Executive Vice President and Senior Executive Manager, Mobile Multimedia Division, NTT DoCoMo. Mr. Ono served as a director of NTT DoCoMo from 2000 to 2002. Prior to that, Mr. Ono served as a director as well as Senior Vice President of the Multimedia Business Department, of NTT East Corp., an affiliate of NTT. From 1998 to 1999, he served as Senior Vice President of the Multimedia Business Department of NTT, and from 1994 to 1998, served as Vice President of the Multimedia Business Department of NTT. Mr. Ono is 58 years old.

      Carolyn M. Ticknor has been a director since 2001. From 1999 until her retirement in March 2001, Ms. Ticknor served as President, Imaging and Printing Systems of Hewlett-Packard Company, a global provider of computing, printing, and imaging products and services. She also served in various management roles since beginning with Hewlett-Packard in 1977, including serving as its President, LaserJet Solutions, from 1994 to 1999. Ms. Ticknor is a director of Boise Cascade Corporation and Veritas Software Corporation. Ms. Ticknor is 56 years old.

      John D. Zeglis is Chairman of the Board, Chief Executive Officer and President. He has been Chief Executive Officer of our business since 1999, and Chairman and President since 2001. From 1997 to 1999, Mr. Zeglis served as President of AT&T, and from June to November 1997, he served as its Vice Chairman. Mr. Zeglis is a director of Helmerich and Payne Inc. and Georgia-Pacific Corporation. Mr. Zeglis is 56 years old.

     Class I Directors — Continuing

      The following persons are our Class I directors with terms ending in 2005.

      Walter Y. Elisha has been a director since 2001. From 1983 until his retirement in 1998, Mr. Elisha served as Chairman of the Board of Springs Industries Inc., a textile manufacturing company, and as Chief Executive Officer of Springs Industries from 1981 to 1997. Mr. Elisha is a director of Cummins Inc. Mr. Elisha is 71 years old.

      Ralph S. Larsen has been a director since 2001. From 1989 until his retirement in 2002, Mr. Larsen served as Chairman of the Board and Chief Executive Officer of Johnson & Johnson, a pharmaceutical, medical, and consumer products company. Mr. Larsen is a director of General Electric Company and Xerox Corporation. Mr. Larsen is 65 years old.

      Dr. Koichi Nishimura has been a director since April 1, 2003. Until his retirement in January 2003, Dr. Nishimura had served as Chairman of the Board since 1996, Chief Executive Officer since 1992 and President since 1990, of Solectron Corporation, a provider of global manufacturing and supply-chain management services to electronics companies. Dr. Nishimura is 65 years old.

Class II Directors — Continuing

      The following persons are our Class II directors with terms ending in 2006.

      Donald V. Fites has been a director since 2001. From 1990 until his retirement in 1999, Mr. Fites served as Chairman of the Board and Chief Executive Officer of Caterpillar Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines, and industrial gas turbines. Mr. Fites is a director of Oshkosh Truck Corporation, AK Steel Corporation, Exxon Mobil Corporation, Georgia-Pacific Corporation and Wolverine World Wide, Inc. Mr. Fites is 70 years old.

      John W. Madigan has been a director since 2001. From 1995 until the end of 2002, Mr. Madigan served as Chief Executive Officer of Tribune Company, a major media company engaged primarily in the newspaper and television business. He served as the Chairman of the Board of Tribune from 1996 until December 2003. He also served as President of Tribune from 1994 to 2001. Mr. Madigan is a director of Morgan Stanley. Mr. Madigan is 66 years old.

      A. Barry Rand has been a director since 2001. In January 2003, Mr. Rand was named Chairman of the Board and Chief Executive Officer of Equitant, a worldwide provider of outsourced management services. Since April 2001, Mr. Rand has served as Chairman Emeritus (which title he has held honorarily since March 2003) of Avis Group Holdings, Inc., a worldwide vehicle rental and fleet management services provider. From 1999 to March 2001, Mr. Rand served as Chairman of the Board and Chief Executive Officer of Avis Group Holdings, Inc. From 1992 to 1998, Mr. Rand served as Executive Vice President, Worldwide Operations, of Xerox Corporation, a document solutions and services provider. Mr. Rand is a director of Agilent Technologies, Inc., Abbott Laboratories and Aspect Communications Corporation. Mr. Rand is 59 years old.

BOARD AND CORPORATE GOVERNANCE

Board of Directors

     General and Governance Oversight

      Our board oversees the activities of our management in the handling of the business and affairs of our company. We expect our directors to exercise their business judgment and act at all times in what they believe to be the best interests of our company, our shareholders and other stakeholders, as appropriate. As part of our board’s oversight responsibility, it monitors developments in the area of corporate governance, including new SEC and NYSE requirements, and periodically reviews and amends, as appropriate, our governance policies and procedures, including our Corporate Governance Guidelines, in light of recent developments. On an annual basis, our board and its committees perform self-evaluations.

     Board Attendance

      In 2003, our board held six regularly scheduled meetings and one special meeting, and board committees held a combined 23 regularly scheduled and 10 special meetings. The aggregate attendance rate for these board and committee meetings was 99%. During such period, no director attended fewer than 96% of the aggregate number of meetings of our board and meetings of the committees on which such director served.

      All of our directors attended the 2003 annual meeting of shareholders held on June 11, 2003. Our board endeavors to schedule the annual meeting of shareholders on a date that maximizes director attendance.

     Executive Sessions

      Our board has adopted a practice of scheduling and regularly meeting in executive sessions at regularly scheduled board meetings without the presence of our management, including the Chairman and Chief Executive Officer. During such sessions, our board’s practice is for the Chairman of the Governance Committee (currently Donald V. Fites) to preside generally, with the participation and direction, as appropriate, of the other committee chairmen regarding subject matters under discussion. Furthermore, at least once a year, the independent directors of our board meet in executive session without the presence of our management. Shareholders may communicate with the non-management directors of our board through the procedures described below under “— Communications with the Board.”

      In addition, the Audit Committee has adopted the practice of reserving time at each of its meetings to meet without members of our management present. The Compensation Committee and the Governance Committee also have adopted a similar practice of meeting periodically without members of our management present.

     Independence of Board

      Our board has reviewed the relationships between our company and each of our directors and has determined that a majority of its directors are independent for purposes of the recently adopted NYSE corporate governance listing standards. In accordance with these listing standards, our board adopted its own set of specified criteria, which is set out in our Corporate Governance Guidelines, to assist it in determining whether any relationship between a director and our company impairs independence. Using the adopted criteria, our board affirmatively determined that all our directors other than John D. Zeglis are independent under the recently adopted NYSE listing standards. Mr. Zeglis does not meet NYSE independence listing standards due to his current position as our President and Chief Executive Officer. We attach our board’s adopted set of specified criteria relating to director independence as Appendix D.

      With regard to the independence determinations relating to Dr. Nishimura and Mr. Ono, our board considered their relationships with NTT DoCoMo, a significant shareholder of ours, which fall outside of our set of specified independence criteria. Dr. Nishimura has a consulting relationship with, and Mr. Ono is employed by, NTT DoCoMo. See “Election of Class III Directors — Class III Nominees”. Our board also considered the Investor Agreement and other commercial and other relationships with NTT DoCoMo. See “Certain Relationships and Related Party Transactions — NTT DoCoMo Relationship.” Our board determined that these relationships do not align the interests of these directors with those of management and do not constitute material relationships between the directors and us which would impair their independence for the purpose of service on our board.

Committees of the Board of Directors

      Currently, our board has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the Technology Committee. We describe briefly below information regarding committee membership and the responsibilities that our board has assigned to each of the committees. On an annual basis, each committee performs a self-evaluation.

Audit Committee

      We set forth the primary purposes and general duties of the Audit Committee in its charter. These include:

•	overseeing our financial disclosures and reporting, including reviewing with management and the independent auditors issues relating to the quality and integrity of our consolidated financial statements and related portions of periodic reports and other public disclosures;

•	monitoring our compliance with legal and regulatory requirements; and

•	monitoring the independence, performance and qualifications of our internal and independent auditors.

      Other specific duties of the Audit Committee include:

•	overseeing, appointing and terminating, as appropriate, as well as approving, all services performed by, the independent auditors;

•	reviewing our guidelines and policies relating to risk assessment and risk management, as well as issues relating to the adequacy of our internal controls;

•	developing and monitoring compliance with our Code of Business Conduct and Ethics; and

•	developing and monitoring policies regarding communication of complaints or concerns relating to suspect business conduct, including those related to accounting and auditing matters.

      Our board has determined that the Audit Committee’s four members, Walter Y. Elisha, Donald V. Fites, John W. Madigan (Chairman) and A. Barry Rand, are independent under SEC rules and NYSE listing standards. Furthermore, our board has determined that at least one Audit Committee member qualifies as an independent “audit committee financial expert” under SEC rules and has accounting or related financial expertise under NYSE listing standards. Mr. Madigan has been identified as an independent audit committee financial expert. No member of the Audit Committee serves on more than three audit committees of publicly-held companies. The Audit Committee met 13 times in 2003.

Compensation Committee

      The Compensation Committee’s main purpose is to establish, administer and review our total compensation and benefits policies and programs for our executives, employees and non-management directors. In particular, the Compensation Committee:

•	monitors and reviews the design and implementation of our compensation and incentive plans;

•	reviews and approves employment and compensation arrangements with our executives, including review and approval of corporate goals and objectives relevant to Chief Executive Officer compensation and evaluation of Chief Executive Officer performance in light of the relevant goals and objectives;

•	makes recommendations to our board and shareholders, as appropriate, regarding incentive compensation plans and equity-based plans;

•	provides oversight of our retirement, welfare and other benefits plans and policies; and

•	formulates long-term plans regarding certain senior management succession.

      Our board has determined that the Compensation Committee’s three members, Ralph S. Larsen (Chairman), A. Barry Rand and Carolyn M. Ticknor, are independent under NYSE listing standards. The Compensation Committee met eight times, including once in a combined session with the Governance Committee, in 2003.

Governance Committee

      The Governance Committee has the responsibility for matters related to the governance of our company and also serves as the nominating committee of our board. Its functions include:

•	identification and review of individuals qualified to become members of our board;

•	selection and recommendation to our board of director nominees;

•	development, review and recommendation to the board of directors of corporate governance principles and policies applicable to our company;

•	review of compliance with our corporate governance principles and policies; and

•	overseeing the evaluation of the performance of our board, including the administration of our board’s annual self-evaluation, and management of our company.

      Our board has determined that the Governance Committee’s three members, Walter Y. Elisha, Donald V. Fites (Chairman) and Nobuharu Ono, are independent under NYSE listing standards. The Governance Committee met eight times, including once in a combined session with the Compensation Committee, in 2003.

Technology Committee

      The Technology Committee’s primary purpose is to consider all material matters relating to the proper deployment of W-CDMA. See “Certain Relationships and Related Party Transactions — NTT DoCoMo Relationship — Technology Committee”.

      The Technology Committee’s three members are Nobuharu Ono, Carolyn M. Ticknor (Chairman) and John D. Zeglis. One seat is currently vacant on the committee. The Technology Committee met five times in 2003.

Director Nomination

      The Governance Committee is generally responsible for the identification, review, selection and recommendation to our board, of candidates for director nominees, including the development of policies and procedures to assist in the performance of these responsibilities. The Governance Committee reviews with our board the requisite skills and characteristics for board nominees and composition and the specific considerations relating to individual director candidates. Upon the Governance Committee’s recommendation, our board recommends nominees to the shareholders for election.

Process for Identification and Recommendation of Director Candidates

      The Chairman of the Board, another director, a member of senior management or a shareholder may recommend or suggest director candidates. You should refer any director candidate to the Chairman of the

Governance Committee for consideration by the Governance Committee, which may then recommend the director candidate to our board for its consideration, if deemed appropriate. If you wish to recommend a director candidate for consideration by the Governance Committee, you should make such recommendation by following the procedures described below in “— Communications with the Board.”

      Each shareholder recommendation should include at a minimum the director candidate’s name, biographical information and qualifications, and the director candidate’s acknowledgement that such person is willing to be nominated for directorship and serve as director if elected. If we do not complete the merger, our board will consider shareholder recommendations regarding potential nominees for next year’s annual shareholders meeting if we receive such recommendations prior to the deadline for shareholder proposal submissions as described in “The Annual Meeting and Other Information — Submission of Shareholder Proposals for Inclusion in the Proxy Statement.” In the event there is a vacancy on the board of directors, the Governance Committee will initiate the effort to identify appropriate director candidates.

Director Considerations and Evaluation

      We will evaluate a director candidate with regard to his or her individual characteristics as well as with regard to how those characteristics fit with the short and long-term needs of the board of directors as a whole. The Governance Committee and our board, as appropriate, review the following considerations, among others, in their evaluation of candidates for board nomination:

•	business experience and knowledge;

•	positive reputation and ethical character;

•	age, professional and social diversity;

•	relevant industry and trade association knowledge and participation;

•	accounting and financial expertise;

•	public company experience;

•	independence from our company;

•	source of recommendation; and

•	other relevant legal and regulatory qualifications.

      In addition, we consider a director candidate’s ability to devote adequate time to board and committee activities, including applicable director education programs. Pursuant to our Corporate Governance Guidelines, we will not recommend or nominate any director candidate if such candidate would become 72 years of age prior to the end of such candidate’s proposed term or if such candidate already serves on more than five other boards of directors of publicly-held companies. The Governance Committee periodically reviews with our board the appropriate process for, and the considerations to be made in, the evaluation of director candidates.

      The Governance Committee uses third party search firms to assist it and our board, as appropriate, in the identification or evaluation of potential director candidates, including screening potential candidates, preparing biographical information for the committee and completing reference checks. The Governance Committee consulted two such firms in 2003.

Communications with the Board

      Shareholders and other interested constituencies may contact an individual director, our board as a group or a specified board group, including the non-management directors as a group, by the following means:

Mail: 7277 — 164th Avenue NE

       Building 1
       Redmond, Washington 98052
       Attn.: Associate General Counsel and Corporate Secretary

Email:	board.directors@attws.com

      Please clearly specify in each communication the applicable addressee or addressees you wish to contact as well as the general topic of the communication. If you wish to recommend director candidates to the Chairman of the Governance Committee, you should also include the information described above in “— Director Nomination — Process for Identification and Recommendation of Director Candidates.” We will initially receive and process communications before forwarding them, if appropriate, to the applicable parties. We will generally not forward to the directors shareholder communications that we determine to be primarily commercial in nature or to relate to an improper or irrelevant topic, or that merely request general information about us. Generally, however, we will make available for review by the non-management directors non-commercial direct communications addressed to the non-management directors as a group that were not originally forwarded on to such parties by us.

      We outline the procedures for submission of shareholder proposals for inclusion in our proxy statement for the 2005 annual meeting of shareholders and submission of nominations of persons for election to the board of directors or proposals for business to be considered at our 2005 annual meeting of shareholders (if we do not complete merger prior to the date on which we would otherwise hold our 2005 annual meeting) in the sections below entitled “The Annual Meeting and Other Information — Submission of Shareholder Proposals for Inclusion in Proxy Statement” and “The Annual Meeting and Other Information — Advance Notice Procedures for Nominations, Business at Annual Meeting of Shareholders,” respectively. We will not process any of these proposals or nominations through the shareholder communications procedures described above.

Additional Corporate Governance Information

      You may find information relating to our corporate governance in the Corporate Governance section of our Investor Relations website at http://www.attwireless.com/wirelessir/corporategovernance. Documents located in this section include, among others: the charter for each of our Audit, Compensation and Governance Committees; our Code of Business Conduct and Ethics, as well as information regarding our Business Conduct Line for telephonic communications of complaints or concerns relating to suspect business conduct; and our Corporate Governance Guidelines. In addition, if at a future date we amend or grant a waiver to our Code of Business Conduct and Ethics to a director or executive officer, we will disclose the appropriate information relating to such activities at the above-referenced location on our website as required by SEC rules and NYSE listing standards. We provide the referenced link to our website for informational purposes only and do not incorporate the information at such website into this proxy statement.

DIRECTOR COMPENSATION

      We compensate directors, other than employee directors who we do not compensate for their duties as directors, in three forms: cash, restricted stock and stock options. Pursuant to arrangements between us and NTT DoCoMo, the cash compensation that we would otherwise pay to Mr. Ono is paid to NTT DoCoMo. We do not issue any form of equity compensation to Mr. Ono or NTT DoCoMo.

Cash Compensation

      Prior to October 1, 2003, we paid each director an annual cash retainer of $42,000 and a cash fee of $1,250 for each special board of directors or committee meeting attended. We paid committee chairmen an additional $10,000 annual cash retainer. Beginning October 1, 2003, we pay each director an annual retainer of $50,000 and a cash fee of $1,500 for each meeting of our board attended in excess of six meetings per calendar year. In addition, for each committee meeting attended in excess of six meetings of a committee on which a director serves during a calendar year, we pay each director a cash fee of $1,500 per committee meeting. We pay the Audit Committee chairman an additional $20,000 annual cash retainer and the other committee chairmen each an additional $10,000 annual cash retainer.

      At the election of a director, we pay all or a portion of any cash retainers or fees in shares of common stock. Any director may defer any cash retainers or fees pursuant to our Deferred Compensation Plan for Non-Employee Directors into a stock unit account or into a cash-based account.

Stock Options

      Prior to October 1, 2003, we granted each director an annual option to purchase shares of our common stock under our Non-Employee Director Equity Program adopted pursuant to our 2001 Long Term Incentive Plan with a Black-Scholes value of $42,000 immediately following the annual meeting of shareholders. We granted a director initially elected or appointed to our board on a date other than the date of an annual meeting of shareholders an initial option to purchase shares of our common stock with a Black-Scholes value of $42,000 at the time of election or appointment. These stock options had an exercise price equal to the fair market value of our common stock on the date of grant and vested or vest immediately after the first annual meeting after the date of grant. Beginning October 1, 2003, we grant directors annual options to purchase shares of our common stock under our Non-Employee Director Equity Program with a Black-Scholes value of $40,000 immediately following the annual meeting of shareholders. We grant a director initially elected or appointed to our board on a date other than the date of an annual meeting of shareholders an initial option to purchase shares of our common stock with a Black-Scholes value of $40,000 at the time of election or appointment. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant, with one-third of the options vesting at each of the next three annual meetings after the date of grant. We will vest all options our directors hold upon closing of the merger. See “Approval of the Merger Agreement (Proposal 1) — Interests of Certain Persons in the Merger” and “The Merger Agreement — Treatment of AT&T Wireless Stock Options and Stock Based Awards.”

Restricted Stock

      Prior to October 1, 2003, we granted each director shares of restricted stock under the Non-Employee Director Equity Program with a fair market value of $42,000 at the same time such director received an initial or annual option grant. We determined the number of restricted shares based on the fair market value of our common stock on the date of grant. These restricted stock grants vested or vest immediately after the first annual meeting of shareholders after the date of grant. Beginning October 1, 2003, we grant directors shares of restricted stock under the Non-Employee Director Equity Program with a fair market value of $50,000 at the same time directors receive an initial or annual option grant. We determine the number of restricted shares based on the fair market value of our common stock on the date of grant. One-third of the restricted stock grants vests at each of the next three annual meetings of shareholders after the date of grant.

      We granted those persons who were members of our board at October 1, 2003 a transitional grant of shares of restricted stock with a fair market value of $2,000, effective October 10, 2003, with one-third of the restricted stock vesting at each of the next three annual meetings of shareholders. We will vest all unrestricted stock our directors hold upon closing of the merger. See “Approval of the Merger (Proposal No. 1) — Interests of Certain Persons in the Merger” and “The Merger Agreement — Treatment of AT&T Wireless Stock Options and Stock Based Awards.”

      We provide wireless devices and related services to directors and pay actual travel and out-of-pocket expenses that directors incur in connection with their services. We also make available to directors excess personal liability insurance.

      Our board adopted a stock ownership target for each of its members equal to three times the value of a director’s annual cash and equity compensation. Our board has recommended that each member accumulate that value of stock ownership by the third anniversary of his or her board membership. We include various forms of our securities, including deferred stock units, in valuing a director’s stock ownership.

AUDIT COMMITTEE REPORT AND AUDITORS’ FEES

Report of the Audit Committee

      The members of the Audit Committee are independent as the NYSE defines that term in its listing standards. We provide additional information relating to Audit Committee members and the duties and functions of the Audit Committee generally above in “Board and Corporate Governance — Committees of the Board of Directors — Audit Committee.”

      The Audit Committee, in performance of its oversight responsibilities, has reviewed and discussed with our management our audited financial statements for the year ended December 31, 2003. Additionally, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

      The independent auditors have provided the Audit Committee the written disclosures and the letter required by the Independence Standards Board Standard No. 1 and have discussed with the Audit Committee the independent auditors’ independence.

      Based on the discussions and reviews described above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2003.

The Audit Committee

Walter Y. Elisha
Donald V. Fites
John W. Madigan, Chairman
A. Barry Rand

Fees of Independent Auditors

      We set forth the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP in fiscal years 2002 and 2003 below:

	2002	2003

(1) Audit Fees (for work relating to: audit of our annual and review of our quarterly financial statements; audits of subsidiaries; other statutory and regulatory audits and compliance; SEC filings; 2002 public debt offerings; and audit and other consultations (e.g., reviews relating to SEC filings))	$5,335,000	$5,022,000
(2) Audit Related Fees (for work relating to: internal control and implementation assessments and reviews; consultations and due diligence relating to transactions; TeleCorp 401(k) plan audits; consultations regarding financial accounting and reporting standards; and advisory services relating to Sarbanes-Oxley compliance)	$1,306,000	$882,000
(3) Tax Fees (for work relating to: tax compliance (e.g., accounting for income taxes); and tax planning and advice (e.g., in connection with assessments regarding tax technology and resources, consultations regarding tax accounting, tax audits, appeals, mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities))	$1,701,000	$2,056,000
(4) All Other Fees (for work relating to: implementation of customer relationship management system*; development of mobile multimedia services web portal*; financial consultations with executive officers*; revenue assurance; expert services and legal services initiated prior to 2003; and legal support)	$23,034,000*	$140,000

*	Fees relate to services provided by PwC Consulting, which IBM acquired in October 2002 and is no longer a part of PricewaterhouseCoopers LLP, except for $22,000 of fees associated with financial consultations with executive officers and $159,000 of fees associated with legal support services performed in fiscal year 2002. There were no fees associated with financial information systems design or implementation in either fiscal year 2002 or 2003.

     The Audit Committee has established a policy requiring its review and pre-approval of all audit services, review and attest engagements and permitted non audit services to be performed by our independent auditors. The policy allows the Audit Committee to delegate pre-approval authority to one or more Audit Committee members, and requires any such member or members to present any decision made pursuant to delegated authority at the next Audit Committee meeting. The Audit Committee may establish additional or other procedures for the approval of audit and non audit services that our independent auditors perform.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL NO. 3)

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

      PricewaterhouseCoopers LLP currently serves as our independent auditors, and that firm conducted the audit of our consolidated financial statements for fiscal year 2003. The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as independent auditors to conduct an audit of our consolidated financial statements for fiscal year 2004.

      We are not required to submit the appointment of our independent auditors to a vote of our shareholders for ratification. However, the Audit Committee has recommended that our board submit this matter to the shareholders as a matter of good corporate practice, which our board is doing. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

      We expect representatives of PricewaterhouseCoopers LLP to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect them to be available to respond to appropriate questions.

BENEFICIAL OWNERSHIP OF AT&T WIRELESS SECURITIES

Beneficial Ownership of Directors and Management

      We set forth in the following table information regarding beneficial ownership of our common stock as of February 27, 2004 for (a) each current director, including those nominated for election as directors in 2004, (b) each of the named executive officers in the Summary Compensation Table below (the “Named Executive Officers”) and (c) all directors and executive officers, including the Named Executive Officers, as a group. Except as otherwise noted and subject to applicable community property laws, the directors and Named Executive Officers had sole voting and investment power with respect to the securities listed opposite their respective names.

	Shares of		Total Shares
	Common	Stock	Beneficially
Name	Stock	Options(1)	Owned(2)

Directors:
Walter Y. Elisha(3)	43,304	41,871	85,175
Donald V. Fites(4)	40,641	41,871	82,512
Ralph S. Larsen(5)	39,423	41,871	81,294
John W. Madigan(6)	34,078	23,600	57,678
Koichi Nishimura(7)	12,200	9,768	21,968
Nobuharu Ono(8)	0	0	0
A. Barry Rand(9)	25,111	31,753	56,864
Carolyn M. Ticknor(10)	29,929	31,753	61,682

Named Executive Officers:
John D. Zeglis (also serves as a director)(11)	322,511	5,426,826	5,749,337
Andre Dahan(12)	322,785	1,228,375	1,551,160
Michael G. Keith(13)	142,808	2,014,103	2,156,911
Joseph McCabe Jr.(14)	76,032	1,090,203	1,166,235
Lewis M. Chakrin(15)	75,712	1,108,300	1,184,012
Directors and all executive officers as a group (21 persons)(16)	1,765,056	16,890,201	18,655,257

(1)	Includes shares of our common stock subject to stock options that are currently exercisable for shares of our common stock or that will be exercisable for shares of our common stock within 60 days after February 27, 2004. An option would be “in-the-money” if the fair market value of the underlying shares as of February 27, 2004 exceeded the exercise price of the option. Of the options reported in this table, 4,977,434 were “in-the-money” as of February 27, 2004. See “Approval of the Merger Agreement (Proposal No. 1) — Interests of Certain Persons in the Merger” and “The Merger Agreement — Treatment of AT&T Wireless Stock Options and Stock-Based Awards.”

(2)	Each director and Named Executive Officer, and the directors and executive officers as a group, beneficially owned less than 1% of our outstanding shares as of February 27, 2004.

(3)	Beneficial ownership includes 5,851 shares subject to vesting restrictions and 7,858 shares held in a deferred compensation plan.

(4)	Beneficial ownership includes 5,851 shares subject to vesting restrictions and 18,049 shares held in a deferred compensation plan.

(5)	Beneficial ownership includes 5,851 shares subject to vesting restrictions, 23,639 shares held in a deferred compensation plan and 96 shares held by a family trust, of which Mr. Larsen is a trustee.

(6)	Beneficial ownership includes 5,851 shares subject to vesting restrictions and 20,368 shares held in a deferred compensation plan.

(7)	Beneficial ownership includes 5,851 shares subject to vesting restrictions and 6,349 shares held in a deferred compensation plan.

(8)	Beneficial ownership does not include any shares beneficially owned by NTT DoCoMo, which shares are described in “— Beneficial Ownership of More Than Five Percent Beneficial Shareholders” below. Mr. Ono is Chief Executive Officer and President, as well as a director, of NTT DoCoMo’s New York-based subsidiary NTT DoCoMo USA, Inc.

(9)	Beneficial ownership includes 5,851 shares subject to vesting restrictions and 11,402 shares held in a deferred compensation plan.

(10)	Beneficial ownership includes 5,851 shares subject to vesting restrictions and 20,849 shares held in a deferred compensation plan.

(11)	Beneficial ownership includes 258,678 restricted stock units subject to vesting restrictions and 1,000 shares held by Chalice Partners, of which Mr. Zeglis is a partner and shares voting and investment power. Mr. Zeglis disclaims beneficial ownership of the shares held by Chalice Partners, except to the extent of his pecuniary interest.

(12)	Beneficial ownership includes 159,930 restricted stock units subject to vesting restrictions.

(13)	Beneficial ownership includes 83,229 restricted stock units subject to vesting restrictions.

(14)	Beneficial ownership includes 41,615 restricted stock units subject to vesting restrictions.

(15)	Beneficial ownership includes 41,615 restricted stock units subject to vesting restrictions.

(16)	Beneficial ownership includes 40,957 shares subject to vesting restrictions, 989,247 restricted stock units subject to vesting restrictions, 255,625 shares held in our deferred compensation plans, 96 shares held in Mr. Larsen’s family trust, and 1,000 shares held by Chalice Partners, of which Mr. Zeglis and two of our other executives (who are not Named Executive Officers), are partners and share voting and investment power. Each of Messrs. Zeglis and our other executives disclaims beneficial ownership of the shares held by Chalice Partners, except to the extent of their respective pecuniary interests.

Beneficial Ownership of More Than Five Percent Beneficial Shareholders

      We set forth in the following table information regarding beneficial ownership of our common stock as of February 27, 2004 for each person or group that we know, based on filings pursuant to Section 13(d) or (g) under the Securities Exchange Act of 1934, beneficially owns more than five percent of the outstanding shares of our common stock.

	Shares		Total Percent of
	Beneficially		Shares
Name	Owned		Outstanding

NTT DoCoMo, Inc.	474,738,719	(1)	17.4%
Sanno Park Tower 11-1, Nagata-cho 2-chome Chiyoda-ku Tokyo 100-6150 Japan
Capital Research and Management Company	240,388,000	(2)	8.8
333 South Hope Street Los Angeles, California 90071
Dodge & Cox	148,530,267	(3)	5.5
One Sansome Street 35th Floor San Francisco, California 94104

(1)	According to information furnished in a Schedule 13D/A that NTT DoCoMo, Inc., Nippon Telegraph and Telephone Corporation and DCM Capital USA (UK) Limited jointly filed on January 27, 2004, each of these entities beneficially owns 474,738,719 shares of our common stock and has shared voting and dispositive power with respect to all of these shares; includes 41,748,273 shares issuable upon exercise of warrants with an exercise price of $35 per share.

(2)	According to information furnished in a Schedule 13G/A that Capital Research and Management Company filed on February 13, 2004, Capital Research and Management Company acts as investment advisor to various investment companies and disclaims beneficial ownership of these shares.

(3)	According to information furnished in a Schedule 13G that Dodge & Cox filed on February 17, 2004, Dodge & Cox acts as investment advisor to various clients, which may include investment companies, benefit plans, pension funds, endowment funds and other institutional clients, that beneficially own these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires reports relating to the beneficial stock ownership of our directors, executive officers and beneficial holders of 10% or more of our common stock to be filed with the SEC. Based on our records and other information, we believe that our directors, executive officers and beneficial holders of 10% or more timely filed the required Section 16(a) reports in 2003 and through February 27, 2004, except that one report for Brian J. Shay was deemed late filed because an amendment was required to be filed to correct a clerical error made in the original report.

EXECUTIVE COMPENSATION

Board Compensation Committee Report on Executive Compensation

      The Compensation Committee of the board of directors is composed of non-employee directors who meet the NYSE listing standards relating to director independence that the SEC approved in November 2003. The Compensation Committee is responsible for designing and administering our executive compensation program and reviews with our board the performance and compensation of the senior executive officers. The Compensation Committee considers comments of the full board with regard to its decisions.

Compensation Policy and Objectives

      We design our compensation program to attract, motivate and retain highly knowledgeable and experienced executives who possess the skills, talents and drive to achieve business success and increase shareholder value. We intend the program to enable us to compete for executive talent with companies in a variety of industries. The program focuses on both short- and long-term performance as measured by our financial results and value creation for shareholders.

      The Compensation Committee’s principles in establishing compensation programs include:

•	recognizing group and individual achievement in order to foster a performance-driven culture;

•	ensuring that at-risk, performance-based compensation makes up the majority of the total executive compensation package;

•	ensuring that incentive programs appropriately balance short and long-term objectives;

•	aligning the interests of executives with shareholders through stock-based compensation opportunities;

•	designing programs that support value creation for our stakeholders; and

•	reviewing programs on an ongoing basis to ensure that they enable us to remain competitive for executive talent and are reflective of current market conditions.

Compensation Components and Practices

      The 2003 compensation program consisted of three components:

•	base salary;

•	annual cash incentives, including an all-employee program; and

•	long-term incentives in the form of stock options and performance shares.

      We designed the total compensation package to provide participants with appropriate incentives to achieve current operational performance goals as well as the long-term objective of enhancing shareholder value. In addition, we designed the plans as performance-based, to the extent possible, to ensure the maximum deductibility under IRC Section 162(m). In making 2003 compensation decisions, the Compensation Committee reviewed compensation survey information that nationally known compensation consulting firms supplied to the Compensation Committee. The benchmark companies included companies similar in size and scope in the telecommunications, high technology and general industry sectors and represented a broad sample of industries in which we compete for talent. This included a broader and more diverse set of companies than those included in the peer group index presented in the Performance Graph in the section entitled “— Performance Graph.”

      In 2003, we determined that a long-term incentive compensation program that provided a mix of stock options and full value performance shares was appropriate based on the goals of the compensation programs, and would serve to further link executive compensation to key company performance metrics, provide executive ownership opportunities, and decrease share utilization under the 2001 Long Term Incentive Plan.

      Additionally, in 2003 we implemented stock ownership guidelines for executives to encourage accumulation and retention of our stock over time with a value of one to five times base salary, depending on the executive’s level. We expect management to retain 50% to 100% of shares acquired until ownership guidelines are met.

      For 2004, the Compensation Committee has hired a nationally recognized independent consulting firm to assist with the design and review of executive pay programs. The Compensation Committee meets privately with that firm periodically.

Base Pay

      The Compensation Committee determines base salaries for executive officers by an evaluation of individual performance and by consideration of the median of salaries of corresponding positions at the benchmark companies. With respect to two of the Named Executive Officers, the Compensation Committee sets minimum base salary in accordance with the terms of their employment agreements. The Compensation Committee determines base salary adjustments based on the executive’s contribution to our company, experience, expertise and annual reviews of relative position against competitive market rates. The Compensation Committee made equitable adjustments in 2003 to the salaries of executive officers that were consistent with our overall salary increase budget. The Compensation Committee used as a guide internal goals regarding business contribution and leadership, as well as reviewing Mr. Zeglis’ salary against the competitive market median for chief executive officers, in its determination of Mr. Zeglis’ 2003 base salary of $1,071,225, effective February 15, 2003.

Annual Incentives

      Our section 16 officers, including the Named Executive Officers, are eligible for an annual cash incentive. In 2003, we implemented a Short Term Incentive Plan (which we refer to as “STIP”), a performance-based plan intended to meet the deductibility requirements of IRC Section 162(m). Each participant had a target incentive opportunity under the STIP dependant upon the achievement of specific performance objectives the Compensation Committee sets within the first quarter of 2003. Depending on the achievement of these objective(s), payout can range from $0 to a pre-established maximum amount. For 2003, the performance objective under this program was the achievement of an EBITDA (now referred to as OIBDA) level of $3,800,000,000. We established a maximum pool of funds under this plan of $18,000,000; the maximum we allocate to any one officer is 40% of this pool. As we met the 2003 performance objective, which the Compensation Committee certified in January 2004, the plan paid out to the Section 16 officers. In accordance with the STIP provisions, the Compensation Committee exercised negative discretion to reduce the amount paid to the officers from the maximum allocated percentage, based on a qualitative assessment of performance with particular focus on 2003 results with respect to revenue growth, free cash flow and data services. We paid, in aggregate, a total amount of $3,249,358 to the Named Executive Officers, of which the Chief Executive Officer received $1,339,031.

Stock Options

      Historically, we used stock options as the primary form of long-term incentive granted on an annual basis to executive officers. The Compensation Committee uses stock options to reward executives for the creation of long-term shareholder value. In 2003, the Compensation Committee approved stock option grants to key management employees, including the Named Executive Officers, and to a limited number of employees below the management level.

      The Compensation Committee generally intends the size of the individual option grant to reflect the employee’s position within our company, his or her historical performance and contributions to our company as well as the expectation of future performance and contributions, and an evaluation of competitive market data. The Compensation Committee reduced stock option guidelines from prior years to reflect the inclusion of performance shares in the 2003 long-term incentive program. In 2003, we granted Mr. Zeglis a stock option to purchase 750,000 shares of our common stock. The Compensation Committee granted these stock options with an exercise price equal to fair market value of our common stock on the day of grant and imposed a three and one-half year vesting schedule, which accelerate in the event of a change in control (including the proposed merger with Cingular).

Performance Shares

      Commencing in 2003, the Compensation Committee incorporated a performance share program into the long-term incentive compensation program to better reflect our performance driven compensation policies and objectives. We made grants under this program to key management employees. These individuals earned grants at the end of the 2003 calendar-year performance cycle based on our achievement of previously established key performance metrics, which for 2003 included services revenue and free cash flow objectives. We granted Mr. Zeglis a grant valued at $1,500,000. We designed the performance share program to provide a multi-year retention feature. Upon the Compensation Committee’s certification in January 2004 of the achievement of the pre-established performance criteria, we deemed the performance shares “earned.” As of January 29, 2004, we credited the performance shares and we paid out one-third in shares of common stock on February 2, 2004. We will pay the remaining earned shares in two equal annual installments, if we continue to employ the holder until the applicable crediting dates of December 31, 2004 and December 31, 2005.

Other Compensation

      In addition to base salary, annual and long-term incentive award opportunities, we also provide the Named Executive Officers with benefits and perquisites targeted to competitive practices for executives. The Compensation Committee reviewed the appropriateness of these offerings and determined this package of benefits and perquisites is consistent with our Executive Compensation Policy and market practices. The Named Executive Officers, as with all executives, are eligible to participate in our Deferred Compensation Program. The Deferred Compensation Program provides executives an opportunity to defer base salary, annual incentive awards and vested equity awards. Cash deferrals receive returns based on the performance of a selected group of valuation funds; deferred amounts of equity compensation receive returns based on our stock price performance.

      We have a Senior Officer Severance Plan, which covers certain of our executive officers including the Named Executive Officers and provides severance benefits as described in “— Employment and Severance Agreements and Change in Control Arrangements — Senior Officer Severance Plan.” We also have employment agreements with Mr. Keith and Mr. Dahan as described under “— Employment and Severance Agreements and Change in Control Arrangements.” In 2003, we provided the Named Executive Officers the following perquisites: access to our planes for authorized travel, commercial air travel, business related travel and lodging expenses, financial counseling services, tax preparation allowance, annual physical exam and tax reimbursements on certain benefits.

Tax Deductibility Considerations

      Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a company’s chief executive officer or any of the four other most highly compensated officers. Section 162(m) specifically exempts certain performance-based compensation from the deduction limit. The Compensation Committee generally intends to limit non-performance based compensation and grant awards under our Amended and Restated 2001 Long Term Incentive Plan and the Short Term Incentive Plan, consistent with the terms of Section 162(m) so that the awards will not be subject to the $1,000,000 deductibility limit. In addition, we offer a deferred compensation plan that allows compensation deferred under such plan to be exempt from the limit on tax deductibility.

The Compensation Committee

Ralph S. Larsen, Chairman
A. Barry Rand
Carolyn M. Ticknor

Executive Compensation Tables and Information

Summary Compensation Table

      We set forth in the following table the annual and long-term compensation of our 2003 Named Executive Officers (the Chief Executive Officer and the four most highly paid executive officers) for fiscal years 2001, 2002 and 2003. Compensation for January 1, 2001 through July 9, 2001 relates to services rendered to AT&T. We include in this table compensation that the applicable individual deferred in the category and year we would otherwise have been reported it if the applicable individual had not deferred it.

					Long-Term Compensation Awards

					Awards		Payouts
		Annual Compensation
					Restricted	Securities	LTIP	All Other
				Other Annual	Stock	Underlying	Payouts	Compensation
	Year	Salary($)	Bonus(1)($)	Compensation($)(2)	Award(s)($)(3)	Options(#)	($)(4)	($)(5)

John D. Zeglis	2003	$1,065,652	$1,840,470	$267,349	$1,000,000	750,000	$—	$181,210
Chairman, President and	2002	1,029,617	905,578	235,030	—	1,500,000	626,327	32,176
Chief Executive Officer	2001	1,103,030	1,246,100	654,006	—	1,500,000	693,115	162,154
Michael G. Keith	2003	640,171	1,381,647	388,570	666,667	500,000	—	3,621,075
President, AT&T Wireless	2002	535,400	445,054	210,846	—	500,000	253,523	26,100
Mobility Operations	2001	570,240	519,020	223,474	—	300,000	197,094	85,613
Andre Dahan(6)	2003	638,491	976,603	175,283	666,667	500,000	—	101,493
President, Mobile	2002	617,030	494,920	89,595	—	500,000	—	283,057
Multimedia Services	2001	288,462	598,155	978	3,666,707	858,000	—	4,667
Joseph McCabe Jr.	2003	396,218	698,149	250,321	333,333	250,000	—	51,037
Executive Vice President	2002	371,224	446,305	253,042	—	350,000	62,634	15,870
and Chief Financial	2001	343,469	210,207	122,826	—	300,000	88,693	44,097
Officer
Lewis M. Chakrin	2003	360,580	759,683	9,051	333,333	250,000	—	45,710
Executive Vice President,	2002	334,625	393,414	3,530	—	350,000	77,546	8,531
Corporate Strategy and	2001	332,444	195,320	38,494	—	300,000	111,687	47,174
Business Development

(1)	For 2003, includes the dollar value as of December 31, 2003 of shares of common stock distributed as one-third of the settlement of 2003 performance shares awards, which we deemed earned on January 29, 2004, based on our achievement of previously established performance metrics for 2003 (Mr. Zeglis, 62,422 shares valued at $500,000; Messrs. Keith and Dahan, 41,615 shares valued at $333,333; and Messrs. McCabe and Chakrin, 20,807 shares valued at $166,667, all based on the average of the high and low sales price of our common stock on December 31, 2003 of $8.01).

(2)	Includes the aggregate incremental cost to us of providing various reportable perquisites and personal benefits, including: (i) use of our aircraft for business commuting and personal travel (in 2003: Mr. Zeglis, $212,320; Mr. Keith, $236,424; Mr. Dahan, $44,390; and Mr. McCabe, $55,790; in 2002, Mr. Zeglis, $118,276 and Mr. McCabe, $42,497; and in the amount of $44,271 in 2001 for Mr. Zeglis) and (ii) lodging (in 2003: Mr. McCabe, $61,358; in 2002: Mr. Keith, $38,007; and Mr. McCabe, $41,441; and in 2001: Mr. Keith, $24,242; and Mr. McCabe, $22,632).

(3)	For 2003, represents the dollar value as of December 31, 2003 of units of restricted stock credited as two-thirds of the settlement of 2003 performance share awards, which units we deemed earned on January 29, 2004 based on our achievement of previously established performance metrics for 2003, and which will vest and become nonforfeitable in two equal annual installments if the holder remains employed by us on the applicable crediting dates of December 31, 2004 and December 31, 2005 (Mr. Zeglis, 124,844 units; Messrs. Keith and Dahan, 83,229 units; and Messrs. McCabe and Chakrin, 41,615 units, based on the average of the high and low sales price of our common stock on December 31, 2003 of $8.01). In the event of a “change in control” as defined in our Amended and Restated 2001 Long Term Incentive Plan, if the performance share program is not continued or replaced by a substantially similar program, these units will become fully vested and nonforfeitable. See

“Approval of the Merger Agreement (Proposal No. 1) — Interests of Certain Persons in the Merger” and “The Merger Agreement — Treatment of AT&T Wireless Stock Options and Stock-Based Awards.”

As of December 31, 2003, including the performance share units deemed earned on January 29, 2004, Mr. Zeglis held 258,678 units of restricted stock valued at $2,066,837, Mr. Keith held 83,229 units of restricted stock valued at $665,000, Mr. Dahan held 159,930 units of restricted stock valued at $1,277,840, Mr. McCabe held 41,615 units of restricted stock valued at $332,504, and Mr. Chakrin held 41,615 units of restricted stock valued at $332,504, based on the closing price of our common stock on December 31, 2003 of $7.99.

(4)	Consists of (i) payouts in fiscal year 2002 of performance that AT&T granted for the three-year performance period ended on December 31, 2001 which was based in part on AT&T’s financial performance criteria and common stock price and in part on our common stock price and (ii) payouts in fiscal year 2001 of performance shares that AT&T granted for the three-year performance period ended on December 31, 2000 which was based solely on AT&T’s financial performance criteria.

(5)	For 2003, includes: (i) 401(k) matching contributions (Mr. Zeglis, $8,000; Mr. Keith, $6,431; Mr. Dahan, $8,000; Mr. McCabe, $4,845; and Mr. Chakrin, $2,818); (ii) profit sharing and fixed contributions in the amount of $9,500 for each of Messrs. Zeglis, Keith, Dahan and McCabe, and $3,577 for Mr. Chakrin; (iii) payments equal to lost 401(k) matching contributions caused by IRS limitations (Mr. Zeglis, $154,002; Mr. Keith, $60,586; Mr. Dahan, $72,101; Mr. McCabe, $30,645; and Mr. Chakrin, $32,706); (iv) executive life insurance premiums (Mr. Zeglis, $4,110; Mr. Keith, $2,436; Mr. Dahan, $2,454; Mr. McCabe, $1,301; and Mr. Chakrin, $1,454); (v) imputed income on supplemental retirement plan in the amount of $2,990 for Mr. Dahan; (vi) personal liability and disability insurance premiums (Mr. Zeglis, $5,598; Mr. Keith, $5,463; Mr. Dahan, $6,448; Mr. McCabe, $4,746; and Mr. Chakrin, $5,156); and (vii) distribution from deferred compensation accounts and non-qualified supplemental retirement arrangements in the amount of $3,536,659 for Mr. Keith (as further described in “— Employment and Severance Agreements and Change in Control Arrangements — Employment Agreement with Mr. Keith”).

(6)	Mr. Dahan became an executive officer in July 2001.

Option Grants in Last Fiscal Year

      We set forth information regarding stock options we granted during the fiscal year ended December 31, 2003 to the Named Executive Officers in the following table.

	Individual Grants

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to
	Options	Employees in	Exercise or		Grant Date
	Granted	Fiscal	Base Price	Expiration	Present Value
	(#)(1)	Year(2)	($/SH)	Date	($)(3)

John D. Zeglis	750,000	2.55%	$6.84	1/20/13	$3,170,925
Michael G. Keith	500,000	1.70	6.84	1/20/13	2,113,950
Andre Dahan	500,000	1.70	6.84	1/20/13	2,113,950
Joseph McCabe Jr.	250,000	0.85	6.84	1/20/13	1,056,975
Lewis M. Chakrin	250,000	0.85	6.84	1/20/13	1,056,975

(1)	The per share exercise price is the fair market value of our common stock on the date of grant and the term of the option is 10 years, subject to earlier termination in the event of termination of employment. The schedule on which options become exercisable is subject to continued vesting or acceleration upon retirement, disability, death or a change in control. The option grants to the Named Executive Officers vest 25% on the six-month anniversary of the grant and 6.25% each calendar quarter thereafter.

(2)	Based on options to purchase a total of 29,429,668 of common stock granted to employees during fiscal year 2003.

(3)	We estimated the Grant Date Present Value of the options in this table in accordance with SEC regulations using the Black-Scholes option pricing model. You should not construe our use of this model as an endorsement of its accuracy. All stock option valuation models, including the Black-Scholes model, require various assumptions, including a prediction about the future movement of the stock price. We made the following assumptions for purposes of calculating the Grant Date Present Value: a holding period of six years, volatility of 65%, no dividend yield, a forfeiture rate of 8.4% and a risk-free interest rate of 3.5%.

Fiscal Year-End Option Values

      We set forth information in the table below with respect to the number of outstanding options held by the Named Executive Officers at fiscal year-end 2003. No Named Executive Officers exercised options during fiscal year 2003.

	Number of
	Securities Underlying		Value of Unexercised
	Unexercised Options		In-the-Money Options
	at Fiscal Year-End(#)		at Fiscal Year-End(#)(1)

Name	Exercisable	Unexercisable	Exercisable	Value	Unexercisable	Value

John D. Zeglis	4,988,924	1,712,225	234,375	$269,531	515,625	$592,969
Michael G. Keith	1,875,935	663,168	156,250	179,688	343,750	395,313
Andre Dahan	1,027,375	830,625	156,250	179,688	343,750	395,313
Joseph McCabe Jr.	1,003,860	426,968	78,125	89,844	171,875	197,656
Lewis M. Chakrin	1,021,672	443,086	78,125	89,844	171,875	197,656

(1)	The value of each unexercised in-the-money option at fiscal year-end represents an amount equal to the closing price of our common stock on December 31, 2003 of $7.99, minus the per share option exercise price, multiplied by the number of shares underlying the option. An option is in the money if the fair market value of the underlying shares exceeds the exercise price of the option. See “— Employment and Severance Agreements and Change in Control Arrangements.”

Employment and Severance Agreements and Change in Control Arrangements

Employment Agreement with Mr. Keith

      We entered into an employment agreement with Mr. Keith, effective January 4, 2003, in connection with his assumption of the role of President of AT&T Wireless Mobility Operations. This agreement provides for a minimum base salary of $625,000.

      Pursuant to Mr. Keith’s employment arrangements, grants of restricted stock units to Mr. Keith totaling 22,510 units were fully vested and payable as of February 1, 2003 and all stock options granted to Mr. Keith prior to February 16, 2002 continue to vest and will be exercisable until the original grant expiration of the options, regardless of Mr. Keith’s termination for any reason. Grants of stock options made in 2002 through the date of the employment agreement likewise continue to vest and are exercisable for the full length of the original term of such options if Mr. Keith meets the retirement eligibility criteria in effect for those grants as of the date of his termination. If we terminate Mr. Keith other than for cause or Mr. Keith terminates his employment for good reason, any outstanding unvested options will be treated as if he retired from our company as of that date.

      Mr. Keith’s employment agreement confirms certain prior obligations, including those we assumed under prior arrangements between AT&T and Mr. Keith, pursuant to which we established deferred compensation accounts and a non-qualified supplemental retirement arrangement. We fully vested the amounts in each of these accounts by April 2, 2002, we credited them with interest on a quarterly basis and we paid them in 2003 to Mr. Keith, net of early withdrawal penalties, in the amount of $3,536,659. Mr. Keith must repay the amounts paid in the event he establishes a relationship with a competitor of ours in violation of our non-competition guidelines, as modified by the employment agreement, at any time prior to the second anniversary of the termination of his employment. Any severance payments made to Mr. Keith pursuant to the Senior Officer Severance Plan described below will be reduced by the sum of $2,152,800 in consideration of the non-qualified supplemental retirement arrangement. Mr. Keith is entitled to participate in each of our current plans, programs and policies for senior officers and executive vice presidents. Mr. Keith’s employment agreement has no fixed termination date, and Mr. Keith or we may terminate his employment at any time.

      Mr. Keith’s employment agreement imposes certain confidentiality and reporting obligations on Mr. Keith. The agreement also provides for transportation or reimbursement of transportation and certain other reasonable expenses Mr. Keith incurs. We also agreed to reimburse Mr. Keith’s reasonable legal fees in connection with negotiating and entering into Mr. Keith’s employment agreement.

Employment Agreement with Mr. Dahan

      We entered into an employment agreement with Mr. Dahan, effective July 1, 2001, as amended, which provides for an initial base salary of $600,000 per year and annual cash incentive bonuses based on measures of our performance.

      Pursuant to Mr. Dahan’s employment agreement, we granted Mr. Dahan a non-qualified stock option for 858,000 shares of our common stock, with a term of 10 years, which vests 25% on the six-month anniversary of the grant and 6.25% each quarter thereafter. The per share exercise price of the option was equal to the fair market value of our common stock on the date of grant.

      We also granted Mr. Dahan a restricted stock unit award for 230,104 shares of our common stock. Assuming continued employment, we have vested or will vest the restricted stock unit award in three equal installments on each of May 16, 2002, May 16, 2003 and May 16, 2004.

      Pursuant to Mr. Dahan’s employment agreement, upon reaching age 55, we are to grant Mr. Dahan a payment of $125,000 on an annual basis in recognition of the lost value of the retirement program from his previous employer. In September 2003, we agreed with Mr. Dahan to exchange this obligation for: a revised arrangement consisting of three annual payments of $125,000 from us beginning in approximately March 2004; a joint and survivor annuity which will provide an annual benefit of $125,000 beginning on March 16, 2004, for the duration of the longer of Mr. Dahan’s life or the life of Mr. Dahan’s spouse; and a general account, second-to-die life insurance policy with a death benefit of $1,000,000 on the lives of Mr. Dahan and his spouse. We granted Mr. Dahan an income tax gross-up for the taxes due on the purchase of the annuity and the life insurance policy.

      Mr. Dahan’s employment agreement also entitles Mr. Dahan to four weeks paid vacation each year and participation in our other benefit programs available to our senior executives. Mr. Dahan’s employment agreement has no fixed termination date, and Mr. Dahan’s employment may be terminated by him or us at any time.

      The employment agreement prohibits Mr. Dahan from disclosing confidential information or trade secrets concerning us without our express written consent. Mr. Dahan is also subject to a number of non-competition constraints, violation of which could result in forfeiture of certain employee benefits.

Other Arrangements

      We include in the “Bonus” column of the summary compensation table bonuses paid to Messrs. Chakrin and McCabe pursuant to retention agreements. Please refer to “— Employment and Severance Agreements and Change in Control Arrangements — Senior Officer Severance Plan” for additional information about how these bonuses affect a pay-out under the Senior Officer Severance Plan.

Change in Control Provisions of AT&T Wireless’ Amended and Restated 2001 Long Term Incentive Plan

      Under our Amended and Restated 2001 Long Term Incentive Plan (which we refer to as the “2001 Incentive Plan”), in the event of a change in control of our company, which includes the completion of the proposed merger with Cingular (as described below), unless the Compensation Committee determines otherwise at the time of grant with respect to a particular award:

•	we make fully exercisable and vested any options and stock appreciation rights (which we refer to as “SARs”) outstanding as of the date such change in control is determined to have occurred, which are not then exercisable and vested, to the full extent of the original grant;

•	we eliminate the restrictions and deferral limitations applicable to any restricted stock and we make all restricted stock fully vested and transferable to the full extent of the original grant;

•	we consider all performance awards to be earned and payable in full and any deferral or other restriction to lapse and we will immediately settle or distribute the performance awards; and

•	we eliminate the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards and we make all other stock unit awards or other awards fully vested and transferable to the full extent of the original grant.

      Under the 2001 Incentive Plan, a “change in control” of our company means the occurrence of any of the following events (which includes the completion of the proposed merger with Cingular):

•	any acquisition of securities or other transaction, arrangement or understanding, not approved in advance by our “incumbent board” (as described below), as a result of which any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) beneficially owns 20% or more of either (a) the then outstanding shares of our common stock or (b) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, excluding acquisitions by us or by our employee benefit plans;

•	during any two-year period, a change in the composition of our board such that our incumbent directors, consisting of the individuals who constituted our board at the beginning of the two-year period together with any individuals subsequently elected to our board whose election or nomination for election by our shareholders was approved by our incumbent board (but excluding individuals elected to our board pursuant to agreements between us and third parties if a majority of our board consists of such persons), cease for any reason to constitute at least a majority of our board;

•	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets (each, a “corporate transaction”) or an acquisition of securities as a result of which (a) three or fewer persons (excluding us, our employee benefit plans, investors who are parties to standstill agreements and certain passive investors) beneficially own 45% or more of the outstanding common stock or outstanding voting securities of us or, where we are not the surviving corporation, the surviving corporation or its parent, (b) our outstanding common stock and outstanding voting securities immediately prior to the consummation of a corporate transaction (or, where we are not the surviving corporation, the securities of the surviving corporation or its parent issued to the holders of our securities in connection with the corporate transaction) do not immediately after consummation of the corporate transaction represent more than 55% of the outstanding common stock and outstanding voting securities of us or, where we are not the surviving corporation, of the surviving corporation or its parent, or (c) the individuals who were members of our incumbent board immediately prior to the transaction will constitute less than a majority of our board of directors or, where we are not the surviving corporation in a corporate transaction, the board of directors of the surviving corporation or its parent, immediately after the corporate transaction;

•	our shareholders approve our complete liquidation or dissolution; or

•	we consummate any other transaction that a majority of our incumbent board determines in its sole discretion to constitute an actual or de facto change in control.

Change in Control Provisions of AT&T Wireless’ Adjustment Plan

      In connection with our split-off from AT&T, we adopted our Adjustment Plan that provides that in the event of a change in control, we treat awards under the Adjustment Plan as follows:

•	we vest and make exercisable outstanding options and stock appreciation rights to the full extent of the original grant;

•	we eliminate restrictions and deferral limits on restricted stock grants and we fully vest and make transferable the restricted stock to the full extent of the original grant;

•	we deem earned and payable in full all performance awards, we eliminate all restrictions and we immediately settle or distribute the performance award; and

•	we eliminate all other restrictions and conditions applicable to any other award and we make all awards fully vested and transferable to the full extent of the original grant.

      A change in control of our company means the occurrence of the following events (which includes the completion of the proposed merger with Cingular):

•	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 20% or more of either (i) the then outstanding shares of our common stock or (ii) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, excluding acquisitions by or from us or by our employee benefit plans or some shareholder-approved merger or sale transactions;

•	the individuals who constitute our board immediately after the split-off date cease for any reason to constitute at least a majority of our board, unless the change of board composition is approved by certain members of the current board;

•	generally, we consummate a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets; or

•	our shareholders approve our complete liquidation or dissolution.

Senior Officer Severance Plan

      We adopted a Senior Officer Severance Plan, effective July 16, 2002, as amended, which provides severance benefits to certain of our executive officers in connection with certain transactions, reductions in force or other restructuring. As of February 11, 2004, we amended and restated the Senior Officer Severance Plan.

      The plan entitles a participant to receive a severance benefit (a) in the event we terminate a participant without “cause” (as defined in the plan) or if a participant terminates his or her employment for “good reason” (as defined in the plan) in connection with or within a specified period following a “change in control” or in connection with a “reduction in force” or “other restructuring” (as defined in the plan), or (b) if a successor to us fails to assume our obligations under the plan. In addition, the participant must execute an agreement which includes a release of all employment-related claims, a non-disparagement covenant and non-competition and non-solicitation clauses. The definition of “change in control” under the plan is substantially similar to the definition of change in control under our 2001 Incentive Plan and includes completion of the proposed merger with Cingular.

      Severance benefits include:

•	payment of an amount equal to any pro rata target bonus earned through the separation date;

•	if that officer is:

•	our Chief Executive Officer, a severance payment equal to three times the Chief Executive Officer’s base salary and target bonus,

•	our President of our Mobility Services or Mobile Multimedia Services business units, a severance payment equal to three times such officer’s base salary and target bonus in connection with a termination after a change in control or successor’s failure to assume the plan, or two times such officer’s base salary and target bonus in connection with a reduction in force or other restructuring,

•	an Executive Vice President, a severance payment equal to two-and-a-half times such officer’s base salary and target bonus in connection with a termination after a change in control or successor’s failure to assume the plan, or two times such officer’s base salary and target bonus in connection with a reduction in force or other restructuring, and

•	for all remaining participants in the Senior Officer Severance Plan, a severance payment equal to one-and-one-quarter times the officer’s base salary and target bonus in connection with a termination after a change in control or successor’s failure to assume the plan, or an amount equal to such officer’s base salary and target bonus in connection with a reduction in force or other restructuring;

•	continuation of the officer’s medical, dental, vision and prescription benefits and, pursuant to the February 11, 2004 amendment, life insurance benefits for a period equal to the applicable severance payment multiple; and

•	outplacement benefits and financial counseling for a period of 24 months following termination after a change in control or a successor’s failure to assume the plan, or 12 months following a reduction in force or other restructuring.

For Messrs. McCabe and Chakrin, and one other executive officer, we will include bonuses payable pursuant to retention agreements in addition to salary and target bonus in computing severance payments.

      The plan requires the participant to repay to us the economic value of any severance benefits paid under the plan if it is determined that the participant has violated our code of business conduct or any of the restrictive covenants in the participant’s release or other covenants in any of our other plans or programs, except that following a change in control this forfeiture provision will only apply to a participant’s violation of non-disparagement and non-solicitation of employees covenants.

      In the event that a participant incurs legal, accounting and other fees or other expenses in a good faith effort to obtain benefits under the plan, we will reimburse the participant for such fees up to $10,000.

      In the event Section 4999 of the Code imposes any excise tax on any amounts payable or benefits provided to a participant, we will pay the participant an additional payment to put the participant in the same after-tax position as if there were no excise tax.

      If the plan entitles a participant to severance benefits, the participant will generally not be entitled to any severance pay or benefits under any of our other severance plans, programs or policies. We may reduce severance payments under the plan by cash severance payments under any individual agreements that the participant may receive from us (unless the participant elects not to receive severance payments under such individual agreement in which case we will not reduce the amounts under the plan).

      Prior to completion of the merger, pursuant to the February 11, 2004 amendment, we will establish a grantor trust on customary terms for the benefit of the participants in the Senior Officer Severance Plan and we will deposit the full amount of severance benefits and excise tax gross-up payments that could be payable to all participants under the Senior Officer Severance Plan in the trust in cash. The cash and other property held in such trust will be subject to the claims of our general creditors.

Change in Control Provisions of AT&T Wireless’ Short Term Incentive Plan

      Our Short Term Incentive Plan, contains certain provisions relating to a change in control of our company. In the event of a “change in control,” a participant will receive a minimum bonus equal to the product of (i) a pro rata portion of the participant’s target annual incentive award and (ii) year-to-date actual performance with respect to the performance goals established by the Compensation Committee for that year. The definition of “change in control” under the plan includes the completion of the proposed merger with Cingular and is identical to the definition of change in control under our 2001 Incentive Plan as described above under “— Employment and Severance Agreements and Change in Control Arrangements — Change In Control Provisions of AT&T Wireless’ Amended and Restated 2001 Long Term Incentive Plan.”

Performance Graph

      We provide in the following graph a comparison of cumulative total shareholder returns of our common stock (listed on the NYSE under the symbol “AWE”) compared with the Standard & Poor’s 500 Stock Index and the Barclays Capital Wireless Index*, our selected peer group since April 27, 2000. In making this comparison, we have assumed an investment of $100 in each of AT&T Wireless Group tracking stock at the time of its initial listing on the NYSE, the Standard & Poor’s 500 Stock Index and the Barclays Capital Wireless Index. AT&T Wireless Group tracking stock was a class of securities of AT&T that was intended to reflect the financial and economic value of AT&T Wireless Group of which our company constituted the major part. AT&T Wireless Group was an integrated set of businesses, assets and liabilities, including those of our company, consisting of AT&T’s wireless operations. On July 9, 2001, we split off from AT&T, and in connection with the split-off, AT&T redeemed shares of AT&T Wireless Group tracking stock on a one-for-one basis in exchange for shares of our common stock, and AT&T issued shares of our common stock to holders of AT&T common stock as a dividend of approximately 0.32 of a common share of ours for each share of AT&T common stock held.

      The companies which compose the Barclays Capital Wireless Index are: ALLTEL Corporation; Centennial Communications Corp.; Millicom International Cellular S.A.; Nextel Communications, Inc.; Price Communications Corporation; Sprint PCS Group; Telesystem International Wireless Inc.; United States Cellular Corporation; Vimpel-Communications OJS; Vodafone Group Plc; and Western Wireless Corporation.

Comparison of Cumulative Total Returns

	Indexed Returns

	Base Period	Year Ending	Year Ending	Year Ending	Year Ending
Company Name/Index	Apr. 27, 2000	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003

AWE (tracking stock prior to split-off)	100	54.42	45.17	17.76	25.12
S&P 500	100	90.83	80.04	62.35	80.23
Barclays Capital Wireless (peer group)	100	70.71	53.55	36.45	52.74

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

NTT DoCoMo Relationship

      In connection with the split-off from AT&T in July 2001, we issued to NTT DoCoMo, a leading Japanese wireless communications company, 406,255,889 shares of our common stock and warrants to purchase an additional 41,748,273 shares of our common stock in exchange for AT&T securities NTT DoCoMo owned as a result of an approximately $9.8 billion investment NTT DoCoMo made in January 2001. As a result of this investment, we are a party to various agreements with NTT DoCoMo.

      Pursuant to the exercise of preemptive rights as described below, NTT DoCoMo acquired an additional 26,734,557 shares of our common stock for an aggregate purchase price of $381,769,474 in February 2002. These shares are not subject to the repurchase obligations described below. As of February 29, 2004, NTT DoCoMo beneficially owned approximately 17.4 percent of our securities, consisting of 432,990,446 shares of our common stock and warrants to acquire an additional 41,748,273 shares of our common stock at $35 per share.

      We summarize below the material provisions of agreements, as amended to date, to which NTT DoCoMo and we are parties, and that apply to us now, including the Investor Agreement as last amended in December 2002. We qualify this summary in its entirety by reference to the full text of the agreements.

NTT DoCoMo Investment Rights and Obligations

      In addition to the rights inherent in the shares of our common stock and the warrants, under the agreements NTT DoCoMo has additional rights and obligations with respect to its investment in us.

      Transfer Restrictions and Registration Rights. Subject to limited exceptions, without our consent, NTT DoCoMo may not transfer any of our securities to any person if after the transfer the transferee’s interest in us would exceed 6%, or exceed 10% in the case of transferees, principally financial institutions, who are eligible to report their interest on Schedule 13G under the Securities Exchange Act of 1934. Subject to certain exceptions and conditions, NTT DoCoMo is entitled to require us to register shares of our common stock under various circumstances. Except for certain of these registration rights, none of NTT DoCoMo’s special rights are transferable by NTT DoCoMo along with the shares.

      Repurchase Obligations. NTT DoCoMo may require us to repurchase the stock and the warrants that NTT DoCoMo acquired as a result of its original investment in us, if prior to December 31, 2004, any of the following circumstances occur:

•	we abandon our use of W-CDMA technology as our primary technology for third-generation services; or

•	we fail to launch services based on W-CDMA in certain areas of Dallas, San Diego, San Francisco and Seattle, or agreed upon alternative cities.

This repurchase obligation will not apply if such abandonment or failure is due to:

•	NTT DoCoMo ceasing to actively support and promote wireless services using W-CDMA technology as its standard for wireless third-generation services;

•	factors outside our reasonable power to affect or control, including the unavailability, or delay in the availability, of equipment, software, spectrum or cell sites;

•	inability to obtain regulatory approvals, permits or licenses without the imposition of burdensome conditions or restrictions; or

•	our board determining in good faith that due to regulatory or legal issues, or other external factors, the business plan for deployment of such a system has deteriorated significantly.

      If NTT DoCoMo exercises its repurchase rights, the repurchase price will be NTT DoCoMo’s original purchase price of $9.8 billion plus interest of a predetermined rate. In lieu of paying all or a portion of the repurchase price, we will have the right to cause NTT DoCoMo to sell any portion of its shares in a registered sale, and to pay NTT DoCoMo the difference between the repurchase price and the proceeds from the registered sales. We also have the right to pay the portion of the repurchase price attributable to the warrants with our common stock.

      See “The Merger Agreement — Actions with Respect to NTT DoCoMo Technology Commitment” and “The Merger Agreement — Conditions to the Merger.”

      Standstill. Prior to our entering into the merger agreement, NTT DoCoMo and certain related parties were prohibited until January 22, 2006 from taking a number of actions without our consent including, acquiring or agreeing to acquire any of our voting securities, except in connection with NTT DoCoMo’s exercise of its preemptive rights or warrants, and acting in concert with any person for the purpose of effecting a transaction that would result in a change in control of us or engaging in proxy solicitations or election contests. Prior to our entering into the merger agreement, NTT DoCoMo would continue to be subject to the standstill for so long as NTT DoCoMo has the right to nominate at least one director to our board of directors.

      The standstill provisions described above terminated when we entered into the merger agreement with Cingular.

      Voting. In connection with a shareholders meeting to elect directors, NTT DoCoMo agrees to vote all of its shares of our common stock either in favor of the slate of directors nominated by our board or, with respect to each director nominee, in the same proportion as the votes of all shareholders other than NTT DoCoMo and its affiliates.

      Board and Management Representation. NTT DoCoMo is generally entitled to nominate a number of representatives to our board proportional to its economic interest in us, provided that when NTT DoCoMo’s economic interest in us is at least 13.5% it is entitled to at least two director nominees. The NTT DoCoMo nominees for these board seats must be senior officers of NTT DoCoMo or individuals unaffiliated with NTT DoCoMo who have credentials appropriate for directorship on a large publicly-traded U.S. company, that are reasonably acceptable to us. NTT DoCoMo will generally lose these board representation rights if its economic interest in us falls below 10% for 60 consecutive days. However, as long as it retains 62.5% of the interest it acquired as a result of its original investment, NTT DoCoMo will generally not lose its board representation rights unless its economic interest in us falls below 8% for 60 consecutive days.

      Subject to our reasonable approval, NTT DoCoMo may appoint one of its senior executives to our senior leadership team and may also select two additional NTT DoCoMo senior executives to attend and participate in that team’s meetings. In addition, NTT DoCoMo can appoint between two and five of its employees that are reasonably acceptable to us as our employees in areas such as finance and technology. NTT DoCoMo will lose these rights regarding management representation under the same circumstances as it would lose board representation rights.

      During 2003, we paid NTT DoCoMo the cash compensation for board services that we would otherwise pay to Mr. Ono.

      Technology Committee. Our board is obligated to constitute a four member board committee responsible for considering all material matters relating to the proper deployment of W-CDMA and for making recommendations to our board with respect to W-CDMA matters. One of the members of the Technology Committee must be a NTT DoCoMo director nominee. Up to two NTT DoCoMo employees skilled in third-generation technology-related matters may participate in the Technology Committee’s meetings. NTT DoCoMo will generally lose these rights under the same circumstances as it would board representation rights or if our board upon unanimous committee recommendation dissolves the Technology Committee.

      Right to Approve Specified Actions. We may not change the scope of our business such that our businesses (including those in our business plan and natural evolutions of those businesses), taken as a whole, cease to constitute our primary business or enter into a strategic alliance with another wireless operator so that the wireless operator would own more than 15% but less than 50% of the economic interest in us without NTT DoCoMo’s prior approval. NTT DoCoMo will lose these approval rights under the same circumstances as it would lose board representation rights.

      Right of Consultation. In connection with (i) any transaction that would result in any person owning more than a 15% economic interest in us, (ii) any transaction that would result in NTT DoCoMo’s economic interest in us being less than 10% if NTT DoCoMo’s economic interest in us is more than 12% immediately prior to the transaction or (iii) any transaction or agreement that would result in any person having governance rights more favorable than those of NTT DoCoMo, we must notify NTT DoCoMo of the proposed terms of the transaction or agreement in advance of certain board meetings promptly upon the determination by our senior executive officers that the proposed transaction or agreement will be seriously pursued. We must keep NTT DoCoMo informed of material developments in the terms of any such transaction or agreement. As described under “Approval of the Merger Agreement (Proposal No. 1) – Background of the Merger,” NTT DoCoMo agreed to a temporary limited waiver of these rights in connection with our exploration of our strategic alternatives. This waiver has expired.

      Preemptive Rights. NTT DoCoMo has limited preemptive rights that entitle it to maintain its ownership interest by purchasing shares in our new equity issuances, including issuances in connection with certain acquisitions and business combinations. In the event of a new equity issuance, if NTT DoCoMo holds 12% or more of the economic interest in us at the time of the new issuance, NTT DoCoMo may purchase a number of additional shares that would bring NTT DoCoMo’s economic interest back up to 16%; and if NTT DoCoMo holds less than 12% of the economic interest in us at the time of the new issuance, NTT DoCoMo may purchase a number of additional shares that would maintain NTT DoCoMo’s economic interest at the level it was at just before the new issuance. In most cases, the purchase price for these additional shares will be the actual price per security paid by the purchasing third party. However, in the event the equity issuance is not for cash, we will base the purchase price on the average closing price of our common stock over a specified period. NTT DoCoMo will lose these preemptive rights under the same circumstances as it would lose board representation rights.

Other Arrangements

      We have entered into a Reseller Agreement with NTT DoCoMo, pursuant to which DoCoMo resells our wireless services to its subscribers who have extended stays in the United States. We received approximately $397,000 from NTT DoCoMo under this agreement in 2003. During 2003, we paid NTT DoCoMo approximately $345,000 for consulting services related to our technology build out and approximately $190,000 in the aggregate for the services of three employees that NTT DoCoMo seconded to us under the Investor Agreement.

Strategic Alliance

      In connection with NTT DoCoMo’s investment, we and NTT DoCoMo formed a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. We established a new, wholly owned subsidiary to foster the development of multimedia content, applications and services operable over our current network, as well as on new, high-speed wireless networks built to global standards for third-generation services. We have contributed, among other things, our rights to content and applications used in our PocketNet service to the new multimedia subsidiary. We provide or have provided, and NTT DoCoMo has provided, technical resources and support staffing for this alliance. In addition, each of us has agreed, subject to technical and commercial feasibility, to recognize the other as its primary and preferred roaming partner in the other party’s home territory.

      We and NTT DoCoMo have agreed to certain non-competition commitments that restrict each other’s ability to provide, or own equity interests in companies that provide, mobile wireless services in Japan and the United States, respectively. We and NTT DoCoMo have also agreed to limit the extent to which we and NTT DoCoMo will be able to participate in certain mobile multimedia activities and investments in each other’s home territory. We and NTT DoCoMo will generally be bound by the non-competition commitments until approximately one year after the event triggering NTT DoCoMo’s loss of its board and management representation rights, or due to voluntary relinquishment of such rights by NTT DoCoMo.

Management Indebtedness

      In May 2001, we lent $500,000 to D. Jane Marvin, our Executive Vice President, Human Resources, in connection with her relocation to the Redmond area. Pursuant to the terms of the loan, including those related to continued employment, we forgave the final semi-annual installment of the loan on January 1, 2004. We made the loan interest-free and secured it by Ms. Marvin’s primary residence. The largest amount of the loan outstanding during fiscal year 2003 was $300,000.

      In connection with our split-off from AT&T in July 2001, we assumed AT&T’s obligation to Mohan S. Gyani, a former executive officer of ours as of January 3, 2003, under a deferred compensation account, which was credited with a balance of $6,000,000. On October 2, 2001, we exchanged this obligation for a trust-owned life insurance arrangement, pursuant to which we made a loan in the amount of $10.3 million, which bears interest at the rate of 5.32% per annum, to the trust which used the proceeds of the loan to purchase a life insurance policy on Mr. Gyani’s life. Mr. Gyani designated the beneficiaries of the insurance policy. We will recover the loan principal and accrued interest upon Mr. Gyani’s death. The largest amount of this loan outstanding during fiscal year 2003 was $11,588,444 and as of February 27, 2004 $11,677,630 was outstanding.

SHAREHOLDER PROPOSAL ON EXECUTIVE COMPENSATION PROGRAM

(PROPOSAL NO. 4)

      OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL

      A shareholder has advised us that it intends to present the following resolution at the annual meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which our board and we accept no responsibility, are set forth below.

Shareholder Resolution

      Resolved, that the shareholders of AT&T Wireless Services Inc. (“Company”) request that the Company’s Board of Directors and its Executive Compensation Committee replace the current system of compensation for senior executives with the following “Commonsense Executive Compensation” program including the following features:

(1) Salary — The chief executive officer’s salary should be targeted at the mean of salaries paid at peer group companies, not to exceed $1,000,000 annually. No senior executive should be paid more than the CEO.

(2) Annual Bonus — The annual bonus paid to senior executives should be based on well defined quantitative (financial) and qualitative (non financial) performance measures. The maximum level of annual bonus should be a percentage of the executive’s salary level, capped at 100% of salary.

(3) Long Term Equity Compensation — Long term equity compensation to senior executives should be in the form of restricted shares, not stock options. The restricted share program should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. The value of the restricted share grant should not exceed $1,000,000 on the date of grant.

(4) Severance — The maximum severance payment to a senior executive should be no more than one year’s salary and bonus.

(5) Disclosure — Key components of the executive compensation plan should be outlined in the Compensation Committee’s report to shareholders, with variances from the Commonsense program explained in detail.

      The Commonsense compensation program should be implemented in a manner that does not violate any existing employment agreement or equity compensation plans.

Proponent’s Supporting Statement

      We believe that compensation paid to senior executives at most companies, including ours, is excessive, unjustified, and contrary to the interests of the Company, its shareholders, and other important corporate constituents. CEO pay has been described as a “wasteland that has not been reformed.” (Institutional Shareholder Services senior vice president, Wall Street Journal, “Executive Pay Keeps Rising, Despite Outcry,” October 3, 2003). As of 2002, the CEO worker pay gap of 282 to 1 was nearly seven times as large as the 1982 ratio of 42 to 1 according to the United for a Fair Economy’s Tenth Annual CEO Compensation Survey (“Executive Excess 2003 — CEO’s Win, Workers and Taxpayers Lose.”)

      We believe that it is past time for shareholders to be proactive and provide companies clear input on the parameters of what they consider to be reasonable and fair executive compensation. We believe that executive compensation should be designed to promote the creation of long term corporate value. It is our opinion that the Commonsense executive compensation principles seek to focus senior executives, not on quarterly performance numbers, but on long term corporate value growth, which should benefit all the important constituents of the Company. We challenge our Company’s leadership to embrace the ideas embodied in the Commonsense proposal, which still offers executives the opportunity to build personal long term wealth but only when they generate long term corporate value.

Board of Directors’ Response

      Our board recommends a vote against this proposal because our board believes arbitrary caps and restrictions on executive compensation are not in the best interests of our company or our shareholders. Our board believes that the Compensation Committee should retain the flexibility to design appropriate compensation programs in light of current circumstances, including the our operations and goals for management, the regulatory environment and competitive practices.

      In accordance with its charter, the Compensation Committee, which is composed entirely of independent directors, is responsible for designing and administering our executive compensation program. The Compensation Committee reviews with our board the performance and compensation of our senior executive officers. Our board and the Compensation Committee strongly support the concept of performance-based executive compensation arrangements that are designed to create long-term corporate and shareholder value and are market competitive. For this reason, the Compensation Committee has taken into account many of the features described in the shareholder proposal, including reviewing the chief executive officer’s salary against competitive market data, ensuring that performance-based compensation makes up the majority of the total executive compensation package, including bonuses and equity compensation, providing for awards that vest over several years to encourage long-term equity-holdings by executives and ensuring detailed disclosure of executive compensation.

      The fundamental difference between the Compensation Committee’s current executive compensation programs and the shareholder proposal is the lack of flexibility provided by the proposal. Our board believes that restricting potential incentive program features and capping compensation levels for executives would unduly restrict the Compensation Committee’s choice among performance based compensation arrangements. The board understands the importance of preserving flexibility in compensation so that the Compensation Committee can choose incentives that best balance the variety of goals that we seek to pursue through our compensation arrangements. In choosing the appropriate compensation arrangement to use for our executives, the Compensation Committee must consider many factors, such as the goals our board has established for our company and our management, tax and accounting consequences of various arrangements, competitive practices of comparable companies and prevailing pay rates. Our board also believes that arrangements which provide reasonable severance benefits for senior executives, such as our Senior Officer Severance Plan described in “Executive Compensation — Employment and Severance Agreements and Change in Control Arrangements — Senior Officer Severance Plan,” are an important and entirely appropriate element of an executive compensation program. Our board believes that limiting the Compensation Committee’s ability to design compensation programs and set competitive compensation levels in line with those of other companies would place us at a significant competitive disadvantage in the recruitment and retention of our top executives.

      The proponent’s concerns about aligning executive interests with those of shareholders and ensuring adequate review and disclosure of compensation are satisfied by our current compensation program and the disclosure regarding the program in “Executive Compensation — Board Compensation Committee Report on Executive Compensation,” in which the Compensation Committee discusses its policies and objectives regarding total compensation for our executives and the relationship of that compensation to our performance. As disclosed in the Compensation Committee Report, the program focuses on both short- and long-term performance as measured by our financial results and value creation for shareholders. Bonuses are paid under our Short Term Incentive Plan based on the achievement of specific performance objectives set by the Compensation Committee. The primary performance objective for 2003 was the achievement of a specified OIBDA level, although the Compensation Committee also considered additional performance factors in determining payouts.

      In 2003, the Compensation Committee adopted a long-term equity incentive program that provided for performance shares as well as stock options to better reflect our performance-driven compensation policies and objectives, provide executive ownership opportunities and decrease share utilization under our 2001 Long Term Incentive Plan. Performance shares, which we grant annually, are designed to provide a multi-year retention feature and are credited and paid out in three equal annual installments, so that even after performance shares are earned, they are only paid out if the holder remains employed by us until the applicable crediting date. In addition, as described in its report, the Compensation Committee has implemented stock ownership guidelines for executive officers to encourage accumulation and retention of our stock by its executives.

      We have also designed our bonus and equity incentive programs to permit awards that comply with Section 162(m) of the Internal Revenue Code so that we can receive the tax benefits for qualifying performance-based compensation, as discussed in the Compensation Committee Report.

      Our board believes the proposal would arbitrarily restrict our flexibility in executive compensation without reference to the many considerations that the Compensation Committee must take into account in attracting and retaining an effective and experienced management team. Accordingly, the board recommends a vote against this proposal.

SHAREHOLDER PROPOSAL ON DISCONTINUING CERTAIN EXECUTIVE COMPENSATION

(PROPOSAL NO. 5)

      OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL

      A shareholder has advised us that he intends to present the following resolution at the annual meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which our board and we accept no responsibility, are set forth below.

Shareholder Resolution

Proposal

      Management and Directors are requested to consider discontinuing all rights, options, SAR’s and severance payments to the 5 top Management after expiration of existing plans or commitments.

Proponent’s Supporting Statement

Reasoning:

      Moderation is needed in corporate remuneration. It is my opinion that any person can live very lavishly on $500,000.00 per year. Over paying Management has been ongoing and increasing for years. Many officials have been awarded with no mention of what was accomplished above and beyond expectation of their positions. The bookwork involved and expense is tremendous in carrying out these programs. Peer group comparison and commercial “Remuneration” entities have been employed by some to recommend payouts, having nothing to do with a performance record. The product, its advertising, and its acceptance usually govern earnings.

      It is likewise my opinion that when Management is hired for their position at a good salary, they are expected to earn it, and not have to be paid more when and if they do. Excess wealth passed on may make heirs non workers and non achievers.

      There are many good Management Training Schools in the United States and the supply is available. Hiring away from other corporations may be a predatory process, increasing costs and does not necessarily “align shareowner/ management relations,” with any gain to the shareowners. Think about it! Vote YES for this proposal, it is your gain.

Board of Directors’ Response

      Our board recommends a vote against this proposal, which calls for a complete ban on all future stock options, stock appreciation rights, other rights and severance payments for our senior executive officers, because it is unduly restrictive and extreme. Our board believes that long-term compensation in the form of equity incentive awards and severance arrangements are important tools for attracting, motivating and retaining high-quality executives and aligning the interests of senior executives with those of shareholders.

      In accordance with its charter, the Compensation Committee, which is composed entirely of independent directors, is responsible for designing and administering our executive compensation program and reviews with the board the performance and compensation of our senior executive officers. Our board and the Compensation Committee strongly support the concept of designing performance-based executive compensation arrangements that create long-term corporate and shareholder value and are market competitive. For this reason, it is the policy of Compensation Committee’s policy to ensure that performance-based compensation makes up the majority of the total executive compensation package, including bonuses as well as equity incentive awards, and to provide for awards that vest over several years to encourage long-term equity holdings by executives.

      Our board believes that the Compensation Committee has acted responsibly in granting equity incentive awards. In 2003, the Compensation Committee adopted a long-term equity incentive program that provided for performance shares as well as stock options to better reflect our performance driven compensation policies and objectives, provide executive ownership opportunities and decrease share utilization under our 2001 Long Term Incentive Plan. We granted options with an exercise price equal to the fair market value on the date of grant, which means that executives benefit from these grants only after (i) their options have vested and (ii) our stock price has appreciated from the date the options were granted, thus aligning the interests of our executives with those of shareholders. Performance shares, which we grant annually, are designed to provide a multi-year retention feature and are credited and paid out in three equal annual installments, so that even after performance shares are earned, they are only paid out if we continue to employ the holder until the applicable crediting date.

      In addition, as described in its report, the Compensation Committee has implemented stock ownership guidelines for executive officers to encourage accumulation and retention of our stock by our executives. Our board also believes that arrangements that provide reasonable severance benefits for senior executives, such as our Senior Officer Severance Plan described in “Executive Compensation — Employment and Severance Agreements and Change in Control Arrangements — Senior Officer Severance Plan,” are an important and entirely appropriate element of an executive compensation program.

      We designed our compensation program for senior executives with the goal of attracting, retaining and encouraging the development of exceptionally knowledgeable and experienced executives, while at the same time offering compensation that is competitive in relation to current market practices in order to maintain a stable, successful management team. Our board believes that eliminating equity incentive awards and potential severance payments, which are standard incentives for executives in the industry, would place us at a competitive disadvantage in attracting high-quality executive candidates.

      Our board recommends that you vote against this proposal because our board believes that our compensation program is competitive and performance-driven and because the proposal would do away with an effective tool for aligning the interests of executives and shareholders and would place us at a competitive disadvantage in attracting and retaining qualified executives.

SHAREHOLDER PROPOSAL ON VOTE REQUIREMENT FOR DIRECTOR ELECTIONS

(PROPOSAL NO. 6)

      OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL

      A shareholder has advised us that it intends to present the following resolution at the annual meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which our board and we accept no responsibility, are set forth below.

Shareholder Resolution

      Resolved: That the shareholders of AT&T Wireless Services, Inc. (“Company”) hereby request that the board of directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that nominees standing for election to the board of directors must receive the vote of a majority of the shares entitled to vote at an annual meeting of shareholders in order to be elected or re elected to the board of directors.

Proponent’s Supporting Statement

      Our Company is incorporated in the state of Delaware. Delaware corporate law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business. (8 Del. C. 1953, Section 216 — Quorum and required vote for stock corporations). Further, the law provides that in the absence of any such specification in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.” Our Company presently does not specify a vote requirement other than a plurality for the election of directors, so Company directors are elected by a plurality of the vote.

      We feel that it is appropriate and timely for the board to initiate a change in the threshold vote required for a nominee to be elected to the board of directors. While the governance change proposed would entail a vote of the shareholders, the board of directors is positioned to initiate the amendment process. We believe that in order to make corporate director elections more meaningful at our Company, directors should have to receive the vote of a majority of the shares entitled to be voted in a director election. Under the present system, a director can be re-elected even if a substantial majority of the votes cast is withheld from that director. For example, if there are 100 million votes represented at a meeting and eligible to be cast and 90 million of these votes are withheld from a given candidate, he or she would still be elected with a plurality of the vote despite the fact that 90% of the votes cast withheld support for that nominee’s election to the board. We believe that a director candidate that does not receive a majority of the vote cast should not be seated as a director.

      It is our contention that the proposed majority vote standard for corporate board elections is a fair and reasonable standard and adoption of such a standard will strengthen the corporate governance processes at our Company. We urge your support of this important governance reform.

Board of Directors’ Response

      Our board recommends a vote against this proposal because the changes recommended by the proposal are not in the best interests of our company or our shareholders and, for directors who are nominated for re-election, would violate applicable state law.

      As noted in the proposal, our company is incorporated in and subject to the laws of the State of Delaware. Our board is classified, consisting of three classes, each class being elected for a three-year term. Pursuant to Delaware law and our By-Laws, our directors are elected by a plurality of votes cast by the shareholders. This system of electing directors by a plurality of the votes cast is utilized by the overwhelming majority of publicly traded corporations.

      Our board believes that our current system of electing directors by a plurality of votes cast is superior to the shareholder’s proposed system of electing directors by a majority of the outstanding shares entitled to vote at an annual meeting of shareholders. First, implementing the proposal could cause unnecessary expense and waste of our resources in connection with the election of directors and could undermine the ongoing effectiveness of our board. In addition, for any director who is nominated for re-election, implementation of the proposal is inconsistent with and would violate Delaware law. Finally, our board believes that a change in voting method is unnecessary in light of the processes we have established for election of directors and its governance principles.

      First, it is important to consider the practical aspects of attempting to implement the proposal. We have nearly three million shareholders. As with most large public companies, a substantial portion of those shareholders do not submit proxies or otherwise vote in elections of directors. Not seating a director nominee who failed to receive the approval of a majority of the shares entitled to vote could require us to conduct multiple meetings of shareholders, at considerable expense to us, in order for all director candidates to attain the proposed approval threshold.

      In addition, our board believes that implementing the proposal to not seat a director nominee who failed to receive the approval of a majority of the shares entitled to vote would give disproportionate power to a minority of shareholders and would create the potential for extreme disruption of our board’s functions and our operations, without any significant countervailing benefit to shareholders. Specifically, if the affirmative vote of a majority of the outstanding shares were required for election of a director nominee, any votes not cast at all would be the functional equivalent of a vote against the nominee. This mechanism would allow opponents of a director nominee who hold far less than a majority of the outstanding shares, to defeat a director nominee supported by holders of a greater number of shares, though short of a majority of the total outstanding. In the meantime, for an indefinite period, our board may be left without its full complement of directors, making it difficult for our board to staff key committees and otherwise meet its obligation to oversee the business and affairs of our company. A second and important consideration is that implementation of the proposal would, in certain circumstances, be contrary to applicable state law. The proponent incorrectly assumes that if we implement the proposal, any sitting director who is nominated for reelection, but does not receive the proposed majority vote, would not be seated as a director. Our board has been advised that such a result is contrary to Delaware law. Under Delaware law, a director nominated for re-election who was not approved by the required vote would continue to serve on our board as a “holdover director” until such director’s successor is elected and qualified or the director is removed. Under Delaware law, a director can be removed only by a separate ballot proposal for the removal of the director that is approved by a majority of our outstanding shares entitled to vote for the annual election of directors. Further, under Delaware law and our Certificate of Incorporation, a director can be removed only for cause and in accordance with the due process procedures required by Delaware law.

      Finally, our board believes that we already have a strong corporate governance process designed to identify and propose director nominees who will serve the best interests of our company and our shareholders. At least six out of our board’s nine members are independent as defined by all current securities laws and regulations and as further defined by the NYSE. Director nominees are evaluated and recommended for election by the Governance Committee, which is comprised solely of independent, nonemployee directors. The Governance Committee recommends members who are highly qualified and reflect a diversity of experience and viewpoints. In addition, shareholders themselves may recommend candidates for election, as described in “Board and Corporate Governance — Director Nomination.”

      Our commitment to effective and independent board leadership is shown by, among other things, our Corporate Governance Guidelines, which are available on the Corporate Governance page of our web site, http://www.attwireless.com/wirelessir/corporategovernance. Our board believes that these guidelines, not the procedure contemplated by the proposal, provide the best foundation for a strong and effective board and excellence in corporate governance.

      Adoption of this proposal would not automatically result in a change in the manner in which our directors are elected. A formal amendment to our By-Laws changing our system for electing directors would have to be approved by a majority of our board or approved by the holders of at least two-thirds of our outstanding stock entitled to vote at an annual or special meeting of shareholders.

      Our board believes that this proposal does not serve the best interests of our company or our shareholders.

THE ANNUAL MEETING AND OTHER INFORMATION

General Information

      Our board of directors is soliciting the enclosed proxy for use at our annual meeting to be held at 9:00 a.m. [     ] time on [     ], 2004, at [     ], and at any adjournment or postponement thereof. Items of business will be:

1. To approve and adopt the Agreement and Plan of Merger, dated as of February 17, 2004 (the “merger agreement”), by and among AT&T Wireless Services, Inc., Cingular Wireless Corporation, Cingular Wireless LLC, and Links I Corporation, and, solely with respect to specified sections of the merger agreement, SBC Communications Inc. and BellSouth Corporation. If we complete the merger, we will become a wholly owned subsidiary of Cingular Wireless Corporation, and you will have the right to receive $15.00 in cash without interest for each of your shares of AT&T Wireless common stock and an amount in cash without interest equal to the liquidation preference then applicable as of immediately prior to the effective time of the merger for each of your shares of AT&T Wireless Series C preferred stock and Series E preferred stock (an aggregate of $286,010,148 and $9,825,134, respectively, as of February 29, 2004), to the extent we do not redeem either or both series of preferred stock prior to completion of the merger.

2. To elect three members of the board of directors for three year terms.

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for 2004.

4. To act on the shareholder proposals set forth in the proxy statement, if they are presented.

5. To act on other matters and transact other business, as may properly come before the meeting and any adjournment or postponement of the meeting.

      If you hold shares of record as a registered shareholder, you can simplify your voting process and save us expense by voting your shares by telephone at 1-800-435-6710 or on the Internet at http://www.eproxy.com/awe. We provide more information regarding telephone and Internet voting on the proxy card. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Annual Report

      We have also enclosed our 2003 Annual Report to shareholders for the year ended December 31, 2003, including consolidated financial statements. The annual report is not part of this document.

      You may access this proxy statement and our 2003 Annual Report via the Internet on our Investor Relations website at http://www.attwireless.com/wirelessir. If you are a registered shareholder and would like to access your proxy statement and annual report electronically in the future, in lieu of receiving paper copies, please sign up for electronic delivery of these documents online at http://www.melloninvestor.com/ISD, or by following the appropriate instructions when you vote by telephone or by referring to instructions on the proxy card. If you hold shares through a bank or brokerage firm and you would like to access your proxy statement and annual report electronically in the future, in lieu of receiving paper copies, please ask your bank or brokerage firm whether it makes available electronic delivery of those documents to its clients.

Annual Meeting and Voting Information

Admission to the Annual Meeting

      When voting, please respond to the question asking whether you plan to attend the annual meeting. If you hold shares of record as a registered shareholder and would like to attend the meeting in person, please bring the admission ticket provided on the proxy card. If you hold your shares through a bank or brokerage account, please obtain admission material from your bank or brokerage firm, or bring evidence of ownership as of the record date, such as a bank or brokerage account statement, to the meeting. In all cases, you must bring photo identification to the meeting for admission, and if you do not provide an admission ticket, a registration process will be required. Please also note that seating at the meeting will be limited and admittance will be based upon space availability.

Securities Outstanding, Quorum and Voting Rights

      Only shareholders who held shares of record as of the close of business on [                    ], 2004, the record date, may receive notice of and vote at the annual meeting or any adjournment or postponement thereof. On February 27, 2004 there were 2,724,362,693 shares of AT&T Wireless common stock, 207,537 shares of AT&T Wireless Series C preferred stock and 25,428 shares of AT&T Wireless Series E preferred stock outstanding.

      Holders of our common stock are entitled to one vote for each share of common stock held as of the record date. Holders of our Series C preferred stock and Series E preferred stock are entitled to approximately 9.30 and 9.88 votes per share, respectively, representing an aggregate of 1,926,069 votes and 251,189 votes, respectively, for the shares held as of the record date. Each share of our Series C preferred stock is entitled to that number of votes equal to 1,926,069 divided by the number of shares of our Series C preferred stock outstanding on the record date, which is approximately 9.30 votes. Each share of our Series E preferred stock is entitled to that number of votes equal to 251,189 divided by the number of shares of our Series E preferred stock outstanding on the record date, which is approximately 9.80 votes. Holders of preferred stock will vote together as part of the same class with holders of our common stock on the proposals described in this proxy statement. Shareholders are not entitled to cumulate votes in the election of directors.

      As of the record date, our directors and executive officers and their affiliates may be deemed to be the beneficial owners of approximately [                    ] outstanding shares of our common stock (not including shares that may be acquired upon the exercise of stock options and not including any shares held or beneficially owned by NTT DoCoMo), [          ]% of the shares of our Series C preferred stock and [          ]% of the shares of our Series E preferred stock, which collectively represent approximately [          ]% of the voting power of all the shares of our stock. As of the record date, NTT DoCoMo beneficially owned approximately [          ]% of our securities, consisting of [                    ] shares of our common stock and warrants to acquire an additional [                    ] shares of our common stock at $35 per share.

      Transaction of business may occur at the meeting if a quorum is present. A quorum will be present if a majority of the voting power of the outstanding shares of our stock is present at the meeting, in person or by proxy.

      In order to approve the merger agreement (Proposal 1), holders of a majority of the voting power of all the outstanding shares of our common stock, Series C preferred stock and Series E preferred stock must vote in favor of approving the merger agreement. For the election of directors (Proposal 2), we will elect the three nominees who receive the greatest number of votes cast for directors at the meeting. Ratification of the appointment of independent auditors (Proposal 3), and approval of any shareholder proposals (Proposals 4, 5 and 6), require the favorable vote of a majority of the voting power of the shares present at the meeting, in person or by proxy.

      If you withhold a vote or abstain from voting on the proposal relating to the adoption and approval of the merger agreement (Proposal 1), it will have the same effect as a vote “against” the proposal because holders of a majority of the voting power of all of the outstanding shares of our stock must affirmatively vote in favor of the proposal in order to adopt it. In the election of directors (Proposal 2), withholding the vote as to all or specific nominees, which is the equivalent of abstaining, will have no effect on the outcome, since an abstention is not a vote cast. For each of Proposals 3, 4, 5 and 6, abstentions will have the same effect as a vote “against” those proposals because abstentions will represent votes present at the meeting and entitled to vote on the matter.

      Broker non-votes will have no effect on the election of directors (Proposal 2) or the adoption of Proposal 3, 4, 5 or 6 because broker non-votes will not be considered votes cast or shares entitled to vote at the meeting; however, in regards to the adoption and approval of the merger agreement (Proposal 1), the shares represented by a broker non-vote will be considered present at the annual meeting for the purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the election of directors (Proposal 2) and Proposal 3, but not with respect to Proposals 1, 4, 5 and 6.

Voting and Revocation of Proxies

      Your vote is important. If you are a registered holder of shares, you may vote by telephone, on the Internet or by signing and returning the proxy card, even if you plan to attend the annual meeting. You may cancel an earlier vote and vote differently at the meeting if you wish. If you return a signed proxy card without giving instructions as to your choices, the proxies appointed by the board of directors will vote your shares represented by your proxy in their discretion. Returning the proxy card is not necessary if you vote by telephone or on the Internet. If you hold your shares through a bank or brokerage firm, you may be able to vote through the Internet or by telephone in accordance with instructions your bank or brokerage firm provides. With respect to adjournments, all proxies not voted against the adoption of the merger agreement will be voted in favor of any management proposal to adjourn the meeting.

      Whether you attend the meeting or not, you may revoke a proxy at any time before we vote it at the meeting. You may do so by executing and returning a proxy card dated later than the previous one or by properly submitting a later proxy via telephone or the Internet. You also may revoke your proxy by casting your vote by ballot at the meeting or by submitting an instrument of proxy revocation to the inspector of election in care of our Associate General Counsel and Corporate Secretary before we take the vote at the meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies. If your bank or brokerage firm allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by the telephone or the Internet.

      Please do not return your stock certificates with your proxy card. The procedures for surrendering your stock certificates are described under “The Merger Agreement — Surrender of Stock Certificates; Payment for Shares.”

Voting of Shares Held in 401(k) Savings and 1165(e) Plans

      Fidelity Management Trust Company and The Bank and Trust of Puerto Rico, the trustees of AT&T Wireless’ 401(k) Savings Plan and 1165(e) Plan, respectively, will vote any AT&T Wireless shares credited to your account in the applicable plan in accordance with the voting instructions you give. Each trustee will vote any AT&T Wireless shares it holds for which it does not receive voting instructions in the same proportion as the shares for which it receives voting instructions.

Proxy Solicitation Costs

      We will pay the costs of printing this proxy statement and soliciting proxies from our shareholders. We have retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies from shareholders for a fee of $16,000 plus expenses. We may solicit proxies in person, by telephone, by facsimile transmission or by other means of communication. We will reimburse banks, brokers or other nominees for their costs of sending our proxy materials to beneficial owners. Our directors, officers or other employees also may solicit proxies from shareholders without additional compensation.

Information Regarding Proponents of Shareholder Proposals

      The foregoing shareholder proposals (Proposals 4-6) have been submitted for consideration at the 2004 annual meeting of shareholders. We will provide the names and addresses of the proponents of these shareholder proposals and the number of shares the proponents hold upon oral or written request for such information. You may make oral requests by contacting AT&T Wireless’ Investor Relations Department at 1-425-580-1652, and written requests may be made by contacting the Associate General Counsel and Corporate Secretary at AT&T Wireless Services, Inc., 7277 — 164th Avenue NE, Building 1, Redmond, Washington 98052.

Submission of Shareholder Proposals for Inclusion in Proxy Statement

      The deadline for us to receive shareholder proposals for inclusion in AT&T Wireless’ proxy statement for the 2005 annual meeting of shareholders is [                    ], 2004, 5:00 p.m. Pacific time if we do not complete the merger by that date. Proposals will be properly delivered only if sent to: Associate General Counsel and Corporate Secretary, AT&T Wireless Services, Inc., 7277 — 164th Avenue NE, Building 1, Redmond, Washington 98052. We urge shareholders making a shareholder proposal to use a courier service or certified or registered mail for delivery to better ensure that we timely receive your proposal and that you satisfy SEC rules requiring verifiable means of delivery of a proposal. We will only include a timely submitted shareholder proposal in the proxy statement if it meets applicable SEC requirements.

Advance Notice Procedures for Nominations, Business at Annual Meeting of Shareholders

      Shareholders must comply with the notice procedures set forth in our By-Laws in order to make nominations of persons for election to the board of directors or proposals for business to be considered at the 2005 annual meeting of shareholders. To be timely for this purpose, shareholders must deliver notice of nomination or other business proposed to be considered by shareholders at the 2005 annual meeting to our Associate General Counsel and Corporate Secretary no earlier than [                    ] and no later than 5:00 p.m. Pacific time on [                    ], unless we do not hold our annual meeting [          ] days prior or [          ] days after the anniversary of this year’s annual meeting, in which case different deadlines apply. Shareholders should send such nominations or proposals to: Associate General Counsel and Corporate Secretary, AT&T Wireless Services, Inc., 7277 — 164th Avenue NE, Building 1, Redmond, Washington 98052. Shareholders are urged to use a courier service or certified or registered mail for delivery to better ensure that we timely receive your nomination or proposal. Pursuant to the advance notice procedures of AT&T Wireless’ By-Laws, AT&T Wireless does not currently have timely notice of any shareholder nominations or proposals for business requested to be considered at the 2004 annual meeting of shareholders. If any business properly comes before the meeting that is not described in this proxy statement, the proxies appointed when you vote by telephone, on the Internet or by the proxy card will vote on such matters in their discretion.

Directions to Annual Meeting

[To Come]

FORWARD-LOOKING STATEMENTS

      This proxy statement includes and incorporates by reference statements that are not historical facts. These statements are “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) based, among other things, on our current plans and expectations relating to analyses of value and expectations of anticipated growth in the future and future success under various circumstances. As such, these forward-looking statements involve uncertainty and risk. These forward-looking statements are contained in the sections entitled “Summary” and “Approval of the Merger Agreement (Proposal No. 1),” including the sections entitled “Approval of the Merger Agreement (Proposal No. 1) — Background of the Merger”, “Approval of the Merger Agreement (Proposal No. 1) — Recommendation of the AT&T Wireless Board of Directors; AT&T Wireless’ Reasons for the Merger” and “Approval of the Merger Agreement (Proposal No. 1) — Opinion of AT&T Wireless’ Financial Advisor” on pages 8, 12 and 14, respectively, and other sections of this proxy statement.

      You should read these forward-looking statements in conjunction with the section entitled “Business — Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition” in Part 1 of our Annual Report on Form 10-K for the year ended December 31, 2003, which describes many of the external factors that could cause our actual results to differ materially from our expectations. In addition, actual results could differ materially from the forward-looking statements contained in this proxy statement because of many factors, such as competition within the telecommunications and wireless industry, the cyclicality of the telecommunications and wireless industry, the impact of the merger with Cingular on operating results and capital resources and the impact on profitability of economic and market conditions.

      Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in any forward-looking statement including, without limitation:

•	the effects of vigorous competition in the markets in which we operate and competition for more valuable customers, which may decrease prices charged, increase churn, and change the customer mix, profitability, and average revenue per user;

•	uncertainty concerning the growth rate for the wireless industry in general;

•	uncertainty concerning the impact of wireless number portability;

•	the risks associated with the implementation of our GSM/GPRS network and our technology migration strategy, including risks relating to the implementation and operations of new systems and technologies, customer satisfaction with quality and coverage, substantial required expenditures and potential unanticipated costs, the need to enter into roaming agreements with third parties, uncertainties regarding the adequacy of suppliers on whom we must rely to provide both network and consumer equipment, and consumer acceptance of the products and services to be offered;

•	uncertainty about the level of consumer demand for our GSM/GPRS products and services, including the possibility of consumer dissatisfaction which could result from unfamiliarity with new technology, quality and coverage, and different footprint, service areas, and levels of customer care;

•	the ability to enter into agreements to provide services throughout the United States and the cost of entering new markets necessary to provide these services;

•	our ability to effectively develop and implement new services, offers, and business models to profitably serve that segment of the population not currently using wireless services and the possible impact of those services and offers on our business;

•	the risk of increased churn and adverse impacts on our ability to grow our subscriber base resulting from introduction or popularity of new products and services by our competitors, inability to match competitor quality, coverage, features, and service packages, the impact of FCC regulations mandating number portability for wireless phones, or customer dissatisfaction with our products and services;

•	the ongoing global and U.S. trend towards consolidation in the telecommunications industry, which may have the effect of making our competitors larger and better financed and give these competitors more extensive resources, improved buying power, and greater geographic reach, allowing them to compete more effectively;

•	the impact of oversupply of capacity resulting from excessive deployment of network capacity in the markets we serve;

•	the risks and costs associated with the need to acquire additional spectrum to expand or enhance current and future services;

•	the requirements imposed on us or latitude allowed to competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996 or other applicable laws and regulations;

•	the ability to establish a significant market presence in new geographic and service markets;

•	our ability to monetize our non-strategic assets, including our non-consolidated investments in foreign entities and excess spectrum;

•	the availability and cost of capital and the consequences of increased leverage;

•	the impact of any unusual items resulting from ongoing evaluations of our business strategies;

•	the potential impact of NTT DoCoMo’s investment in us, including provisions of the agreements that restrict our future operations, and provisions that may require the repurchase of NTT DoCoMo’s investment if we fail to meet specified conditions, under certain circumstances, and the cost of complying with our technology commitment;

•	the risks and uncertainties associated with the acquisition and integration of businesses and operations;

•	the results of litigation filed or to be filed against us, or of some types of litigation filed or to be filed against AT&T for which we have agreed to assume liability under the split-off agreements with AT&T;

•	our ability to develop cost-effective alternative distribution channels to replace our reseller distribution channel;

•	risks and uncertainties concerning our ability to successfully implement “Project Pinnacle,” a company-wide initiative we launched in the second quarter of 2003 in an effort to improve operating efficiency and reach our goal of industry leading margins in 2005;

•	the risk of insolvency of vendors, customers, and others with whom we do business;

•	the risk of equipment failure, natural disasters, terrorist acts, or other breaches of network or IT security; and

•	the additional risks and uncertainties not presently known to us or that we currently deem immaterial.

      We do not undertake any obligation to update the forward-looking statements contained or incorporated in this proxy statement to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements.

INCORPORATION OF INFORMATION BY REFERENCE

      The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in later filed documents incorporated by reference in this proxy statement.

      This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our businesses.

AT&T Wireless SEC Filings (File No. 001-16567)

Annual Report on Form 10-K	For the fiscal year ended December 31, 2003

      We also incorporate by reference additional documents that may be filed with the SEC between the date of this proxy statement and the date of the annual meeting of shareholders or, if sooner, the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC’s Internet web site as we describe under “Additional Information.” You may obtain documents we incorporate by reference from us without charge, excluding all exhibits except those that we have specifically incorporated by reference in this proxy statement. Shareholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from us at the following address:

AT&T Wireless Services, Inc.

Investor Relations Department
7277 – 164th Avenue, Building 1
Redmond, Washington 98052.
telephone: (425) 580-1652

      If you would like to request documents, please do so by [                    ], 2004 to receive them before the meeting.

      You should rely only on the information contained or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement is dated [                    ], 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to shareholders does not create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER

By and Among

AT&T WIRELESS SERVICES, INC.,

CINGULAR WIRELESS CORPORATION,

CINGULAR WIRELESS LLC

and

LINKS I CORPORATION

and, solely with respect to Sections 5.3, 6.1(b), 6.5(b) and Article IX of the Agreement and Plan of Merger,

SBC COMMUNICATIONS INC.

and

BELLSOUTH CORPORATION

Dated as of February 17, 2004

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of February 17, 2004, by and among AT&T Wireless Services, Inc., a Delaware corporation (the “Company”), Cingular Wireless Corporation, a Delaware corporation (“Cingular”), Cingular Wireless LLC, a Delaware limited liability company (“Cingular Wireless”), and Links I Corporation, a Delaware corporation and a wholly-owned Subsidiary of Cingular (“Merger Sub”, the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”) and, solely with respect to Sections 5.3, 6.1(b), 6.5(b) and Article IX of this Agreement, SBC Communications Inc., a Delaware corporation (“SBC”) and BellSouth Corporation, a Georgia corporation (“BellSouth”).

RECITALS

      WHEREAS, the board of directors (“Board of Directors”) of each of Cingular, Merger Sub and the Company has determined that the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement is advisable and by resolutions duly adopted, has approved and adopted this Agreement; and

      WHEREAS, the Company, Cingular Wireless, Cingular, Merger Sub, SBC and BellSouth desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

      NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, Cingular, Cingular Wireless, Merger Sub, the Company and, solely with respect to Sections 5.3, 6.1(b), 6.5(b) and Article IX of this Agreement, SBC and BellSouth agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

      1.1.     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II of this Agreement. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

      1.2.     Closing. Unless otherwise mutually agreed in writing between the Company and Cingular, the closing for the Merger (the “Closing”) shall take place (i) at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 9:00 A.M. local time on the fifth business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

      1.3.     Effective Time. As soon as practicable following the Closing, the Company and Cingular will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS

OF THE SURVIVING CORPORATION

      2.1.     The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended in its entirety to read as set forth in Exhibit A hereto, until thereafter amended as provided therein or by applicable Law.

      2.2.     The By-Laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

OFFICERS AND DIRECTORS

OF THE SURVIVING CORPORATION

      3.1.     Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

      3.2.     Officers. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

      4.1.     Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

      (a) Merger Consideration. Each share of the Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock (i) owned by Cingular or any direct or indirect Subsidiary of Cingular (collectively, the “Cingular Companies”), (ii) owned by the Company or any direct or indirect Subsidiary of the Company, except, in the case of each of clauses (i) and (ii), for any such shares held on behalf of third parties, or (iii) shares of Common Stock (the “Dissenting Common Shares”) that are owned by stockholders (the “Dissenting Common Stockholders”) properly exercising appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Common Share” and collectively, “Excluded Common Shares”)) shall be converted into the right to receive $15.00 in cash (the “Common Stock Merger Consideration”). At the Effective Time, all shares of Common Stock shall no longer be outstanding and shares of Common Stock shall be cancelled and retired and shall cease to exist, and each certificate (a “Common Stock Certificate”) formerly representing any such shares of Common Stock (other than Excluded Common Shares) shall thereafter represent only the right to the Common Stock Merger Consideration and any Dissenting Common Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 4.3.

      (b) Preferred Stock. At the Effective Time, each share of Series C preferred stock, par value $0.01 per share, of the Company (the “Series C Preferred Stock”) and each share of Series E preferred stock, par value $0.01 per share, of the Company (the “Series E Preferred Stock” and together with the Series C Preferred Stock, the “Preferred Stock”; and the Preferred Stock together with the Common Stock, the “Shares”), issued and outstanding immediately prior to the Effective Time other than shares of Preferred

Stock (the “Dissenting Preferred Shares” and together with Dissenting Common Shares, “Dissenting Shares”) that are held by stockholders (the “Dissenting Preferred Stockholders” and together with the Dissenting Common Stockholders, the “Dissenting Stockholders”) properly exercising appraisal rights pursuant to Section 262 of the DGCL (together with the Excluded Common Shares, the “Excluded Shares”) shall be converted into the right to receive an amount in cash equal to the Liquidation Preference (as defined in the Company’s certificate of incorporation) as of immediately prior to the Effective Time for such share of Series C Preferred Stock or Series E Preferred Stock, as applicable (the “Preferred Stock Merger Consideration”, together with the Common Stock Merger Consideration, the “Merger Consideration”). At the Effective Time, all shares of Preferred Stock shall no longer be outstanding and shares of Preferred Stock shall be cancelled and retired and shall cease to exist, and each certificate (a “Preferred Stock Certificate” and together with the Common Stock Certificates, the “Certificates”) formerly representing any such shares of Preferred Stock (other than Excluded Shares) shall thereafter represent only the right to receive the Preferred Stock Merger Consideration and any Dissenting Preferred Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 4.3.

      (c) Cancellation of Shares. Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Cingular Companies or owned by the Company or any direct or indirect Subsidiary of the Company (in each case, other than such Shares that are held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

      (d) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

      4.2.     Exchange of Certificates for Shares.

      (a) Paying Agent. As of the Effective Time, Cingular shall deposit, or shall cause to be deposited, with a paying agent appointed by Cingular and approved in advance by the Company (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, cash sufficient to pay the aggregate Merger Consideration in exchange for Shares outstanding immediately prior to the Effective Time (other than Excluded Shares), deliverable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV (such cash being hereinafter referred to as the “Exchange Fund”).

      (b) Payment Procedures. Promptly after the Effective Time (and in any event no later than five business days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as the case may be. Upon the surrender of a Certificate (or effective affidavit of loss in lieu thereof) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required tax withholdings) of (x) the number of Shares represented by such Certificate (or effective affidavit of loss in lieu thereof) multiplied by (y) the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as the case may be, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

      (c) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Cingular for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article IV.

      (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Shares (other than Excluded Shares) who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of (after giving effect to any required tax withholdings) the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as the case may be, upon due surrender of their Certificates (or effective affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of Cingular, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

      (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required by Cingular as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the applicable Merger Consideration upon due surrender of such lost, stolen or destroyed Certificate being surrendered. Any affidavit of loss presented pursuant to this Article IV, to be deemed effective, must be in form and substance reasonably satisfactory to the Surviving Corporation.

      4.3.     Dissenters’ Rights. Any Person who otherwise would be deemed a Dissenting Stockholder shall not be entitled to receive the applicable Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Common Stock or Preferred Stock owned by such Dissenting Stockholder. The Company shall give Cingular (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Cingular, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

      4.4.     Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as the case may be, shall be equitably adjusted to reflect such change.

      4.5.     Treatment of Company Options/ Other Equity Awards. (a) Immediately prior to the Effective Time, each Company Option then outstanding shall become fully vested and shall be converted into the right to receive, upon the exercise thereof, an amount in cash (without interest) equal to the Common

Stock Merger Consideration multiplied by each share of Common Stock subject to the portion of the Company Option so exercised. Each outstanding Company Option so converted shall, immediately following such conversion, be cancelled and the holder thereof shall be entitled to receive, as soon as practicable thereafter, an amount of cash (without interest) equal to the product of (x) the total number of shares of Common Stock subject to such Company Option multiplied by (y) the excess, if any, of the amount of the Common Stock Merger Consideration over the exercise price per share of Common Stock under such Company Option (with the aggregate amount of such payment rounded to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment.

      (b) Immediately prior to the Effective Time, each outstanding restricted stock unit (including outstanding restricted stock units resulting from the conversion of performance shares and deferred stock units) shall become fully vested and shall entitle the holder thereof to receive, as soon as practicable thereafter, an amount in cash (without interest) equal to the Common Stock Merger Consideration, subject to any deferral election in effect immediately prior to the Effective Time made by such holder under the Company’s deferred compensation plans, less applicable Taxes, if any, required to be withheld with respect to such payment.

      (c) If the Effective Time occurs prior to the date on which awards granted under the Company’s performance share program are converted into restricted stock units, such awards shall, subject to Section 6.1(a)(xvii) of the Company Disclosure Letter, be paid to the holders thereof promptly following the Effective Time based upon the satisfaction of the performance goals applicable thereto immediately prior to the Effective Time (as determined by the compensation committee of the Board of Directors of the Company as in effect immediately prior to the Effective Time), and, if less than a full year, annualized for the full year.

      (d) The compensation committee of the Board of Directors of the Company shall make such adjustments and amendments to or make such determinations with respect to the Company Options, restricted stock units and performance share awards to implement the foregoing provisions of this Section 4.5.

      4.6.     Treatment of DoCoMo Warrant. At the Effective Time, the warrant to purchase Common Stock issued pursuant to the Warrant Agreement, dated as of December 20, 2000 (the “DoCoMo Warrant Agreement”), by and among the Company, NTT DoCoMo, Inc., a corporation organized under the laws of Japan (“DoCoMo”)and AT&T Corp., a New York corporation (“Former Parent”) shall only entitle the holder thereof to receive upon exercise thereof and payment of the exercise price in respect thereof, an amount in cash equal to (x) the number of shares of Common Stock as to which the warrant would be exercisable for at the Effective Time multiplied by (y) the Common Stock Merger Consideration. Cingular agrees to honor, and to cause the Surviving Corporation to honor, the obligations of the Company and/or any other party (other than the holder of the Warrant) pursuant to Section 4.3 of the DoCoMo Warrant Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

      5.1.     Representations and Warranties of the Company. Except as set forth in the disclosure letter (subject to Section 9.12(c) of this Agreement) delivered to Cingular by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”) or, to the extent the qualifying nature of such disclosure is readily apparent therefrom, as set forth in the Company Reports filed on or after January 1, 2003 and prior to the date hereof (excluding the disclosures in “Additional Factors That May Affect Our Business, Future Operating Results, and Financial Condition” and “Forward-Looking Statements” sections of any such Company Report and any other disclosures included in any such

Company Report which are predictive or forward-looking in nature), the Company hereby represents and warrants to Cingular and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Cingular prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation and by-laws, each as amended through the date hereof.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries (it being agreed that, with respect to Cingular, such term shall include Cingular Wireless and its Subsidiaries), (ii) “Material Adverse Effect” means (x) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with (A) changes or conditions generally affecting the U.S. mobile wireless voice and data industry or (B) changes or conditions generally affecting the U.S. economy or financial markets or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement, and (iii) “Affiliate” means, with respect to any Person, another Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise (it being agreed that none of DoCoMo or any of its Affiliates (other than the Company and its Subsidiaries) shall be considered an Affiliate of the Company, its Subsidiaries or any of their respective other Affiliates so long as such Persons’ ownership interest in the Company does not increase to over 18% of the outstanding shares of Common Stock after the date hereof).

(b) Capital Structure. (i) The authorized capital stock of the Company consists of 10,000,000,000 shares of Common Stock, of which, as of January 31, 2004, 2,719,301,543 shares are outstanding, and 1,000,000,000 shares of Preferred Stock, par value $.01 per share, of which, as of the date of this Agreement, 207,537 shares of Series C Preferred Stock and 25,428 shares of Series E Preferred Stock are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for issuance, except that, as of January 31, 2004, there were 230,079,174 shares issuable pursuant to outstanding awards under the Company’s Amended and Restated Long Term Incentive Plan and the Company Adjustment Plan (the “Stock Plans”), 41,748,273 shares of Common Stock reserved for issuance pursuant to the DoCoMo Warrant Agreement and 50,000,000 shares of Series A Preferred Stock reserved for issuance pursuant to the Amended and Restated Rights Agreement, dated as of September 1, 2002, between the Company and Mellon Investor Services LLC, as Rights Agent, as amended as described in this Agreement (the “Rights Agreement”). A true and complete copy of the Rights Agreement as in effect as of the date of this Agreement has been made available to Cingular. Section 5.1(b) of the Company Disclosure Letter contains a true and complete list as of January 31, 2004 of (I) the number of outstanding options to purchase shares of Common Stock which the Company is obligated to honor, whether through the issuance of shares of Common Stock or otherwise, including those issued under the Stock Plans (each, a “Company Option”), the exercise price of all Company Options and number of shares of Common Stock issuable at such exercise price and (II) the number of outstanding rights, including those issued under the Stock Plans, to receive, or right the value of which is determined by reference to, shares of Common Stock, the date of grant and number of shares of Common Stock subject thereto (including without limitation restricted stock units) (each a “Common Stock Unit”). From January 31, 2004 to the date hereof the Company has not issued any shares of Common Stock except pursuant to the exercise of Company Options and the settlement of Common Stock Units outstanding on January 31, 2004 in accordance with their terms. From January 31, 2004 through the date of this Agreement, neither the Company nor any of its Subsidiaries have granted or issued any Company Options or Common Stock Units. All grants of Common Stock Units and restricted shares were made under the Stock Plans. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien. As of December 31, 2003, the aggregate Liquidation Preference for the Series C Preferred Stock and Series E Preferred Stock is $291 million and such Liquidation Preference may vary from time to time only in accordance with the certificate of incorporation of the Company in effect on the date of this Agreement. Except as set forth above and pursuant to the Rights Agreement and the Amended and Restated Investor Agreement, dated as of December 20, 2000, and amended as of December 26, 2002, between Former Parent, the Company and DoCoMo (the “DoCoMo Investor Agreement”) and the DoCoMo Warrant Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company has made available to Cingular prior to the date of this Agreement true and complete copies of the Rights Agreement, the DoCoMo Investor Agreement and the DoCoMo Warrant Agreement, each as amended.

(i) Section 5.1(b) of the Company Disclosure Letter sets forth the name of each Person (other than direct and indirect wholly-owned Subsidiaries) in which the Company or any of its Subsidiaries owns any equity or similar interest in or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business as of the date of this Agreement (in each case other than any such interests that had a carrying value of less than $5 million on the Company’s consolidated balance sheet as of September 30, 2003), that Person’s jurisdiction of incorporation or organization and the percentage of and kind of interest owned.

(ii) Other than the rights of DoCoMo pursuant to Section 4.3 of the DoCoMo Investor Agreement, and the rights of DoCoMo pursuant to the DoCoMo Warrant Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock (or options (other than options issued pursuant to Company Compensation and Benefits Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter) to acquire any such capital stock) or other security or equity interest of the Company or its Subsidiaries. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Section 5.1(b) of the Company Disclosure Letter contains a true and complete list of each Person (other than Subsidiaries of the Company) in which the Company owns, directly or indirectly, any voting interest that may require the filing of a report or notification form by Cingular or any Affiliate of Cingular under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to adoption of this Agreement by its stockholders by the Company Requisite Vote, and to consummate the Merger. The affirmative vote of a majority of the voting power of all of the outstanding Shares, voting together as one class (with the Common Stock entitled to one vote for each share outstanding, the Series C Preferred Stock entitled to an aggregate of 1,926,069 votes and the Series E Preferred Stock entitled to an aggregate of 251,189 votes, in each case voting only as part of the same class as the Common Stock) (such affirmative vote, the “Company Requisite Vote”), is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt, approve or authorize this Agreement, the Merger and the other transactions contemplated hereby in their capacity as stockholders of the Company. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Board of Directors of the Company has (A) by the affirmative vote of all directors voting, duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby; (B) received the opinion of its financial advisors, Merrill Lynch & Co., to the effect that (i) the Common Stock Merger Consideration to be received by the holders of Common Stock and (ii) the Preferred Stock Merger Consideration to be received by the holders of the Preferred Stock, pursuant to the Merger is fair from a financial point of view to the holders of the Common Stock and to the holders of the Preferred Stock, respectively, other than Colonial and its Affiliates; (C) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the holders of Shares; (D) resolved to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby to the holders of Shares (such recommendations being the “Directors’ Recommendation”); and (E) directed that this Agreement be submitted to the holders of Shares for their adoption.

(d) Governmental Filings; No Violations; Certain Contracts, Etc. (i) Other than the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices (A) pursuant to Section 1.3; (B) under the HSR Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (C) required to be made with the New York Stock Exchange (the “NYSE”); (D) with or to the Federal Communications Commission (the “FCC”); (E) with or to those state public service or public utility commissions or similar state regulatory bodies (“State Commissions”) set forth in Section 5.1(d)(i)(E) of the Company Disclosure Letter and (F) with or to those foreign Governmental Entities regulating competition and telecommunications businesses set forth in Section 5.1(d)(i)(F) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body, court or other governmental entity (each a “Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the acceleration of or creation of any obligations or the creation of a lien, charge, pledge, judgment, claim security interest or other encumbrance (each a “Lien”) on the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, loan, credit agreement or arrangement or other obligation (each a “Contract”) binding upon the Company or any of its Subsidiaries or any Laws or governmental or non-governmental License to which the Company or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any Contracts to which the Company or any of its Subsidiaries is a party (including without limitation any change in pricing, put or call rights, rights of first offer, rights of first refusal, tag-along or drag-along rights or any similar rights or obligations which may be exercised in connection with the Merger and the other transactions contemplated hereby), except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Company Reports; Financial Statements. (i) The Company has made available to Cingular each registration statement, report, proxy statement or information statement prepared by it since December 31, 2002 (the “Audit Date”), including (x) the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and (y) the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003, and September 30, 2003, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the “SEC”). The Company has filed and furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2002 (the forms, statements, reports and documents filed since January 1, 2002, or those filed subsequent to the date of this Agreement, and as amended, the “Company Reports”). The Company Reports were prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards. As of their respective dates (and, if amended, as of the date of such amendment) the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) filed prior to the date of this Agreement fairly presents, and, if filed after the date of this Agreement, will fairly present, the consolidated financial position of the Company or any other entity included therein and their respective Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and of changes in shareholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, and, if filed after the date of this Agreement, will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company or any other entity included therein and their respective Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(iii) The management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (y) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any of those disclosures made by management to the Company’s auditors and audit committee is set forth in Section 5.1(e)(iii) of the Company Disclosure Letter.

(iv) Since July 30, 2002, (x) through the date hereof, neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(f) Absence of Certain Changes. Since September 30, 2003 there has not been any Material Adverse Effect or any event, occurrence, discovery or development which would, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect and since September 30, 2003 and through the date hereof, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses and since September 30, 2003 there has not been:

(i) prior to the date hereof, any merger or consolidation of the Company or any of its Subsidiaries with any other Person;

(ii) prior to the date hereof, any acquisition of any asset or assets from any other Person outside the ordinary course of business, other than acquisitions for a purchase price not in excess of $25,000,000 in any single transaction or series of related transactions;

(iii) prior to the date hereof, any incurrence of any material Lien on any asset used in the business of the Company and its Subsidiaries;

(iv) prior to the date hereof, any making of any loan, advance or capital contribution to, or investment in, any Person other than loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company and other than any loans, advances, capital contributions, or investments for an amount not in excess of $15,000,000 in any single transaction or series of related transactions;

(v) prior to the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or any wholly-owned Subsidiary of the Company and except for dividends or other distributions by non-wholly-owned Subsidiaries of the Company for which the portion of such dividends or distributions not payable to a direct or indirect wholly-owned Subsidiary of the Company did not exceed $10,000,000 in value in the aggregate for all such dividends and distributions), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(vi) prior to the date hereof, any incurrence of indebtedness for borrowed money or issuance of any guarantee of indebtedness of another Person by the Company or any of its Subsidiaries, or issuance or sale of any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, in the case of any of the foregoing involving an aggregate principal amount or potential guaranteed amount in excess of $25,000,000;

(vii) prior to the date hereof, any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by changes in GAAP;

(viii) prior to the date hereof, (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law;

(ix) prior to the date hereof, any sale, lease, license, or other disposition of any of the assets of the Company or its Subsidiaries except for ordinary course sales of mobile telephone equipment to customers of the Company, sales of obsolete assets and sales, leases, licenses or other dispositions for a purchase price or assets with a fair market value not in excess of $25,000,000 in any single transaction or series of related transactions; or

(x) prior to the date hereof, any agreement to do any of the foregoing.

(g) Litigation and Liabilities. (i) There are no (A) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of the Company, threatened against the Company or any of its Subsidiaries or Affiliates, or (B) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of the officers of the Company, threatened against the Company or any of its Subsidiaries or Affiliates before any Governmental Entity, including, without limitation, the FCC, except in the case of either clause (A) or (B), for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company, any of its Subsidiaries or Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) There are no liabilities or obligations of the Company or any Subsidiary of the Company, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, the Company or any of its Subsidiaries, other than:

(A) liabilities or obligations to the extent (a) reflected on the consolidated balance sheet of the Company or (b) readily apparent in the notes thereto, included in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2003;

(B) liabilities or obligations incurred in the ordinary course of business since September 30, 2003;

(C) performance obligations under Material Contracts required in accordance with their terms, or performance obligations, to the extent required under applicable Law, in each case to the extent arising after the date hereof; or

(D) liabilities or obligations that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

(h) Employee Benefits.

(i) Each benefit and compensation plan, contract, policy or arrangement maintained, sponsored or contributed to by the Company or any of its Subsidiaries covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and incentive and bonus, deferred compensation, stock purchase, restricted stock, stock option, stock appreciation rights or stock based plans (the “Company Compensation and Benefit Plans”), other than Company Compensation and Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Company Non-U.S. Compensation and Benefit Plans”), that is material is listed in Section 5.1(h)(i) of the Company Disclosure Letter and each such Company Compensation and Benefit Plan which has received a favorable determination letter from the Internal Revenue Service National Office has been separately identified. True and complete copies of each material Company Compensation and Benefit Plans listed in Section 5.1(h)(i) of the Company Disclosure Letter, including, but not limited to, any trust agreement or insurance contract forming a part of any Company Compensation and Benefit Plans, and all amendments thereto, have been provided or made available to Cingular.

      (ii) All Company Compensation and Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Company Non-U.S. Compensation and Benefit Plans (collectively, the “Company U.S. Compensation and Benefit Plans”), are in substantial compliance with, to the extent applicable, ERISA and, the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and other applicable Laws except for such failures as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Company U.S. Compensation and Benefit Plan which is subject to ERISA (the “ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. No Company U.S. Compensation Benefit Plan is intended to be part of a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code. As of the date of this Agreement, there is no pending or, to the knowledge of the officers of the Company, threatened litigation relating to the Company U.S. Compensation and Benefit Plans except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any Subsidiary has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any ERISA Affiliate maintains or contributes to or has within the past six years maintained or contributed to any Company U.S. Compensation and Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date of this Agreement.

(iv) All contributions required to be made under each Company Compensation and Benefit Plan as of the date of this Agreement have been timely made and all obligations in respect of each Company Compensation and Benefit Plan have been properly accrued and reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement to the extent required by GAAP. Neither any Company Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate of the Company has an outstanding funding waiver. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of an ERISA Affiliate of the Company pursuant to Section 401(a)(29) of the Code.

(v) Neither the Company nor its Subsidiaries have any obligations for retiree health or life benefits under any ERISA Plan or collective bargaining agreement, except as required by Section 4980B of the Code or Section 601 of ERISA. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vi) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Compensation and Benefit Plan that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year, except as required by Law. None of the execution of this Agreement, stockholder approval of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Merger or the other transactions contemplated by this Agreement, or the consummation of the Merger and the other transactions contemplated by this Agreement will (A) entitle any employees of the Company or its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Compensation and Benefit Plans; or (C) limit or restrict the right of the Company, or, after the consummation of the transactions contemplated by this Agreement, Cingular, to merge, amend or terminate any of the Company Compensation and Benefit Plans.

(vii) All Company Non-U.S. Compensation and Benefit Plans are listed in Section 5.1(h)(vii) of the Company Disclosure Letter and comply with applicable local Law except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its Subsidiaries have no unfunded liabilities with respect to any such Company Non-U.S. Compensation and Benefit Plan that are not set forth in the consolidated balance sheets included in or incorporated by reference into the Company Reports filed prior to the date hereof, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the date of this Agreement, there is no pending or, to the knowledge of the officers of the Company, threatened material litigation relating to the Company Non-U.S. Compensation and Benefit Plans, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(viii) The Company estimates that the aggregate contributions to the rabbi trust to be established under the Amended and Restated Senior Officer Severance Plan are not, as of the date of this Agreement, expected to exceed the amount set forth on Section 5.1(h)(viii) of the Company Disclosure Letter, assuming that the Effective Time occurs prior to December 31, 2004.

(i) Compliance with Laws; Licenses. 6) The businesses of each of the Company and its Subsidiaries have not been conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same except for such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries each has all governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents and approvals issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (the “Material Licenses”).

      (ii) Section 5.1(i)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (A) all Material Licenses and, to the extent not otherwise constituting Material Licenses, all Licenses issued or granted to the Company or any of its Subsidiaries by the FCC (“FCC Licenses”) (other than point to point microwave licenses), all Licenses issued or granted to the Company or any of its Subsidiaries by State Commissions regulating telecommunications businesses (“State Licenses”), and all Licenses issued or granted to the Company or any of its Subsidiaries by foreign Governmental Entities regulating telecommunications businesses (together with the Material Licenses, FCC Licenses and State Licenses, the “Company Licenses”); (B) all pending applications for Licenses that would be Company Licenses if issued or granted; and (C) all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal or any Company License. Each of the Company and its Subsidiaries is in compliance with its obligations under each of the FCC Licenses and the rules and regulations of the FCC, and with its obligations under each of the Licenses and State Licenses, in each case except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is not pending or, to the knowledge of the officers of the Company, threatened before the FCC, the Federal Aviation Administration (the “FAA”) or any other Governmental Entity any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of its Subsidiaries relating to any of the Company Licenses, in each case, except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The FCC actions granting all FCC Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the knowledge of the officers of the Company, threatened, any application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Entity which challenges or questions the validity of or any rights of the holder under any such License, in each case, except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      (iii) All of the cell sites and microwave paths of the Company and its Subsidiaries in respect of which a filing with the FCC or the FAA was required have been constructed and are currently operated in all respects as represented to the FCC or the FAA in currently effective filings, and modifications to such cell sites and microwave paths have been preceded by the submission to the FCC or the FAA of all required filings, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      (iv) All transmission towers located on property owned or leased by the Company and its Subsidiaries are obstruction-marked and lighted to the extent required by, and in accordance with, the rules and regulations of the FAA (the “FAA Rules”) (except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). Appropriate notification to the FAA has been made for each transmission tower located on property owned or leased by the Company and its Subsidiaries, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      (j) Material Contracts. (i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

      (A) any lease of real or personal property providing for annual payments of $5,000,000 or more;

      (B) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets (other than any Contract (I) that is terminable without any payment or penalty on not more than 90 days notice by the Company or its Subsidiaries or (II) that is otherwise terminable by the Company or its Subsidiaries without payment or penalty on or prior to December 31, 2004, (and thereafter, if not so terminated, is terminable as specified in Clause (I) (either of the foregoing, a “Terminable Contract”)) that provides for or is reasonably likely to require either (x) annual payments by the Company and its Subsidiaries of $50,000,000 or more or (y) aggregate payments by the Company and its Subsidiaries of $100,000,000 or more;

      (C) any agency, dealer, reseller or other similar Contract that is not a Terminable Contract, other than any such Contract (x) that is in all material respects similar to the relevant form of such agreement furnished to Cingular prior to the date of this Agreement or (y) providing for or that is reasonably likely to require either (I) annual payments to or from the Company and its Subsidiaries of $25,000,000 or less or (II) aggregate payments to or from the Company and its Subsidiaries of $50,000,000 or less;

      (D) any Contract (other than a Terminable Contract) that contains (x) any commitment by the Company or its Subsidiaries to provide wireless service coverage in a particular geographic area, build out tower sites in a particular geographic area, or (y) use or pay for a specified minimum number of minutes and that involved payments by the Company and its Subsidiaries in excess of $10,000,000 in the year ended December 31, 2003 and;

      (E) any interconnect or other similar Contract that is not a Terminable Contract, other than any such Contract (x) that is in all material respects similar to the relevant form of such agreement furnished to Cingular prior to the date of this Agreement or (y) providing for or that is reasonably likely to require either (I) annual payments to or from the Company and its Subsidiaries of $25,000,000 or less or (II) aggregate payments to or from the Company and its Subsidiaries of $50,000,000 or less;

      (F) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 15% voting or economic interest (in each case other than any such interests that had a carrying value of less than $10,000,000 on the Company’s consolidated balance sheet as of September 30, 2003 unless pursuant to such Contract the Company and its Subsidiaries have a future funding obligation reasonably likely to require funding of $2,500,000 or more in the aggregate);

      (G) any Contract (other than among direct or indirect wholly-owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) each in excess of $100,000,000;

      (H) any management agreement relating to the management of any wireless telephone system offering service in the top 100 Metropolitan Statistical Areas in the United States of America;

      (I) any Contract with Former Parent or any of its Subsidiaries;

      (J) any Contract with DoCoMo or any of its Subsidiaries;

      (K) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

      (L) any non-competition Contract or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, Cingular or its Affiliates) may engage or services the Company or its Subsidiaries may provide, or locations in which any of them may engage in any business or provide any service or which restricts the ability of the Company or its Subsidiaries (or, after giving effect to the Merger, Cingular or its Affiliates), to purchase any securities or other assets, in each case in the United States and excluding any limitations on scope or territory of use that may be set forth in agreements with respect to Intellectual Property; and

      (M) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, (i) any wireless spectrum or (ii) any equity interests of any Person or other assets that have a fair market value or purchase price of at least $10,000,000 (the Contracts described in clauses (A)-(M) together with all exhibits and schedules to such Contracts being the “Material Contracts”).

      (ii) A true and complete copy of each Material Contract has previously been made available to Cingular (except to the extent prevented by applicable confidentiality provisions (the “Restricted Contracts”)). In the case of Restricted Contracts, other aggregate disclosure arrangements have been made by the Company to Cingular in order to provide Cingular with accurate and adequate information with respect to all such Restricted Contracts in the aggregate in order to allow Cingular to evaluate the financial and operational impact of such Contracts after giving effect to the Merger. Each Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any other party thereto is in default or breach in any respect under the terms of any such Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Restricted Contract has been identified in the Company Disclosure Letter by an asterisk.

      (iii) As of the date hereof, the Company and its Subsidiaries have complied in all material respects with all their respective obligations under the DoCoMo Investor Agreement and the DoCoMo Warrant Agreement and neither DoCoMo nor any of its Affiliates has required, and neither DoCoMo nor any of its Affiliates has any right to require, the Company to repurchase all or any portion of the capital stock or warrants of the Company owned by DoCoMo or any of its Affiliates or (other than customary directors fees and immaterial commercial arrangements) otherwise make any payment to DoCoMo or any of its Affiliates. The Board of Directors of the Company has not taken, nor has any committee of the Board of Directors of the Company taken, any actions to require or approve a change in the Company’s use of W-CDMA technology as the primary standard for its delivery of wireless services based on 3G technology. From and after the Effective Time, DoCoMo will have no rights under the DoCoMo Warrant Agreement other than the rights set forth in Section 4.6 of this Agreement.

      (k) Real Property. (i) Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries, the Company or one of its Subsidiaries, as applicable, has good and marketable title to the parcel of real property, free and clear of any Lien.

      (ii) With respect to the real property leased or subleased to the Company or its Subsidiaries, (A) the lease or sublease for such property is legal, valid, binding, enforceable, and in full force and effect and none of the Company nor any of its Subsidiaries is in breach or default of such lease or sublease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder and (B) no third party has repudiated or has the right to terminate or repudiate such lease or sublease (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) any provision thereof, except in each case, for such illegality, invalidity, failures to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations, repudiations and rights to terminate or repudiate that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      (l) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation and by-laws is, or at the Effective Time will be, applicable to the Shares, the Merger or the other transactions contemplated by this Agreement. The Board of Directors of the Company has taken or caused to be taken all action so that Cingular will not be prohibited from entering into a “business combination” with the Company or any of its Affiliates as an “interested stockholder” (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby or thereby.

      (m) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on property of any third party; (v) there has been no release or threat of release of any Hazardous Substance at, on, under or migrating to or from any properties currently owned or operated by the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information from any Governmental Entity or other third party indicating that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or otherwise relating to any Hazardous Substances; and (viii) there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans: (A) that may interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws, or (B) that may give rise to any liability or other obligation under any Environmental Laws.

      As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law, agency requirement or applicable judicial or administrative decision, order or decree relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (C) noise, odor, indoor air, employee exposure, electromagnetic frequency emissions, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

      As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; and (B) any other substance which is the subject of regulatory action by any Government Entity in connection with any Environmental Law, including petroleum products and asbestos.

      (n) Taxes. Except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect (i) the Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects; (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for which adequate reserves are reflected, in accordance with GAAP, in the financial statements contained in the Company Reports filed on or prior to the date of this Agreement as that reserve may be adjusted for operations of the Company and its Subsidiaries after the date of this Agreement in accordance with past practice of the Company and its Subsidiaries; (iii) the Company and each of its Subsidiaries have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) the Tax Returns referred to in clause (i) have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, and all deficiencies asserted or assessments made as a result of such examinations have been paid in full, settled, or adequately provided for, in accordance with GAAP, in the financial statements contained in the Company Reports filed on or prior to the date of this Agreement; (v) as of the date of this Agreement, there are not pending or, to the knowledge of the officers of the Company threatened in writing, any audits examinations, investigations or other proceedings in respect of Taxes or Tax matters; (vi) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax; (vii) none of the Company or any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; (viii) other than the distribution of the stock of the Company by Former Parent none of the Company or any of its Subsidiaries has been a distributing corporation or controlled corporation with respect to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied; and (ix) to the knowledge of the officers of the Company, (x) the distribution by Former Parent in July 2001 of all of the capital stock of the Company (and any distributions by any Subsidiaries of the Company related thereto) qualified as a reorganization under Section 368(a)(1)(D) and Section 355 of the Code, and (y) neither the Company, any Affiliate of the Company, nor any other Person has taken or failed to take any action that would reasonably be expected to cause (A) any such distributions not to qualify as reorganizations or (B) any stock or securities of the Company to not be treated as “qualified property” for the purposes of Section 361(c)(2) of the Code. The Company has made available to Cingular true and correct copies of the U.S. Federal, and material state and local income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2002 and 2001. The Company has made available to Cingular all material closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings that have been entered into or issued after July 9, 2001, or that relate to the distribution by Former Parent of the capital stock of the Company in July 2001 by any Taxing authority with respect to the Company or any of its Subsidiaries.

      As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

      (o) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is subject to a dispute, strike or work stoppage except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the officers of the Company, as of the date hereof, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries, except for those the formation of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      (p) Intellectual Property. (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Owned Intellectual Property, Contract for Intellectual Property or Contract for IT Assets has lapsed, expired or been abandoned or cancelled, or is subject to any pending, or to the knowledge of the officers of the Company threatened, opposition, cancellation, interference, public protest, domain name dispute or other proceeding and no such item, requires within six months immediately following the date of this Agreement that any material maintenance fee be paid to Former Parent, or that an affidavit of use or renewal be filed as it relates to the Company’s registered marks, or that a patent application be timely filed to avoid a rejection under 35 U.S.C. Section 102(b), or that any other material action required to maintain or preserve such item be taken. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) all Owned Intellectual Property is valid, subsisting and enforceable, (y) no Owned Intellectual Property is subject to any outstanding order, judgment or decree adversely affecting the use thereof or rights thereto, and (z) the Company is the exclusive owner or joint owner of all Owned Intellectual Property free of any Lien. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the officers of the Company, the Licensed-In Intellectual Property is valid, subsisting and enforceable, and no Licensed-In Intellectual Property is subject to any outstanding order, judgment or decree adversely affecting the Company’s use thereof or its rights thereto.

      (ii) The conduct of the business as currently conducted by the Company and its Subsidiaries and for the three year period immediately preceding the date of this Agreement does not and did not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, except for such infringements, misappropriations or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except matters resolved prior to September 30, 2003. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except matters resolved prior to September 30, 2003, there is no claim asserted, or to the knowledge of the officers of the Company threatened or any basis for threatening, against the Company or any indemnitee of the Company concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Owned Intellectual Property, Licensed-In Intellectual Property or IT Assets.

      (iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the execution, delivery and performance by the Company of the transactions contemplated by this Agreement will not alter, impair, diminish or result in the loss of any rights or interests of the Company in any Owned Intellectual Property, Licensed-In Intellectual Property, or any IT Assets.

      (iv) As used herein,

      (1) “Computer Software” means all computer software and databases (including without limitation source code, object code and all related documentation).

      (2) “Intellectual Property” means, collectively, all United States and foreign (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) trade secrets and confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) moral rights, rights of publicity and rights of privacy; and (vi) all other intellectual property or proprietary rights.

      (3) “IT Assets” means ownership license rights for use of the computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and associated documentation, in each case, which are necessary for the operation of the business of the Company or any of its Subsidiaries as currently conducted.

      (4) “Licensed-In Intellectual Property” means the Intellectual Property which is licensed to or otherwise made available for use by the Company or any of its Subsidiaries pursuant to any Contracts for Intellectual Property.

      (5) “Owned Intellectual Property” means the Intellectual Property owned by the Company or any of its Subsidiaries, including any such Intellectual Property created by the Company or any of its Subsidiaries, employees or contractors and excluding any Licensed-In Intellectual Property.

      (q) Rights Agreement. (i) The Board of Directors of the Company has taken all necessary action to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement.

      (ii) The Company has taken all necessary action with respect to all of the outstanding Rights so that (A) none of Cingular or any of its Associates or Affiliates (each as defined in the Rights Agreement) shall be deemed an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) shall not occur and the rights issuable pursuant to the Rights Agreement (the “Rights”) will not separate from the shares of Common Stock, as a result of Cingular’s entering into this Agreement or consummating the Merger and/or the other transactions contemplated hereby; (B) neither the Company, nor Cingular will have any obligations under the Rights or the Rights Agreement from and after immediately prior to the Effective Time; (C) the holders of the Rights will have no rights under the Rights or the Rights Agreement in connection with the transactions contemplated by this Agreement; and (D) as of immediately prior to the Effective Time, the Rights will expire.

      (r) Affiliate Transactions. As of the date hereof, there are no transactions, arrangements or Contracts between the Company and its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

      (s) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Merrill Lynch & Co. as its financial advisor, the arrangements with which have been disclosed to Cingular prior to the date of this Agreement.

      5.2.     Representations and Warranties of Cingular and Merger Sub. Except as set forth in the disclosure letter delivered to the Company by Cingular on or prior to entering into this Agreement (the “Cingular Disclosure Letter”), Cingular and Merger Sub hereby represent and warrant to the Company that:

      (a) Organization, Good Standing and Qualification. Each of Cingular and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Cingular, Cingular Wireless or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Cingular Material Adverse Effect”). Cingular has made available to the Company a complete and correct copy of Cingular’s certificate of incorporation and by-laws, each as in effect on the date of this Agreement.

(b) Corporate Authority. Each of Cingular, Cingular Wireless and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Cingular and Merger Sub, enforceable against each of Cingular, Cingular Wireless and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc. (i) Other than the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices (A) pursuant to Section 1.3; (B) under the HSR Act and the Exchange Act; (C) required to be made with the NYSE; (D) with or to the FCC; (E) with or to the State Commissions set forth in Section 5.2(c)(i)(E) of the Cingular Disclosure Letter; and (F) with or to those foreign Governmental Entities regulating competition and telecommunications businesses set forth in Section 5.2(c)(i)(F) of the Cingular Disclosure Letter, no notices, reports or other filings are required to be made by Cingular or Cingular Wireless with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Cingular or Merger Sub from, any Governmental Entity by reason of the operation of the businesses of Cingular and its Subsidiaries, in connection with the execution and delivery of this Agreement by Cingular and the consummation by Cingular, Cingular Wireless and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Cingular Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by Cingular, Cingular Wireless and Merger Sub do not, and the consummation by Cingular and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Cingular or Merger Sub; (B) with or without notice, lapse of time or both a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Cingular or any of its Subsidiaries pursuant to, any Contracts binding upon Cingular or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Cingular or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to have a Cingular Material Adverse Effect.

(d) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Cingular, threatened against Cingular or Cingular Wireless that seek to enjoin, or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Cingular Material Adverse Effect. There are no (A) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Cingular, threatened against Cingular or any of its Subsidiaries or Affiliates, or (B) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of the officers of Cingular, threatened against Cingular or any of its Subsidiaries or Affiliates before any Governmental Entity, including, without limitation, the FCC, except in the case of either clause (A) or (B), for those that would not, individually or in the aggregate, reasonably be expected to have a Cingular Material Adverse Effect.

(e) SEC Filings. (i) Cingular Wireless has filed and furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2002 (the forms, statements, reports and documents filed or furnished since January 1, 2002, or those filed or furnished subsequent to the date of this Agreement, and as amended, the “Cingular Wireless Reports”), except as would not, individually or in the aggregate, reasonably be expected to have a Cingular Material Adverse Effect. The Cingular LLC Reports were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and complied in all material respects in accordance with the then applicable accounting standards, except as would not, individually or in the aggregate, reasonably be expected to have a Cingular Material Adverse Effect. As of their respective dates (and, if amended, as of the date of such amendment) the Cingular Wireless Reports did not, and any Cingular Wireless Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except as would not, individually or in the aggregate, reasonably be expected to have a Cingular Material Adverse Effect.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Cingular Material Adverse Effect, each of the consolidated balance sheets included in or incorporated by reference into the Cingular Wireless Reports (including the related notes and schedules) filed prior to the date of this Agreement fairly presents, and, if filed after the date of this Agreement, will fairly present, the consolidated financial position of Cingular Wireless or any other entity included therein and their respective Subsidiaries, as of its date and each of the consolidated statements of cash flows and of changes in members’ capital included in or incorporated by reference into the Cingular Wireless Reports (including any related notes and schedules) fairly presents, and, if filed after the date of this Agreement, will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of Cingular Wireless or any other entity included therein and their respective Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(f) Compliance with Laws. The businesses of each of Cingular and its Subsidiaries have not been conducted in violation of any Laws, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Cingular Material Adverse Effect. There is no pending, or to the knowledge of the officers of Cingular, threatened investigation or review of Cingular or any of its Subsidiaries or Affiliates by any Governmental Entity except for any of the foregoing that individually or in the aggregate, would not reasonably be expected to have a Cingular Material Adverse Effect. Cingular and its Subsidiaries each have all Licenses necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Cingular Material Adverse Effect.

(g) Available Funds. Cingular and Merger Sub have available to them, or, as of the Effective Time will have available to them, all funds necessary for the payment of the Merger Consideration and have funds available to them to satisfy all of their obligations under this Agreement which are required to be complied with prior to the Closing.

(h) Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Cingular or a direct or indirect wholly-owned Subsidiary of Cingular. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

      5.3.     Representations and Warranties of SBC and BellSouth. Except in each case (except paragraphs (g) and (h) of this Section 5.3) as would not reasonably be expected to prevent or materially delay or materially impair its ability or the ability of Cingular or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parental Material Adverse Effect”), each of SBC and BellSouth hereby severally represents and warrants with respect to itself to the Company that:

(a) Organization, Good Standing and Qualification. It is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

(b) Corporate Authority. It has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. Sections 5.3, 6.1(b), 6.5(b) and Article IX of this Agreement are valid and binding agreements of each of SBC and BellSouth, enforceable against SBC and BellSouth, respectively, in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(c) No Violations. The execution, delivery and performance of this Agreement by it do not constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws; (B) with or without notice, lapse of time or both a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on its assets or any of its Subsidiaries pursuant to any Contracts binding upon it or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts.

(d) Governmental Filings. Other than the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices (A) under the HSR Act; (B) with or to the FCC; (C) with or to the State Commissions set forth in Section 5.3(d)(C) of the Cingular Disclosure Letter; and (D) with or to those foreign Governmental Entities regulating competition and telecommunications businesses set forth in Section 5.3(d)(D) of the Cingular Disclosure Letter, no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Entity by reason of the operation of the businesses of SBC, BellSouth and their respective Subsidiaries, in connection with the execution and delivery of this Agreement by it or Cingular and the consummation by it, Cingular and Merger Sub of the Merger and the other transactions contemplated hereby.

(e) SEC Filings. (i) The Applicable Parent Reports were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards. As of their respective dates (and, if amended, as of the date of such amendment) the Applicable Parent Reports did not, and any Applicable Parent Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. For purposes of this Agreement, the term “Applicable Parent Reports” shall mean all forms, statements, reports and documents filed by BellSouth and SBC with the SEC since January 1, 2003, or those filed subsequent to the date of this Agreement, and as amended.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the Applicable Parent Reports (including the related notes and schedules) filed prior to the date of this Agreement fairly presents, and, if filed after the date of this Agreement, will fairly present, its consolidated financial position and the consolidated financial position of any other entity included therein and their respective Subsidiaries, as of its date and each of the consolidated statements of cash flows and of changes in shareholders’ equity included in or incorporated by reference into the Applicable Parent Reports (including any related notes and schedules) fairly presents, and, if filed after the date of this Agreement, will fairly present, its results of operations, retained earnings and changes in financial position, as the case may be, and the results of operations, retained earnings and changes in financial position, as the case may be, of any other entity included therein and their respective Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(f) Compliance with Laws. The businesses of it and its Subsidiaries have not been conducted in violation of any Laws.

(g) Available Funds. It has available to it, or, as of the Effective Time, will have available to it, all funds necessary for the payment of its Specified Interest of the Merger Consideration.

(h) Other Agreements. It has disclosed to the Company any agreement between it and/or Cingular and, in the case of SBC, BellSouth, and in the case of BellSouth, SBC, in each case which relate to the Merger or the transactions contemplated hereby and which, individually or in the aggregate, would reasonably be expected to have a Parental Material Adverse Effect.

ARTICLE VI

COVENANTS

      6.1.     Interim Operations. (a) Without limiting the Company’s obligations under Section 6.5 of this Agreement, except as set forth in the corresponding section of the Company Disclosure Letter or otherwise as expressly contemplated hereby, the Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time (unless Cingular shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed), the business of it and its Subsidiaries shall be conducted in the ordinary course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the Company’s obligations under Section 6.5 of this Agreement and without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, the Company will not and will not permit its Subsidiaries to (unless Cingular shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed):

(i) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $50,000,000, other than acquisitions pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and set forth in Section 6.1(a)(iii) of the Company Disclosure Letter or as otherwise set forth in Section 6.1(a)(iii) of the Company Disclosure Letter;

(iv) other than pursuant to Contracts to the extent in effect as of immediately prior to the execution of this Agreement and set forth in Section 6.1(a)(iv) of the Company Disclosure Letter, and other than the issuance of shares of Common Stock upon the exercise of outstanding Company Options and pursuant to other equity-based awards granted under the Stock Plans and shares under the Company’s 401(k) plan and the deferred compensation plans, in each case, in accordance with their terms, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) other than in connection with existing receivables facilities and securitizations and renewals thereof in the ordinary course of business, create or incur any Lien on assets of the Company or any of its Subsidiaries that is material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

(vi) other than acquisitions pursuant to Contracts to the extent in effect as of immediately prior to the execution of this Agreement and set forth in Section 6.1(a)(vi) of the Company Disclosure

Letter, make any loan, advance or capital contribution to or investment in any Person (other than a wholly-owned Subsidiary of the Company) in excess of $25,000,000 in the aggregate;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company and periodic dividends and other periodic distributions by non-wholly-owned Subsidiaries consistent with past practices) or enter into any agreement with respect to the voting of its capital stock;

(viii) other than the redemption of the Series C Preferred Stock or the Series E Preferred Stock in accordance with the Company’s certificate of incorporation, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any share of its capital stock;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business not to exceed $50,000,000 in the aggregate, (B) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money on customary commercial terms, (C) guarantees incurred in compliance with this Section 6.1(a) by the Company of indebtedness of wholly-owned Subsidiaries of the Company or (D) interest rate swaps on customary commercial terms, consistent with past practices and not to exceed $750,000,000 of notional debt in the aggregate;

(x) except as set forth in Section 6.1(a)(x) of the Company Disclosure Letter, make or authorize any capital expenditure;

(xi) enter into any Material Contract that would have been a Material Contact as described in clauses (J), (L) or (M) of Section 5.1(j)(i) had it been entered into prior to the execution of this Agreement, and other than in the ordinary course of business, enter into any other Material Contract that would have been a Material Contract as described in Section 5.1(j)(i) (other than as described in clauses (J), (L) or (M)) had it been entered into prior to the execution of this Agreement;

(xii) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or by Law or except as the Company, based on the advice of its independent auditors and after consultation with Cingular, determines in good faith is advisable to conform to best accounting practices;

(xiii) settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity for an amount in excess of $10,000,000 or which would be reasonably likely to have any adverse impact on the operations of the Company or any of its Subsidiaries or on any current or future litigation or other proceeding of the Company or any of its Subsidiaries; provided, that any litigation or other proceeding with respect to an item relating to Taxes may be settled for an amount that is not in excess of the amount reserved or accrued for such item on the most recent balance sheet contained in the Company Reports filed prior to the date of this Agreement (which reserve and accrual information shall be furnished by the Company to Cingular upon Cingular’s request);

(xiv) other than in the ordinary course of business, amend or modify in any material respect, or terminate or waive any material right or benefit under any Material Contract;

(xv) except as required by Law, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any material method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods. Notwithstanding the foregoing, the Company shall consult with

Cingular and its Representatives prior to claiming any depreciation allowance under Section 168(k) of the Code;

(xvi) sell, lease, license, or otherwise dispose of any assets of the Company or its Subsidiaries except for ordinary course sales of mobile telephone equipment to customers of the Company, services provided in the ordinary course of business or obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $25,000,000 in the aggregate, other than pursuant to Contracts in effect prior to the execution of this Agreement and set forth in Section 6.1(a)(iii) of the Company Disclosure Letter or as otherwise set forth in Section 6.1(a)(iii) of the Company Disclosure Letter and other than any dispositions of assets to the extent used as consideration for acquisitions that are permitted pursuant to Section 6.1(a)(iii);

(xvii) except as required pursuant to existing written, binding agreements in effect prior to the execution of this Agreement, as otherwise required by Law, or in the ordinary course of business consistent with past practice (which with respect to annual bonus plans and performance share awards is set forth in Section 6.1(a)(xvii) of the Company Disclosure Letter), (i) enter into any commitment to provide any severance or termination benefits to (or amend any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase the benefits payable under any existing severance or termination benefit policy or employment agreement (other than as required to be increased pursuant to the existing terms of any such policy or agreement), (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer of the Company or any of its Subsidiaries other than for new hires, (iv) establish, adopt, amend, terminate or make any new awards under any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries (v) increase the compensation, bonus or other benefits payable to any director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries, or (vi) amend the terms of any outstanding Company Option or other equity-based award; provided, that the Company shall in no event take any action to amend its severance plans, except as required by applicable Law;

(xviii) fail to initiate appropriate steps to renew any material FCC Licenses held by the Company or its Subsidiaries that are scheduled to terminate prior to or within 60 days after the Effective Time;

(xix) engage in the conduct of any business requiring the receipt or transfer of a License issued by a Governmental Entity other than engaging in the mobile wireless voice and data business in the U.S. and activities incident thereto, other than any other current lines of business and geographic locations of the Company or any of its Subsidiaries and other than as expressly permitted by Section 6.1(a)(iii) of the Company Disclosure Letter;

(xx) except as otherwise permitted hereby with respect to employees, enter into any material Contract with or engage in any material transaction with DoCoMo or any other Affiliate of the Company;

(xxi) adopt a technology platform other than existing technologies, (including analog, TDMA, EDGE, GSM and GPRS), HSDPA or UMTS and W-CDMA (including in each case the standards set forth on Section 6.1(a)(xxi) of the Company Disclosure Letter);

(xxii) amend, modify or waive any provision under the Rights Agreement; and

(xxiii) agree or commit to do any of the foregoing.

      (b) Each of SBC and BellSouth will cause Cingular and Cingular Wireless to take all action necessary to consummate the transactions contemplated by this Agreement subject to the terms and conditions hereof. Neither SBC nor BellSouth will take or permit any of its Subsidiaries to take any action that at the time of taking such action is reasonably likely to prevent the consummation of the Merger.

Except as set forth in the corresponding section of the disclosure letter delivered by SBC to the Company at the time of entering into this Agreement (the “SBC Disclosure Letter”), neither SBC nor BellSouth shall, and each shall cause its Subsidiaries not to, prior to the Termination Date, (i) enter into any definitive agreement for the acquisition of any business or Person which provides commercial mobile wireless voice and data services offered to the public utilizing frequencies and spectrum licensed by the FCC, other than the provision of such services in de minimis amounts or (ii) take any action which would, at the time the action is taken, reasonably be expected to materially interfere with its ability to make available to Cingular or the Paying Agent as of the Effective Time funds sufficient for its Specified Interest of the Merger Consideration. Each of SBC and BellSouth will, subject to the terms and conditions of this Agreement, make available to Cingular or the Paying Agent its Specified Interest of the Merger Consideration.

      6.2.     Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant (“Representatives”) retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to (a) a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, (b) any purchase of an equity interest representing an amount equal to or greater than a 15% voting or economic interest in the Company or (c) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of the Company and its Subsidiaries taken as a whole, (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ employees, agents and Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided, however, that if such disclosure has the effect of withdrawing, modifying or qualifying the Directors’ Recommendation in a manner adverse to Cingular or the approval of this Agreement by the Board of Directors of the Company, Cingular shall have the right to terminate this Agreement to the extent set forth in Section 8.4(a) of this Agreement; and (ii) at any time prior to, but not after, the time this Agreement is adopted by the Company Requisite Vote, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of the Company receives from the Person so requesting such information an executed confidentiality agreement (other than standstill provisions) on customary terms; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of the Company receives from such Person an executed confidentiality agreement (other than standstill provisions) on customary terms; or (C) recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (x) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable Law, (y) in each case referred to in clause (B) or (C) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of obtaining financing, and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the trans action contemplated by this Agreement taking into account any change in proposal proposed by Cingular; or (z) in the case of clause (C), Cingular shall have had written notice of the Company’s intention to take the action referred to in clause (C) at least three business days prior to the taking of such action by the Company; provided, that any more favorable Acquisition Proposal referred to in clause (B) or (C) above must involve 50% rather than the 15% used in the definition of Acquisition Proposal (any such more favorable Acquisition Proposal is referred to in this Agreement as a “Superior Proposal”). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.2 of the obligations undertaken in this Section 6.2. The Company agrees that it will notify Cingular promptly, but in any event within 48 hours if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Cingular informed on a current basis, and, in any event, within 48 hours of any changes in the status and terms of any such proposals or offers, including whether any such proposal has been withdrawn or rejected. The Company also agrees to provide any information to Cingular that it is providing to another Person pursuant to this Section 6.2 at substantially the same time it provides it to such other Person and that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a transaction with the Company to return all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of it or any of its Subsidiaries. The Company agrees promptly, but in any event, within five days after the date of this Agreement, to request the return or destruction of all information and materials provided prior to the date of this Agreement by it, its Affiliates or their respective Representatives with respect to the consideration or making of any Acquisition Proposal. Notwithstanding anything in this Section 6.2 to the contrary, any actions taken by DoCoMo that are not in cooperation with the Company or its Subsidiaries or their respective Representatives (except as otherwise permitted by this Agreement) shall not constitute a breach of this Section 6.2.

      6.3.     Information Supplied. The Company agrees, as to itself and its Subsidiaries, that (i) the proxy statement of the Company (the “Proxy Statement”) and any amendment or supplement thereto will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will at the date of mailing to stockholders or at the time of the Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

      6.4.     Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as possible after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Subject to its fiduciary duties under applicable Law, the Board of Directors of the Company shall make the Directors’ Recommendation, the Directors’ Recommendation shall be included in the Proxy Statement and the Board of Directors of the Company shall take all lawful action to solicit the adoption of this Agreement by the holders of Shares. In the event that subsequent to the date of this Agreement, the Board of Directors of the Company determines after consultation with outside counsel that its fiduciary duties under applicable Law require it to withdraw, modify or qualify the Directors’ Recommendation in a manner adverse to Cingular, the Board of Directors of the Company may so withdraw, modify or qualify the Directors’ Recommendation, however, unless this Agreement is theretofore terminated, the Company shall nevertheless submit this Agreement to the holders of the Shares for adoption at the Stockholders Meeting.

      6.5.     Filings; Other Actions; Notification. (a) The Company shall use its reasonable best efforts to prepare and file, as promptly as practicable after the date of this Agreement, the Proxy Statement with the SEC and shall promptly notify Cingular of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Cingular copies of all correspondence between the

Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Cingular shall each use its best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

      (b) The Company, Cingular and Cingular Wireless shall cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than 30 days after the date of this Agreement all applications required to be filed with the FCC and the notification and required form under the HSR Act; provided, however, that the failure to file within 30 days will not constitute a breach of this Agreement) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. BellSouth and SBC agree to use, to cause their Subsidiaries to use and to cause Cingular, Cingular Wireless and their respective Subsidiaries to use, their reasonable best efforts to take or cause to be taken such actions as Governmental Entities may require with respect to their respective businesses in order to assist Cingular, Cingular Wireless and their respective Subsidiaries in obtaining all necessary Governmental Consents. Nothing in this Agreement shall require, or be construed to require, Cingular, Cingular Wireless, BellSouth, SBC or their respective Subsidiaries to take any action or enter into any agreement with respect to any of its assets, business or operations (the sum of the aggregate positive and negative economic effects of all such actions and agreements on the value of the assets, business or operations of the combined Cingular, the Company, and their respective Subsidiaries (excluding synergies anticipated to be realized by SBC, BellSouth, Cingular or their respective Subsidiaries from the Merger) and on the value of the assets, business or operations of BellSouth, SBC or their respective Subsidiaries, as applicable, as of the date of any determination being referred to herein as the “Net Effects”), that would, individually or in the aggregate, reasonably be expected to result in the aggregate negative Net Effects being more than the Material Adverse Amount (as defined in Section 6.5(b) of the Cingular Disclosure Letter (a “Material Adverse Condition”)). For purposes of calculating Net Effects with respect to the sale of a market or spectrum it is agreed that (i) the Net Effects of the sale of a market owned by any of the Company, Cingular or Cingular Wireless will be an amount equal to the Per Subscriber Amount (as defined in Section 6.5 of the Cingular Disclosure Letter) multiplied by the number of subscribers in the system and operations in such market proposed by Cingular, in good faith, to be sold, and (ii) the Net Effects of the sale of spectrum-only shall be $0.50 per MHz POP. Subject to applicable Laws relating to the sharing of information, Cingular and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Cingular or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing right, each of the Company and Cingular shall act reasonably and as promptly as practicable. None of the Company, Cingular, Cingular Wireless, BellSouth or SBC shall agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other parties reasonably in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate.

      (c) The Company and Cingular each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Cingular, the Company or any of their respective

Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

      (d) Subject to applicable Law and the instructions of any Governmental Entity, the Company and Cingular each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Cingular or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company shall give prompt notice to Cingular of any change, fact or condition, that is reasonably likely to result in a Material Adverse Effect or of any failure of any condition to Cingular’s obligations to effect the Merger, and Cingular shall give prompt notice to the Company of any change, fact or condition, that is reasonably likely to result in a failure of any condition to the Company’s obligations to effect the Merger.

      (e) Cingular’s obligations under this Section 6.5 shall include, without limitation, the obligation to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the consummation of the Merger or the other transactions contemplated hereby, including, except to the extent it would reasonably be expected to result in a Material Adverse Condition, seeking to have any stay or other injunctive relief which would prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement entered by any court or other Governmental Entity reversed on appeal or vacated consistent with its other obligations under this Section 6.5.

      6.6.     Access. (a) Subject to applicable Laws relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford Cingular’s, its stockholders and its other Affiliates’ officers, employees, counsel, accountants and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Cingular all information concerning its business, properties and personnel as may reasonably be requested; provided, that no investigation pursuant to this Section 6.6(a) shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. At the request of Cingular, throughout the period prior to the Effective Time, the Company shall use its reasonable best efforts to obtain waivers from Persons who are parties to Contracts with the Company or its Subsidiaries that contain confidentiality provisions in order for Cingular to be provided reasonable access to such Contracts.

      (b) The Company shall make available to Cingular and its Representatives for inspection the consolidated U.S. Federal Income Tax Returns required to be prepared by the Company from and after the date of this Agreement. The Company shall make such Tax Returns available to Cingular at least 21 days prior to the due date for filing such Tax Returns.

      6.7.     Consent/ Tender Offers. With respect to the indebtedness of the Company or its Subsidiaries specified in Section 6.7 of the Company Disclosure Letter (the “Specified Indebtedness”), at the request of Cingular, the Company shall, with respect to the Specified Indebtedness issued by it, and cause it Subsidiaries to, with respect to the Specified Indebtedness issued by such Subsidiary, use its reasonable best efforts to commence consent solicitations or issuer tender offers with respect to the Specified Indebtedness as and at the times that Cingular shall request (“Consent/ Tender Offers”), in each case with the cooperation of Cingular. All Consent/ Tender Offers shall be in accordance with applicable Law and shall be solely on the terms and conditions specified by Cingular; provided, that all Consent/ Tender Offers (and all obligations to make any payments to holders of all or any portion of Specified Indebtedness in connection therewith or to modify the terms or provisions of any Specified Indebtedness) shall be conditioned upon the consummation of the Merger, and shall terminate immediately upon the termination of this Agreement prior to the Effective Time. The Company agrees not to consummate any Consent/

Tender Offer unless Cingular consents in writing to such consummation. The Company agrees to use its reasonable efforts to cooperate with Cingular and, subject to the preceding sentence and applicable Law, to use its reasonable best efforts to consummate all Consent/ Tender Offers. Notwithstanding the foregoing, it shall be a condition to any obligation of the Company or any of its Subsidiaries under this Section 6.7 that (a) Cingular shall reimburse the Company for all of its reasonable out-of-pocket costs in conducting the Consent/ Tender Offers promptly following incurrence and delivery of reasonable documentation of such costs, (b) none of the Company or any of its Subsidiaries shall be required to make any payments to holders of all or any portion of Specified Indebtedness or to modify the terms or provisions of any Specified Indebtedness, in each case, prior to the consummation of the Merger, or similarly incur any liability or obligation in connection therewith, except for liabilities and obligations for which Cingular has a reimbursement obligation under clause (a) above, (c) the Company and its Subsidiaries (and their respective officers and directors) shall be entitled to indemnification in form and substance reasonably satisfactory to them with respect to any information relating to any Person other than the Company or its Subsidiaries utilized in connection therewith, and (d) the Company and its Subsidiaries shall not be required to proceed with any Consent/ Tender Offers if they would be required by Law to make any disclosure which the Board of Directors of the Company determines in good faith is reasonably likely to not be in the best interests of the Company and its stockholders; provided, that subject to applicable Law and the provisions of this Section 6.7 promptly following the time that such disclosure may be made, the Company shall proceed with any Consent/ Tender Offer with which it had ceased proceeding.

      6.8.     Employee Benefits. (a) Cingular agrees that it shall cause the Surviving Corporation to honor all Company Compensation and Benefit Plans (other than the Severance Plans) in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. For a period from the Effective Time through at least December 31, 2005, Cingular shall provide, or shall cause to be provided, to those individuals who as of the Effective Time were employees of the Company and its Subsidiaries (other than collectively bargained employees) (the “Affected Employees”) compensation and employee benefits (other than payments under the Retention Pool described in Section 6.1(a)(xvii) of the Company Disclosure Letter, other similar payments or benefits made by reason of the Merger and the other transactions contemplated by this Agreement or any incremental increase in value attributable to the Merger or the other transactions contemplated by this Agreement) no less favorable in the aggregate than those provided to the Affected Employees immediately before the Effective Time. Cingular shall cause the Surviving Corporation to honor the Company’s Amended and Restated Senior Officer Severance Plan in accordance with its terms as in effect on the date of this Agreement through the second anniversary of the Effective Time and the Company’s Officer Severance Plan and the Company’s Amended and Restated Severance Pay Plan (the three plans, collectively, the “Severance Plans”) in accordance with their respective terms as in effect immediately before the Effective Time without adverse amendment for the period from the Effective Time through December 31, 2006. Notwithstanding the foregoing, nothing contained herein shall obligate Cingular, the Surviving Corporation or any Affiliate of any of them to (x) maintain any particular Company Compensation and Benefit Plan (other than the Severance Plans), (y) grant or issue any equity or equity-based awards or (z) retain the employment of any Affected Employee.

      (b) For all purposes under the employee benefit plans of Cingular and its Affiliates providing benefits to any Affected Employees after the Effective Time (the “New Plans”), each Affected Employee shall receive credit for his or her service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), for purposes of eligibility, vesting and benefit accrual (but not (i) for purposes of eligibility for subsidized early retirement benefits, (ii) for purposes of benefit accrual under defined benefit pension plans and (iii) for any new program for which credit for benefit accrual for service prior to the effective date of such program is not given to similarly situated employees of Cingular other than the Affected Employees) to the same extent as such Affected Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Company Compensation and Benefit Plans (except to the extent such credit would result in a duplication of accrual of benefits). In addition, and without limiting the generality of the foregoing: (i) at the Effective Time, each Affected

Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Compensation and Benefit Plans in which such Affected Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Affected Employee, Cingular shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Affected Employee and his or her covered dependents to the extent such pre-existing condition exclusions and actively-at-work requirements were inapplicable to or had been satisfied by such Affected Employee and his or her covered dependants immediately prior to the Effective Time under the relevant Old Plan, and Cingular shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

      (c) Cingular hereby acknowledges that a “change of control” or a “change in control” within the meaning of each written Company Compensation and Benefit Plans that has been provided to Cingular on or prior to the date of this Agreement that contains either of such terms will occur no later than the Effective Time.

      (d) For the plan year in which the Effective Time occurs, Cingular shall, or shall cause the Company to, cause the profit sharing formula as established under the Company profit sharing plan for such plan year to remain in effect and, subject to applicable law, cause a contribution to be made that is calculated based on performance through the Effective Time for the plan year in which the Effective Time occurs and annualized through the end of such plan year. Cingular shall cause, or shall cause the Surviving Corporation to cause, each Affected Employee who is a participant in the Company’s 401(k) Savings Plan and who incurs a termination of employment after the Effective Time that entitles such Affected Employee to severance benefits under any of the Severance Plans to be fully vested in his or her account balance under the Company’s 401(k) Savings Plan.

      (e) The Company shall take all actions necessary to cause the Company’s Amended and Restated Employee Stock Purchase Plan (the “Stock Purchase Plan”) to terminate prior to the Effective Time and to cause each participant’s Periodic Deposit Account, as defined in the Stock Purchase Plan, to be returned and paid in cash at the time of termination without the purchase of any shares.

      (f) With respect to matters described in this Section 6.8 relating to benefits or compensation to be provided after the Effective Time, the Company will to the extent permitted by applicable Law provide Cingular with copies of any broad-based notices or other communication materials of a general nature prior to sending them.

      (g) Prior to the Closing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Cingular and its Subsidiaries shall commence to participate therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation. In addition, prior to the Closing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Cingular shall cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of the Company and its Subsidiaries shall commence to participate therein following the Effective Time unless Cingular or such Subsidiary explicitly authorizes such participation.

      (h) The Company agrees that, if the Effective Time occurs after December 31, 2004, it will consult with Cingular to consider any proposals by Cingular to reduce the “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) which may be payable by the Company as a result of the

Merger and the other transactions contemplated by this Agreement and, if requested by Cingular, the Company will meet with Cingular to discuss any such proposals no later than December 15, 2004.

      6.9.     Indemnification; Directors’ and Officers’ Insurance. (a) Cingular, Cingular Wireless and the Surviving Corporation shall jointly and severally, from and after the Effective Time, indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the “Indemnified Parties”), in respect of acts or omissions in their capacity as such, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by Law (and Cingular, Cingular Wireless and the Surviving Corporation shall jointly and severally advance expenses as incurred to the fullest extent permitted by Law); provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer or director is entitled to indemnification or advancement of expenses shall be made by independent counsel selected by Cingular and such Person.

      (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Cingular thereof but any failure to give such notice shall not relieve any obligation of Cingular, Cingular Wireless or the Surviving Corporation hereunder except to the extent Cingular, Cingular Wireless or the Surviving Corporation is actually prejudiced by such failure to give such notice. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Cingular, Cingular Wireless or the Surviving Corporation shall have the right to assume the defense thereof and neither Cingular, Cingular Wireless nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred in connection with the defense thereof, except that if Cingular, Cingular Wireless and the Surviving Corporation do not elect to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Cingular, Cingular Wireless or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel and Cingular, Cingular Wireless and the Surviving Corporation shall jointly and severally agree to pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Cingular, Cingular Wireless and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to cause Cingular, Cingular Wireless and the Surviving Corporation to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided, that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will use their reasonable efforts to cooperate in the defense of any such matter and (iii) neither Cingular, Cingular Wireless nor the Surviving Corporation shall be liable for any settlement effected without Cingular’s prior written consent; provided, that there shall not be any obligation under this Agreement to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

      1.     The Surviving Corporation shall and Cingular shall cause the Surviving Corporation to maintain the Company’s existing officers’ and directors’ liability insurance (“D&O Insurance”) (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each such Indemnified Person covered as of the Effective Time by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the current annual premium paid by the Company (which annual premium is set forth on Schedule 6.9(c) of the Company Disclosure Letter) for such insurance (such 200% amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. In addition, the Company may purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company; provided, that the amount paid by the Company shall not exceed six times the Maximum Annual Premium. If such “tail” prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Cingular and Cingular Wireless shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 6.9(c) shall terminate.

      2.     The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

      3.     The rights of the Indemnified Parties and their heirs and legal representatives under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under any other applicable Laws.

      4.     The obligations of Cingular, Cingular Wireless and the Surviving Corporation under this Section 6.9 shall not be terminated or modified by Cingular, Cingular Wireless or the Surviving Corporation in a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the consent of the affected Indemnified Party. In the event that either Cingular, Cingular Wireless or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Persons, or (B) transfers at least 50% of its properties or assets to any Person, then and in each case, proper provision shall be made so that the applicable successors and assigns or transferees assume the obligations set forth in this Section 6.9.

      6.10.     Other Actions by the Company.

      (a) Rights Agreement. Prior to the Effective Time, the Board of Directors of the Company shall take all necessary action to terminate all of the outstanding Rights and to terminate the Rights Agreement, effective immediately prior to the Effective Time without payment of any consideration in respect thereof or in respect of the Rights.

      (b) Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

      (c) DoCoMo Investor Agreement. Neither the Board of Directors of the Company nor any committee of the Board of Directors of the Company shall require or approve a change in the Company’s use of W-CDMA technology as the primary standard for its delivery of wireless services based on 3G technology before December 31, 2004 (other than migration to successor technologies and other than for one or more of the reasons set forth in clauses (i) through (iv) of Section 4.1(a) of the DoCoMo Investor Agreement). The Company shall use its reasonable best efforts to take or cause to be taken all action necessary to meet the 3G Launch Obligation (as defined in the DoCoMo Investor Agreement) under Section 4.1(a) of the DoCoMo Investor Agreement prior to December 31, 2004.

      (d) Director Resignations. The Company shall procure the resignation or removal of each of the members of the Board of Directors of the Company as of the Effective Time.

      (e) Regulatory Compliance. The Company and each of its Subsidiaries agrees to use its reasonable best efforts to (i) cure not later than the Effective Time any violations and defaults under any applicable rules and regulations of the FCC (the “FCC Rules”) and the FAA Rules, (ii) substantially comply with the terms of the FCC Licenses and the FAA Rules and file or cause to be filed with the FCC and the FAA all reports and other filings to be filed under applicable FCC Rules and FAA Rules and (iii) take all actions reasonably requested in writing by Cingular on or before the Closing Date to be in compliance upon the consummation of the Closing and the provisions of Sections 271 and 272 of the Communications Act (including any orders issued by the FCC interpreting or implementing such provisions). Cingular agrees that it shall reimburse the Company for any reasonable out-of-pocket expenses following incurrence and delivery of reasonable documentation by the Company at the direction of Cingular pursuant to clause (iii) of the first sentence of this Section 6.10(e).

      (f) Between the date of this Agreement and the Effective Time (or earlier termination of this Agreement), to the extent reasonably requested by Cingular, the Company shall, and shall cause its Subsidiaries to, cooperate with Cingular to facilitate the disposition immediately prior to, at or after the Effective Time of those assets or ownership interests held by the Company or any of its Subsidiaries that are identified by Cingular in writing to the Company as assets or ownership interests the holding of which would be inconsistent with Cingular’s strategic objectives (such assets or interests referred to as a “Potential Sale Interest”). To the extent reasonably requested by Cingular, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to (i) permit Persons who Cingular identifies to the Company as potential purchasers of a Potential Sale Interest to conduct (and cooperate with such Persons’) reasonable investigations with respect to such Potential Sale Interest (provided, that any such Person executes and delivers to Augusta a confidentiality agreement containing customary terms), (ii) comply with any applicable right of first refusal, right of first offer, right of approval and similar provisions that may be applicable to a proposed transfer of a Potential Sale Interest, and (iii) deliver such notices, make such filings and execute such Contracts relating to the disposition of Potential Sale Interests as reasonably requested by Cingular; provided, that neither the Company nor any of its Subsidiaries shall be required to execute any such Contract under which the Company or any of its Subsidiaries may be required to dispose of any Potential Sale Interest other than immediately prior to, at or after the Effective Time. Cingular shall be permitted to identify potential purchasers of Potential Sale Interests and negotiate any Contracts with respect to dispositions of Potential Sale Interests; provided, that the Company may (and, to the extent reasonably requested by Cingular, shall) participate in such negotiations. Notwithstanding the foregoing, (A) Cingular shall reimburse the Company and its Subsidiaries for their reasonable out-of-pocket costs in complying with this Section 6.10(f) promptly following incurrence and delivery of reasonable documentation of such costs and (B) the Company and its Subsidiaries shall not be required to breach in any material respect the terms of any Contract governing the disposition of such Potential Sale Interest.

ARTICLE VII

CONDITIONS

      7.1.     Conditions to the Obligations of the Company, Cingular and Merger Sub to Effect the Merger. The respective obligation of each of the Company, Cingular and Merger Sub to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the Company’s certificate and by-laws.

(b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, (ii) all approvals and authorizations required to be obtained from the FCC for the consummation of the Merger shall have been obtained, except for those consents to be obtained from the FCC that in the aggregate are immaterial to the Company and have not been denied by the FCC, and (iii) all other Governmental Consents, the failure of which to make or obtain would, individually or in the aggregate, provide a reasonable basis to conclude that the Company or its directors or officers would be subject to the risk of criminal liability, shall have been made or obtained. For purposes of this Agreement, the term “Governmental Consents” shall mean all notices, reports, and other filings required to be made prior to the Effective Time by the Company or Cingular or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Cingular or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

(c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”), except for such Orders enacted, issued, promulgated, enforced or entered by a Governmental Entity having jurisdiction solely outside of North America (i) that would not reasonably be expected, individually or in the aggregate, to result in (A) a Material Adverse Effect, (B) a material adverse effect on Cingular and its Subsidiaries taken as a whole or (C) a material adverse effect on BellSouth or SBC and their respective Subsidiaries or (ii) the failure to comply with which would not reasonably be expected to lead to criminal prosecution of the officers of Cingular, SBC, BellSouth and their Affiliates (collectively, “Immaterial Orders”).

      7.2.     Conditions to Obligations of Cingular and Merger Sub. The obligation of Cingular and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Cingular at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 5.1(b)(i) and 5.1(b)(iii) (other than the last sentence of Section 5.1(b)(iii)), in each case relating to the capital stock of the Company and Section 5.1(l) of this Agreement shall be true and correct in all material respects (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not true and correct unless the failure of such representations and warranties of the Company to be true and correct (read for purposes of this Section 7.2(a)(ii) without any materiality or Material Adverse Effect qualification), individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect; provided, further that the failure of any representation or warranty of the Company to be true and correct to the extent arising from the imposition by any Governmental Entity in a proceeding granting a Governmental Consent of conditions on the Company and its Subsidiaries prior to the Closing shall not cause this Section 7.2(a)(ii) to fail to be satisfied; and (iii) Cingular shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the condition set forth in this Section 7.2(a) has been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Cingular shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the condition set forth in this Section 7.2(b) has been satisfied. The Company shall not have become obligated to repurchase any Shares, other shares of its capital stock or warrants under the DoCoMo Investor Agreement and DoCoMo and its Affiliates shall have no other right to require any such repurchase (other than pursuant to the Merger) and the Company shall have met the 3G Launch Obligation specified in Section 4.1(a) of the DoCoMo Investor Agreement (or DoCoMo shall have irrevocably waived compliance or its rights under Section 4.3(a) of the DoCoMo Investor Agreement).

(c) Threatened Orders. No Governmental Entity shall have instituted (or if instituted, shall not have withdrawn) any proceeding or threatened to institute any proceeding seeking any Order (or if threatened, shall not have withdrawn such threat), except for Orders as would reasonably be expected, individually or in the aggregate, to result in an Immaterial Order.

(d) Governmental Consents. All Governmental Consents (other than those described in Section 7.1(b)(i) or Section 7.1(b)(ii)) the failure of which to make or obtain would, individually or in the aggregate (A) reasonably be expected to be have a material adverse effect on Cingular and its Subsidiaries, (B) reasonably be expected to result in a Material Adverse Effect or (C) provide a reasonable basis to conclude that Cingular, Cingular Wireless, SBC or BellSouth or any of their respective directors or officers would be subject to the risk of criminal liability shall have been made or obtained (such consents together with those consents that are conditions under Section 7.1(b)(i) and (ii) hereof being the “Required Governmental Consents”). All Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence that would, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Condition and all Required Governmental Consents obtained from the FCC shall have been obtained by Final Order. For the purpose of this Agreement, “Final Order” means an action or decision that has been granted as to which (i) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filings of any such petition or application has passed, (iii) no Governmental Entity has undertaken to reconsider the action on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed, which in any such case (i), (ii), (iii) or (iv) is reasonably likely to result in vacating, reversing, setting aside, annulling, suspending or modifying such action or decision (in the case of any modification in a manner that would impose any term, condition or consequence that would reasonably be expected to have or result in a Material Adverse Condition).

      7.3.     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Cingular, Merger Sub, SBC and BellSouth set forth in this Agreement shall be true and correct in all material respects (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the Company shall have received at the Closing a certificate signed on behalf of each of Cingular, SBC and BellSouth by its respective Chief Executive Officer or Chief Financial Officer to the effect that the condition set forth in this Section 7.3(a) as applicable has been satisfied.

(b) Performance of Obligations of Cingular, Cingular Wireless, Merger Sub, SBC and BellSouth. Each of Cingular, Cingular Wireless, Merger Sub, SBC and BellSouth shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Cingular, Cingular Wireless, SBC and BellSouth by its respective Chief Executive Officer or Chief Financial Officer to the effect that the condition set forth in this Section 7.3(b) as applicable has been satisfied.

ARTICLE VIII

TERMINATION

      8.1.     Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Cingular by action of their respective Boards of Directors.

      8.2.     Termination by Either Cingular or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Cingular or the Company if (a) the Merger shall not have been consummated by December 31, 2004, whether such date is before or after the date of the adoption of this Agreement by the stockholders of the Company; provided, however, that in the event that, as of December 22, 2004, the condition set forth in either Section 7.1(b) or 7.2(d) has not been satisfied, the Termination Date may be extended from time to time by either Cingular or the Company one or more times to a date not beyond June 30, 2005 (such later date, the “Termination Date”); provided, that, if the condition set forth in Section 7.2(d) shall not have been satisfied solely by reason of a Required Governmental Consent of the FCC that has been obtained but is not yet a Final Order, neither party may terminate this Agreement pursuant to this Section 8.2(a) prior to the 60th day after receipt of such Required Governmental Consent, (b) the adoption by the Company’s stockholders required by Section 7.1(a) shall not have been obtained at the Stockholders Meeting (after giving effect to all adjournments or postponements thereof), or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable except for any Orders as would, individually or in the aggregate, reasonably be expected to be Immaterial Orders (whether before or after the adoption by the stockholders of the Company required under Section 7.1(a)); provided, that the right to terminate this Agreement pursuant to Section 8.2(a) or Section 8.2(c) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

      8.3.     Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption by stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company if there has been a breach of any representations, warranties, covenants or agreements made by Cingular, Cingular Wireless, Merger Sub, SBC or BellSouth in this Agreement, or any such representations and warranties shall have become untrue or incorrect after the execution of this Agreement, such that (i) Section 7.3(a) or 7.3(b) would not be satisfied and (ii) such breach or failure to be true and correct is not curable by the Termination Date.

      8.4.     Termination by Cingular. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Cingular (a) if the Board of Directors of the Company shall have withdrawn, qualified or modified its approval of this Agreement or the Directors’ Recommendation in a manner adverse to Cingular, (b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, such that (i) Section 7.2(a) or 7.2(b) would not be satisfied and (ii) such breach or failure to be true or correct is not curable by the Termination Date, or (c) if, by July 31, 2004, the Stockholders Meeting shall have not been held, or the vote of the Company’s stockholders contemplated by Section 6.4 of this Agreement has not been taken; provided, that Cingular may not terminate this Agreement pursuant to this Section 8.4(c) if (a) the Company has used its reasonable best efforts to convene the Stockholders’ Meeting, to have the vote of the Company’s Stockholders contemplated by Section 6.4 and to obtain the

Company Requisite Vote as promptly as possible following the execution of this Agreement and (b) the failure to convene the Stockholders Meeting or the failure of the Company’s stockholders to vote by July 31, 2004 is unrelated to any Acquisition Proposal.

      8.5.     Effect of Termination and Abandonment. (a) In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

      (b) In the event that after the date hereof, an Acquisition Proposal (but substituting 40% for the 15% threshold set forth in the definition thereof) (a “Covered Proposal”) shall have been publicly made or, after the date hereof, any Person shall have publicly announced an intention (whether or not conditional) to make a Covered Proposal and thereafter this Agreement is terminated by either Cingular or the Company pursuant to Section 8.2(b) or by Cingular pursuant to Section 8.4(a) or Section 8.4(c), (i) then the Company shall promptly, but in no event later than two business days after the date of such termination, pay to Cingular on behalf of it, SBC and BellSouth and their respective Affiliates incurring charges and expenses in connection with this Agreement and the transactions contemplated hereby all of the charges and expenses actually incurred by Cingular, SBC, BellSouth or their respective Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $40,000,000 (the “Expenses”) payable by wire transfer of same day funds and (ii) if, within 15 months after such termination (I) any Person (other than Cingular or any of its Affiliates) has entered into an agreement (X) to, directly or indirectly, acquire by purchase, merger, consolidation, sale, assignment, lease, transfer or similar business combination, in one transaction or any related series of transactions, 40% or more of the voting power of the outstanding securities of the Company, or ownership or control of 40% or more of the consolidated assets of the Company or (Y) with respect to any transaction or series of related transactions after which stockholders of the Company immediately prior to the consummation of such transaction or transactions would cease to own directly or indirectly at least 60% of the voting power of the outstanding securities of the Company (or of another Person that directly or indirectly would own all or substantially all the assets of the Company) immediately following such transaction in the same proportion as they owned prior to the consummation of such transaction, or (II) there has been consummated any such merger, consolidation or similar business combination or any such sale, assignment, lease or transaction between the Company or one of its Subsidiaries and any Person (other than Cingular or any of its Affiliates), then the Company shall, promptly following such event, but in no event later than two business days after such event, pay SBC and BellSouth in proportion to their Specified Interests an aggregate termination fee of $1,400,000,000 (One Billion Four Hundred Million Dollars) (the “Termination Fee”) payable by wire transfer of same day funds. Upon the payment of the Termination Fee and the Expenses, the Company shall have no further liabilities or obligations under this Section 8.5(b). The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Cingular would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Cingular commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.5(b) or any portion of such fee, the Company shall pay to Cingular its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

ARTICLE IX

MISCELLANEOUS AND GENERAL

      9.1.     Survival. This Article IX and Article IV, Section 6.8 (Employee Benefits) and Section 6.9 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX, Section 6.7 (Consent/ Tender Offers), Section 6.10(e) (Regulatory Compliance), Section 6.10(f) (Potential Sale Interest) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. Subject to the proviso to Section 8.5(a), all other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

      9.2.     Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only, and any provisions herein may be waived only, in writing executed by the parties hereto, by action of the Board of Directors or equivalent governing body of the respective parties.

      9.3.     Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

      9.4.     Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

      9.5.     GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit exclusively to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties for purposes of the foregoing.

      (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

      9.6.     Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, facsimile or by overnight courier:

      if to Cingular, Cingular Wireless or Merger Sub:

Cingular Wireless Corporation
5565 Glenridge Connection
Suite 1100
Atlanta, Georgia 30342
Attention: Joaquin Carbonell, Esq.
Fax: (404) 249-4488

      with copies to:

SBC Communications Inc.
175 East Houston
San Antonio, Texas 78205
Attention: Wayne Watts, Esq.
Fax: (210) 351-3257,

BellSouth Corporation
1155 Peachtree Street
Suite 2000
Atlanta, Georgia 30309
Attention: Charles R. Morgan, Esq.
Fax: (404) 249-5901,

Sullivan & Cromwell LLP
125 Broad Street, New York, NY 10004

Attention:	Joseph B. Frumkin, Esq. and

Eric M. Krautheimer, Esq.
Fax: (212) 558-3588

      and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza, New York, NY 10004
Attention: Gail L. Weinstein, Esq.
Fax: (212) 859-4000

      if to the Company

AT&T Wireless Services, Inc.
7277 164th Avenue NE
Building 1
Redmond, WA 98052
Attention: Gregory P. Landis, General Counsel
Fax: (425) 580-8505

      with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Steven A. Rosenblum, Esq.
Stephanie J. Seligman, Esq.
Fax: (212) 403-2000

or to such other persons or addresses as may be designated in writing by the Person to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by delivery pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

      9.7.     Entire Agreement; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Cingular Disclosure Letter, the SBC Disclosure Letter and the Confidentiality Agreements, as amended on January 9, 2004, between SBC and the Company and BellSouth and the Company (the “Confidentiality Agreements”), constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF CINGULAR, MERGER SUB, SBC, BELLSOUTH OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. Each of Cingular, SBC and BellSouth acknowledges that any proposal with respect to an Acquisition Proposal or similar transaction submitted after the date hereof may require the Company to make disclosures in accordance with the terms of the DoCoMo Investor Agreement and to the extent required by such agreement each consents thereto. The Company agrees that, in the event that it is required to make any disclosure in accordance with the terms of the DoCoMo Investor Agreement with respect to any Acquisition Proposal, it shall (1) notify Cingular immediately of its intention to disclose such information to DoCoMo prior to making such disclosure, (2) disclose any such information only to the extent it is required to be disclosed pursuant to the DoCoMo Investment Agreement, (3) use its best efforts so that such information will be treated as “Proprietary Information” (as defined in the DoCoMo Investor Agreement) for purposes of Section 10.4 of the DoCoMo Investor Agreement, and (4) use its best efforts to (x) enforce its rights under Section 10.4 of the DoCoMo Investor Agreement and (y) ensure that DoCoMo does not disclose such information, except as permitted under that Section 10.4.

      9.8.     No Third Party Beneficiaries. Except as expressly set forth in Section 6.9 (Indemnification; Directors’ and Officers’ Insurance) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.

      9.9.     Obligations of Cingular and of the Company. Whenever this Agreement requires a Subsidiary of Cingular to take any action, such requirement shall be deemed to include an undertaking on the part of Cingular to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

      9.10.     Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

      9.11.     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

      9.12.     Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word parties when used in this Agreement shall be deemed not to include SBC and BellSouth except that the term parties shall include SBC and BellSouth for purposes of Sections 6.1(b), 6.5(b) and 8.5(b) and this Article IX. For purposes of this Agreement the terms Subsidiary and Affiliate, when used with respect to SBC and BellSouth, shall be deemed to not include Cingular and its Subsidiaries and the term Affiliate when used with respect to Cingular, Cingular Wireless and their respective Subsidiaries shall be deemed not to include BellSouth, SBC or any of their respective Affiliates (other than Cingular and its Subsidiaries).

      (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

      (c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Letter need not be set forth in any other section of the Disclosure Letter so long as its relevance to the latter section of the Disclosure Letter or section of the Agreement is readily apparent on the face of the information disclosed in the Disclosure Letter to the Person to which such disclosure is being made. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

      9.13.     Guarantee; Breach. SBC and BellSouth each hereby agrees to guarantee in proportion to their respective Specified Interest the payment of the Merger Consideration and any payment obligation arising as a result of a breach of this Agreement by Cingular, Cingular Wireless and Merger Sub prior to the Effective Time. The term “Specified Interest” when used in the Agreement with respect to SBC shall mean 60% and when used with respect to BellSouth shall mean 40%. The parties hereto agree that BellSouth shall not have any liability for any breach of this Agreement by SBC and SBC shall not have any liability for any breach of this Agreement by BellSouth.

      9.14.     Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Cingular each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by the request of any Government Entity.

      9.15.     Expenses. Except as otherwise provided in Sections 6.7, 6.10(e), 6.10(f), and 8.5 of this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

      9.16.     Assignment. This Agreement shall not be assignable by either of the parties hereto; provided, however, that Cingular may designate, by written notice to the Company, a wholly-owned direct or indirect Subsidiary of Cingular to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties also to be made with respect to such Subsidiary to the extent applicable as of the date of such designation. No such designation shall relieve Cingular, SBC or BellSouth of any obligation hereunder. Any purported assignment in violation of this Agreement will be void ab initio.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

AT&T WIRELESS SERVICES, INC.

By:	/s/ JOHN ZEGLIS

Name: John Zeglis
Title: CEO

CINGULAR WIRELESS CORPORATION

By:	/s/ STAN SIGMAN

Name: Stan Sigman
Title: CEO

CINGULAR WIRELESS LLC

By:	/s/ STAN SIGMAN

Name: Stan Sigman
Title: CEO

LINKS I CORPORATION

By:	/s/ RICK MOORE

Name: Rick Moore
Title: Authorized Officer

      And solely for the purposes of Sections 5.3, 6.1(b), 6.5(b) and Article IX of this Agreement:

BELLSOUTH CORPORATION

By:	/s/ BARRY L. BONIFACE

Name: Barry L. Boniface

Title: Vice President — Planning & Development

SBC COMMUNICATIONS INC.

By:	/s/ EDWARD E. WHITACRE JR.

Name: Edward E. Whitacre Jr.
Title: Chairman and Chief Executive

DEFINED TERMS

Terms	Section

Acquisition Proposal	6.2
Affected Employees	6.8(a)
Affiliate	5.1(a)(iii)
Agreement	Preamble
Applicable Parent Reports	5.3(e)
Audit Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
BellSouth	Preamble
Board of Directors	Recitals
By-Laws	2.2
Certificates	4.1(b)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	5.1(h)(ii)
Cingular	Preamble
Cingular Companies	4.1(a)
Cingular Disclosure Letter	5.2
Cingular LLC	5.1(a)(i)
Cingular LLC Reports	5.2(e)
Cingular Material Adverse Effect	5.2(a)
Common Stock	4.1(a)
Common Stock Certificate	4.1(a)
Common Stock Merger Consideration	4.1(a)
Common Stock Unit	5.1(b)
Company	Preamble
Company Compensation and Benefit Plans	5.1(h)(i)
Company Disclosure Letter	5.1
Company Licenses	5.1(i)(ii)
Company Non-U.S. Compensation and Benefits Plan	5.1(h)(i)
Company Option	5.1(b)
Company Pension Plan	5.1(h)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Company U.S. Compensation and Benefits Plan	5.1(h)(ii)
Computer Software	5.1(p)(iii)(1)
Confidentiality Agreements	9.7
Consent/ Tender Offers	6.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Costs	6.9(a)
Covered Proposal	8.5(b)
D&O Insurance	6.9(c)

Terms	Section

Delaware Certificate of Merger	1.3
DGCL	1.1
Directors’ Recommendation	5.1(c)(ii)
Dissenting Common Shares	4.1(a)
Dissenting Common Stockholders	4.1(a)
Dissenting Preferred Shares	4.1(b)
Dissenting Preferred Stockholders	4.1(b)
Dissenting Shares	4.1(b)
Dissenting Stockholders	4.1(b)
DoCoMo	4.6
DoCoMo Investor Agreement	5.1(b)
DoCoMo Warrant Agreement	4.6
Effective Time	1.3
Employees	5.1(h)(i)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
ERISA Plans	5.1(h)(ii)
Exchange Act	5.1(d)(i)
Exchange Fund	4.2(a)
Excluded Common Share(s)	4.1(a)
Excluded Share(s)	4.1(b)
Expenses	8.5(b)
FAA	5.1(i)(ii)
FAA Rules	5.1(i)(iv)
FCC	5.1(d)(i)
FCC Licenses	5.1(i)(ii)
FCC Rules	6.10(e)
Final Order	7.2(d)
Former Parent	4.6
GAAP	5.1(e)(ii)
Governmental Consents	7.1(b)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(b)
Indemnified Parties	6.9(a)
Intellectual Property	5.1(p)(iii)(2)
IRS	5.1(h)(ii)
IT Assets	5.1(p)(iii)(3)
Laws	5.1(i)(i)
Licensed-In Intellectual Property	5.1(p)(iii)(4)
Licenses	5.1(i)(i)
Lien	5.1(d)(ii)
Material Adverse Condition	6.5(b)

Terms	Section

Material Adverse Effect	5.1(a)(ii)
Material Contracts	5.1(j)(i)
Material Licenses	5.1(i)(i)
Maximum Annual Premium	6.9(c)
Merger	Recitals
Merger Consideration	4.1(b)
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
Net Effects	6.5(b)
New Plans	6.8(b)
NYSE	5.1(d)(i)
Old Plans	6.8(b)
Order	7.1(c)
Owned Intellectual Property	5.1(p)(iii)(5)
Parental Material Adverse Effect	5.3
Paying Agent	4.2(a)
Person	4.2(d)
Potential Sale Interest	6.9(f)
Preferred Stock	4.1(b)
Preferred Stock Certificate	4.1(b)
Preferred Stock Merger Consideration	4.1(b)
Proxy Statement	6.3
Representatives	6.2
Required Governmental Consents	7.2(d)
Restricted Agreements	5.1(j)(ii)
Rights	5.1(q)(ii)
Rights Agreement	5.1(b)
SBC	Preamble
SBC Disclosure Letter	6.1(b)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Series C Preferred Stock	4.1(b)
Series E Preferred Stock	4.1(b)
Shares	4.1(b)
Specified Indebtedness	6.7
Specified Interest	9.13
State Commissions	5.1(d)(i)
State Licenses	5.1(i)(ii)
Stock Plans	5.1(b)
Stock Purchase Plan	6.8(e)
Stockholders Meeting	6.4
Subsidiary	5.1(a)(i)
Superior Proposal	6.2
Surviving Corporation	1.1

Terms	Section

Takeover Statute	5.1(l)
Tax	5.1(n)
Taxable	5.1(n)
Taxes	5.1(n)
Tax Return	5.1(n)
Terminable Contract	5.1(j)(i)
Termination Date	8.2
Termination Fee	8.5(b)
Transaction Matter	6.9(a)

Appendix B

(MERRILL LYNCH LOGO)

February 17, 2004

Board of Directors
AT&T Wireless Services, Inc.
Avenue NE, Building 1
Redmond, Washington 98052

Members of the Board of Directors:

      AT&T Wireless Services, Inc. (the “Company”), Cingular Wireless Corporation (the “Acquiror”), Cingular Wireless LLC and Links I Corporation, a wholly owned subsidiary of the Acquiror (the “Merger Sub”) and solely with respect to Sections 5.3, 6.1(b), 6.5(b) and Article IX of the Agreement (as defined below), SBC Communications Inc. and BellSouth Corporation, propose to enter into an agreement and plan of merger (the “Agreement”) pursuant to which the Merger Sub will be merged with and into the Company (the “Merger”), and the Company will be the surviving corporation. The date and time at which the Merger becomes effective is referred to herein as the “Effective Time”. Pursuant to the Merger, (1) each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock (i) owned by the Acquiror or any direct or indirect subsidiary of the Acquiror, (ii) owned by the Company or any direct or indirect subsidiary of the Company, except in the case of each of clauses (i) and (ii), for any such shares held on behalf of third parties, or (iii) owned by stockholders of the Company properly exercising appraisal rights pursuant to Section 262 of Delaware General Corporation Law, as amended) will be converted into the right to receive $15.00 in cash (the “Common Stock Consideration”) and (2) each share of Series C preferred stock, par value $0.01 per share, of the Company (the “Series C Preferred Stock”) and each share of Series E preferred stock (the “Series E Preferred Stock” and together with the Series C Preferred Stock, the “Preferred Stock”; and the Preferred Stock together with the Common Stock, the “Shares”) will be converted into the right to receive an amount in cash equal to the Liquidation Preference (as defined in the Company’s certificate of incorporation) as of immediately prior to the Effective Time (the “Preferred Stock Consideration”). At the Effective Time, all Shares will no longer be outstanding and will be cancelled, retired and cease to exist.

      You have asked us whether, in our opinion, (i) the Common Stock Consideration to be received by the holders of the Common Stock and (ii) the Preferred Stock Consideration to be received by the holders of the Preferred Stock, pursuant to the Merger is fair from a financial point of view to the holders of the Common Stock and to the holders of the Preferred Stock, respectively, other than the Acquiror and its affiliates.

      In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the market prices and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(8) Reviewed the Certificate of Designations with respect to the Series C Preferred Stock and the Series E Preferred Stock, in each case as in effect as of the date hereof;

(9) Reviewed a draft dated February 16, 2004 of the Agreement (including any exhibits and schedules thereto); and

(10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

      We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger or a similar transaction involving the Company. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have also, in the past, provided financial advisory and financing services to the Company and its affiliates and the Acquiror and its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade shares of the Common Stock and other securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares or (ii) the fairness of any other terms or provisions applicable to the Preferred Stock.

      We are not expressing any opinion herein as to the prices at which the Common Stock will trade following the announcement of the Merger.

      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, (i) the Common Stock Consideration to be received by the holders of the Common Stock and (ii) the Preferred Stock Consideration to be received by the holders of the Preferred Stock, pursuant to the Merger is fair from a financial point of view to the holders of the Common Stock and to the holders of the Preferred Stock, respectively, other than the Acquiror and its affiliates.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith
Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

Appendix C

Section 262 of the Delaware General Corporation Law

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix D

STANDARDS OF INDEPENDENCE

      A director may be determined to be independent if:

•	The director is not a current employee of the Company and has not been an employee of the Company within the preceding three years (other than in the capacity as a former interim Chairman or CEO).

•	No immediate family member is currently an executive officer of the Company, and has not been such within the preceding three years.

•	The director (other than in the capacity of a former interim Chairman or CEO), and any immediate family member of the director acting in the capacity of an executive employee, did not receive more than $100,000 in a twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), within the preceding three years.

•	The director was not affiliated with or employed by a present or former (internal or external) auditor of the Company and no immediate family member of the director was affiliated with or employed in a professional capacity by a present or former (internal or external) auditor of the Company, within the preceding three years.

•	Neither the director nor an immediate family member of the director was employed as an executive officer of another company where any of the Company’s present executives served on that company’s compensation committee within the preceding three years.

•	The director is not a current executive officer or employee and no immediate family member of the director is a current executive officer, of another company that made payments to or received payments from the Company for property or services in an amount which, in any of the preceding three fiscal years, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues (based on those revenues reported in the applicable fiscal year).

•	The director is not an executive officer of another company which is indebted to the Company or to which the Company is indebted, in an amount greater than five percent (5%) of such other company’s total consolidated assets at the end of the last completed fiscal year.

•	The director does not serve as an executive officer of any charitable organization to which the Company has made payments in any of the preceding three years of the greater of $1 million or two percent (2%) of such charitable organization’s consolidated gross revenues (based on those revenues reported in the applicable fiscal year).

      Direct or indirect ownership of even a significant amount of Company stock by a director who may otherwise be determined to be independent as a result of the application of the foregoing standards may not bar an independence finding as to such director.

      For purposes of these standards, “immediate family member” is defined as used in the NYSE listing standards.

      Transition Rule: Prior to November 4, 2004, each three-year “look back” period referred to above shall instead be a one-year “look back” period for purposes of these standards.

D-1

[AT&T LOGO HERE]	AT&T Wireless Services, Inc.
7277 — 164th Ave. N.E., Bldg. 1, Redmond, WA 98052

P
R
O
X
Y

This proxy is solicited on behalf of the board of directors for the annual meeting on [            ], 2004.

          I hereby appoint John D. Zeglis, Joseph McCabe Jr., and Marilyn J. Wasser, and each of them, proxies, with the powers I would possess if personally present, and with full power of substitution, to vote all my shares in AT&T Wireless Services, Inc. at the annual meeting of shareholders to be held at the [                                                 ] at 9:00 a.m. [        ] time on [        ], 2004, and at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement, and in accordance with my instructions on the reverse side of this proxy card. In the event that any other matter may properly come before the meeting, or any adjournment or postponement thereof, the proxies are each authorized to vote such matter in his or her discretion.

          If there are shares of stock allocated to me in the AT&T Wireless Services, Inc. 401(k) plan or 1165(e) plan (as described in the proxy statement), the instructions on this proxy card also will be used as instructions to the applicable trustee of the plan to vote those shares as indicated on the reverse side of this proxy card or to authorize the applicable trustee to vote in its judgment or to empower the proxies to vote in the proxies’ judgment and as described in the proxy statement on such other business as may properly come before the meeting and any adjournment or postponement thereof. If I own shares purchased through the AT&T Wireless Services, Inc. Employee Stock Purchase Plan (ESPP), the instructions on this proxy card also will be used as instructions to the ESPP broker.

          The shares represented by this proxy card shall be voted in accordance with my instructions if the card is signed and returned. If this card is signed and returned without instructions, my shares shall be voted in favor of Proposals 1, 2 and 3, and against Proposals 4, 5 and 6. In either case, each of the proxies is authorized to vote my shares in his or her discretion on any other matter that may properly come before the meeting. If I do not vote by telephone or Internet, or sign and return a proxy card or attend the annual meeting and vote by ballot, my shares will not be voted.

If you are voting by proxy card, please mark your choices and sign the other side of the proxy card and return it promptly to AT&T Wireless Services, Inc., c/o Mellon Investor Services, P.O. Box 3720, South Hackensack, NJ 07606-9420.

Address Change/Comments (Mark the corresponding box on the reverse side)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of AT&T Wireless Services, Inc. will be held at the [                                                 ], on [    ], 2004, at 9:00 a.m. [        ] time (doors open at 8:30 a.m. [        ] time).

Items of business at the meeting will be:

1.	To approve and adopt the Agreement and Plan of Merger, dated as of February 17, 2004, by and among AT&T Wireless Services, Inc., Cingular Wireless Corporation, Cingular Wireless LLC, and Links I Corporation, and, solely with respect to Sections 5.3, 6.1(b), 6.5(b) and Article IX of the Agreement and Plan of Merger, SBC Communications Inc. and BellSouth Corporation.
2.	To elect three members of the board of directors for three-year terms.
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2004.
4.	To act on the shareholder proposals set forth in the proxy statement, if they are presented.
5.	To act on other matters and transact other business, as may properly come before the meeting and any adjournment or postponement of the meeting.

Only shareholders who held shares of record as of the close of business on [        ], 2004, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the annual meeting in person, please submit your proxy as soon as possible. You can vote by telephone, on the Internet or by mail with a proxy card. Voting by any of these three methods will ensure that you are represented at the annual meeting even if you are not there in person. Please review the instructions on the proxy card regarding each of these voting options. Whether you attend the meeting or not, you may revoke a proxy at any time before we vote it at the meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy via telephone or the Internet, by casting your vote by ballot at the meeting or by submitting an instrument of proxy revocation to the inspector of election in care of our Associate General Counsel and Corporate Secretary before we take the vote at the meeting.

By Order of the Board of Directors

[ ]
Marilyn J. Wasser
Associate General Counsel and Corporate Secretary

- IF YOU PLAN TO ATTEND THE MEETING -

ADMISSION TICKET AND DRIVING DIRECTIONS

Please present the admission ticket with photo identification for admittance to the annual meeting. For security purposes, bags and purses will be subject to search at the door. Seating at the meeting will be limited and admittance will be based on space availability.

[	]

mark here for address change or comments SEE REVERSE SIDE	☐

FOR	AGAINST	ABSTAIN

1.  Approve and adopt the Agreement and Plan of Merger, dated as of February 17, 2004, by and among AT&T Wireless Services, Inc., Cingular Wireless Corporation, Cingular Wireless LLC, and solely with respect to Sections 5.3, 6.1(b) and Article IX of the Agreement and Plan of Merger, SBC Communications Inc. and BellSouth Corporation.
☐	☐	☐

		FOR ALL nominees	WITHHOLD FROM ALL nominees

2.	Election of Directors
	01 Nobuharu Ono	☐	☐
02 Carolyn M. Ticknor
03 John D. Zeglis

FOR ALL EXCEPT the following nominee(s):

		FOR	AGAINST	ABSTAIN

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our Independent Auditors.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

4.	Vote on shareholder proposal on executive compensation program.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

5.	Vote on shareholder proposal on discontinuing certain executive compensation.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

6.	Vote on shareholder proposal on vote requirement for director elections.	☐	☐	☐

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast. Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

I plan to attend the annual meeting.	☐

Signature____________________________________	Signature____________________________________	Date____________________, 2004

Your signature is required if you are using the proxy card to vote your shares. If shares are registered in the names of two or more persons, each should sign. If you are signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the annual meeting in person and decide to vote by ballot, such vote will supersede this proxy.
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[AT&T LOGO HERE]

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available until [   ] p.m. [   ] time
the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned the proxy card.

Internet	OR	Telephone	OR	Mail
http://www.eproxy.com/awe Use the Internet to vote your proxy. Have proxy card in hand when you access the web site.		1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have proxy card in hand when you call.		Mark, sign and date the proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
please do NOT mail back the proxy card.

You can access, view and download this year’s Annual Report and Proxy Statement at the
AT&T Wireless Investor Relations website at www.attwireless.com/wirelessir.

- IF YOU PLAN TO ATTEND THE MEETING -

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AT&T Wireless Services, Inc.	Admission Ticket
c/o Mellon Investor Services	[AT&T Logo Here]
P.O. Box 3720, South Hackensack, NJ 07606	Annual Meeting of Shareholders
Date – [ ], 2004
Time – 9:00 a.m. [ ] Time
(doors open 8:30 a.m. [ ] Time)
Location – [ ]

ADMITTANCE MAY BE DENIED WITHOUT A TICKET

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